Exhibit 10.1

Execution Version

Published CUSIP Number(s):

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 4, 2017

among

GPB PRIME HOLDINGS, LLC,

as GPB Prime,

AUTOMILE PARENT HOLDINGS, LLC,

as Parent Holdings Guarantor,

AUTOMILE TY HOLDINGS, LLC,

as [*****] Holdings,

AUTOMILE HOLDINGS, LLC,

as a Borrower

AMR REAL ESTATE HOLDINGS, LLC,

as a Borrower

CERTAIN OF THEIR SUBSIDIARIES PARTIES HERETO,

as Borrowers,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Administrative Agent,

and

MANUFACTURERS AND TRADERS TRUST COMPANY,

AND THE OTHER LENDERS PARTY HERETO,

as Lenders

MANUFACTURERS AND TRADERS TRUST COMPANY,

as Lead Arranger and Sole Bookrunner,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Co- Lead Arranger

-i-

-ii-

-iii-

-iv-

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SCHEDULES

Schedule 1.01(b)	Floor Plan Borrowers
Schedule 1.01(c)	Restricted Companies, Restricted Equity Interests and Certificates
Schedule 1.02	Existing Liens
Schedule 1.03	Unrestricted Subsidiaries
Schedule 2.01	Lenders and Commitments
Schedule 2.01.4(a)	Floor Plan Committed Loans (Original Closing Date)
Schedule 2.01.4(b)	Floor Plan Committed Loans (Closing Date)
Schedule 2.03 (a)	Closing Date Mortgage Loans
Schedule 2.03 (b)(1)	Closing Date Term Loans (Original Closing Date)
Schedule 2.03(b)(2)	Term Loans (Closing Date)
Schedule 3.02	Capital Stock and Subsidiaries; Addresses
Schedule 3.06	Litigation
Schedule 3.14	ERISA
Schedule 3.16	Location of Vehicles and Books and Records
Schedule 3.19	Tax ID Numbers
Schedule 3.24	Franchise Agreements and Framework Agreements
Schedule 4.01.1(d)	Loan Party Jurisdictions
Schedule 4.01.1(x)	Closing Date Mortgaged Properties
Schedule 5.19	Post Closing Deliverables
Schedule 6.02	Investments (outstanding on the Closing Date)
Schedule 6.03(b)	Indebtedness
Schedule 6.03(c)	Service Loaner Vehicle and Demonstrator Program Indebtedness
Schedule 6.05	Dispositions
Schedule 10.02	Administrative Agent’s Offices

EXHIBITS

Form of

Exhibit A	Assignment And Assumption
Exhibit B-1	Term/Mortgage Committed Loan Notice
Exhibit B-2	Floor Plan Committed Loan Notice
Exhibit C	Compliance Certificate
Exhibit D	Delayed Draw Disbursement Procedures
Exhibit E-1	Delayed Draw Note (senior secured mortgage loan)
Exhibit E-2	Delayed Draw Note (senior secured term loan)
Exhibit F	Floor Plan Note
Exhibit G	Joinder Agreement and Counterpart
Exhibit H	Mortgage Loan Note
Exhibit I	Term Loan Note
Exhibit J-1	Certificate pursuant to §881(c)
Exhibit J-2	U.S. Tax Compliance Certificate
Exhibit J-3	U.S. Tax Compliance Certificate
Exhibit J-4	U.S. Tax Compliance Certificate
Exhibit K	Intercompany Note

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is dated as of the 4th day of October, 2017, by and among GPB PRIME HOLDINGS, LLC, a Delaware limited liability company (“GPB Prime”), as a “Guarantor,” AUTOMILE PARENT HOLDINGS, LLC, a Delaware limited liability company (“Parent Holdings Guarantor”), as a “Guarantor,” AUTOMILE TY HOLDINGS, LLC, a Delaware limited liability company (“Toyota Holdings”), as a “Borrower,” AUTOMILE HOLDINGS, LLC, a Delaware limited liability company (“Automile Holdings”), as a “Borrower,” AMR REAL ESTATE HOLDINGS, LLC, a Delaware limited liability company (“AMR RE Holdings”), as a “Borrower,” the other parties identified on the signature pages hereto as a “Borrower” and certain subsidiaries which from time to time become parties hereto as borrowers pursuant to a Joinder Agreement (each of the foregoing, a “Borrower” and collectively, the “Borrowers”), each lender from time to time that is a party hereto (each a “Lender,” and collectively, the “Lenders”) and MANUFACTURERS AND TRADERS TRUST COMPANY, a New York banking corporation, as Administrative Agent.

RECITALS:

Parent Holdings Guarantor, the Borrowers, the Lenders, and the Administrative Agent entered into that certain Credit Agreement dated as of February 24, 2017 (the “Existing Credit Agreement”), pursuant to which the Lenders agreed to make the credit facilities described therein available to the Borrowers in accordance with the terms thereof.

GPB Prime, Parent Holdings Guarantor, and the Borrowers have requested that, in connection with the transactions contemplated by the Purchase Agreement (as defined below), the Administrative Agent and the Lenders agree to amend and restate the Existing Credit Agreement, without novation or refinance, and that the Lenders continue to provide such credit facilities following consummation of the Purchase Agreement. The Administrative Agent and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and other valuable consideration, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

ARTICLE I

AMENDMENT AND RESTATEMENT; CERTAIN DEFINITIONS; RULES OF CONSTRUCTION

Section 1.01.        Acknowledgment of Existing Obligations; Amendment and Restatement; Joinder of GPB Prime; No Novation.

1.1.1               Acknowledgment of Existing Obligations. Parent Holdings Guarantor and each of the Borrowers acknowledges and affirms that: (a) the Existing Credit Agreement and each of the “Credit Documents” as defined in the Existing Credit Agreement (collectively, “Existing Credit Documents”) is the valid and binding obligation of Parent Holdings Guarantor and each of the Borrowers that is a signatory thereto, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity; (b) the Existing Credit Agreement and the Existing Credit Documents are enforceable in accordance with all stated terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity; (c) neither Parent Holdings Guarantor nor any of the Borrowers has any defense, claim of offset, or counterclaim against the enforcement of the Existing Credit Agreement and the Existing Credit Documents in accordance with all stated terms; and (d) the Recitals set forth above are true and correct.

1.1.2               Amendment and Restatement. GPB Prime, Parent Holdings Guarantor, the Borrowers, the Administrative Agent, and the Lenders hereby agree that upon the effectiveness of this Agreement, this Agreement shall, and does hereby, amend and restate the Existing Credit Agreement in its entirety, including, but not limited to, the terms and provisions thereof that in any manner govern or evidence the Obligations, the rights and interests of the Administrative Agent and the Lenders, in any of their respective capacities, and any terms, conditions or matters related to any thereof.

1.1.3               Joinder of GPB Prime. GPB Prime hereby joins into this Agreement, in its various capacities and on the terms, provisions, and conditions applicable to it, as set forth in this Agreement. GPB Prime, upon its execution and delivery of this Agreement, shall have all of the rights and benefits, and hereby assumes all duties and obligations, including but not limited to all of the Obligations, as set forth herein, applicable to it in its various capacities, as a party to this Agreement, bound by all of the terms hereof. GPB Prime also hereby joins into the Guaranty Agreement, the Security Agreement, and the Pledge Agreement, by execution and delivery of a counterpart thereto. Anything to the contrary set forth in any of the foregoing Credit Documents notwithstanding, upon delivery by GPB Prime to the Administrative Agent of a counterpart to each of the foregoing, (a) GPB Prime shall be a Guarantor under the Guaranty Agreement, (b) an Obligor under the Security Agreement, and (c) a Pledgor under the Pledge Agreement, in each case as fully a party hereto as if GPB Prime were an original signatory thereto. Each other Loan Party expressly agrees that its obligations arising under any of the foregoing Credit Documents shall not be affected or diminished by the addition of GPB Prime as a party thereto. Giving effect to the Purchase Agreement, GPB Prime, and each of the Loan Parties which are parties to the Pledge Agreement, and the Administrative Agent hereby agree that Schedule 2.01(a) attached to the Counterpart to the Pledge Agreement dated as of the Closing Date is given to amend and restate in its entirety Schedule 2.01(a) attached to the Pledge Agreement dated as of the Original Closing Date.

1.1.4               No Novation. Giving effect to this Agreement: (a) the joinder of GPB Prime, and all the terms and conditions set forth herein, all of the Obligations owing by Parent Holdings Guarantor and by the Borrowers (as [*****] Borrowers or Non-[*****] Borrowers, as the case may be), jointly and/or severally, and directly or indirectly (including in each such Borrower’s capacity as a Guarantor under a Guaranty Agreement or a [*****] Guaranty Agreement, as the case may be), under the Existing Credit Agreement and other Existing Credit Documents shall continue as Obligations of GPB Prime, Parent Holdings Guarantor and by the Borrowers (as [*****] Borrowers or Non-[*****] Borrowers, as the case may be), jointly and/or severally, and directly or indirectly, hereunder, (including in each such Borrower’s capacity as a Guarantor under a Guaranty Agreement or a [*****] Guaranty Agreement, as the case may be);

(b)  the Notes, the Guaranty Agreement, the [*****] Guaranty Agreement, the Mortgages, the Pledge Agreement, the Escrow Agreement, the Security Agreement, the other Security Documents, and the other Existing Credit Documents (other than this Agreement) (i) shall remain in full force and effect; provided, however, each reference to a “Credit Agreement” or words of like import in the Notes, the Guaranty Agreement, the [*****] Guaranty Agreement, the Mortgages, the Pledge Agreement, the Escrow Agreement, the Security Agreement, the other Security Documents, or any other Existing Credit Document that remains in full force and effect is hereby amended to refer to this Agreement (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time) upon the effectiveness hereof, (ii) as so amended, all are hereby ratified and confirmed, and (iv) together with this Agreement, shall be deemed Credit Documents, as defined below;

(c) for the avoidance of doubt, all Loans (respectively, as defined in the Existing Credit Agreement) owing by the respective Borrowers and outstanding under the Existing Credit Agreement shall continue as Loans, respectively, hereunder evidenced by the respective Notes and subject to the terms hereof and thereof, and shall continue to accrue interest at the respective rate of interest (including the respective Applicable Rate) hereunder; and

(d) no novation of the Existing Credit Agreement or the Existing Credit Documents and no repayment or refinance of any of the “Obligations” or the subject credit facilities under and as defined in the Existing Credit Agreement and the Existing Credit Documents is intended by the parties. After giving effect to this Agreement, all of the Liens granted pursuant to the Security Documents are intended to be unimpaired and remain in full force and effect and are hereby ratified and confirmed by the Loan Parties.

Section 1.02.        Certain Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

“Abrams Capital” means Abrams Capital, L.L.C.

“Account” means any “account” within the meaning of that term under the Uniform Commercial Code, including any rights to payment for the sale, lease or license of goods or for services rendered or to be rendered, whether or not they have been earned by performance.

“Accordion Provision” has the meaning provided for such term in Section 2.11.1.

“Account Debtor” means any “account debtor” within the meaning of that term under the Uniform Commercial Code, including any Person who is obligated in any way on or in connection with an Account, Chattel Paper, or a General Intangible (including a Payment Intangible).

“Acquired Dealer” means each of Staretz, LLC, Sawdran, LLC and LUPO LLC.

“Acquisition” means the acquisition of (i) a controlling equity interest or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity interest or other ownership interest or (ii) assets of another Person which constitute a business unit or a line or lines of business conducted by such Person, or a Franchise owned by another Person, or assets constituting a vehicle dealership of another Person. Notwithstanding anything to the contrary provided in this Agreement, the acquisition (including, without limitation, by way of any acquisition of a controlling equity interest or other controlling ownership interest of any Person) of real property by GPB Prime or its Subsidiaries and used in the business conducted by Parent Holdings Guarantor or its Subsidiaries shall not be considered an “Acquisition” for any purposes under this Agreement (provided that if any Acquisition is not limited to the acquisition of such real property, the exception under this sentence shall be limited to the portion of such Acquisition corresponding to the purchase price attributable to such real property acquired in connection with such Acquisition).

“Additional Commitments” has the meaning provided for such term in Section 2.11.1.

“Additional Lender” means, at any time, any bank, other financial institution (including, without limitation, any financial services Affiliate of a Manufacturer) or institutional lender or investor that, in any case, is not an existing Lender but, in any event, satisfies all criteria set forth in the definition of “Eligible Assignee” and agrees to provide any portion of any Facility Increase, Additional Loan or Additional Commitment in accordance with Section 2.11.

“Additional Loans” has the meaning provided to such term in Section 2.11.1.

“Additional Mortgage Commitments” has the meaning provided to such term in Section 2.11.1.

“Additional Mortgage Loans” has the meaning provided to such term in Section 2.11.1.

“Additional Term Loan Commitments” has the meaning provided to such term in Section 2.11.1.

“Additional Term Loans” has the meaning provided to such term in Section 2.11.1.

“Administrative Agent” means M&T Bank, in its capacity as administrative agent and collateral agent for the Lenders in accordance with this Agreement and any of the other Credit Documents, and its successors and assigns in such capacity as authorized by the terms of this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning provided to such term in Section 10.10.4 of this

Agreement.

“Agreement” means this Amended and Restated Credit Agreement, together with all schedules and exhibits hereto.

“Anti-Terrorism Laws” means any Laws of the United States relating to terrorism, Sanctions, import/export licensing or money laundering (including the U.S. Foreign Corrupt Practices Act of 1977) and any regulation, order (including executive orders), or directive promulgated, issued or enforced pursuant to such Laws.

“Applicable Credit Facility” means the Floor Plan Facility, the Mortgage Loans under the Mortgage Facility, the Term Loans under the Term Loan Facility, the Delayed Draw Mortgage Loans, the Delayed Draw Term Loans, any Class of Additional Mortgage Loans and any Class of Additional Term Loans, as the context may require.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of (a) aggregate Commitments of an Applicable Credit Facility represented by such Lender’s Commitment under such Applicable Credit Facility at such time, and (b) Commitments represented by such Lender’s Commitment at such time, in each case subject to adjustment as provided in Section 2.18. If the Commitment of any Lender under an Applicable Credit Facility to make Loans under such Applicable Credit Facility has been terminated pursuant to Section 8.01, or if the Commitments of such Applicable Credit Facility have expired, then the Applicable Percentage of each Lender under such Applicable Credit Facility shall be determined based on the Applicable Percentage of such Lender under such Applicable Credit Facility most recently in effect, giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Applicable Percentage of each Lender under each Applicable Credit Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment And Assumption or Incremental Amendment pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” has the following meanings, depending on the Applicable Credit Facility:

(a)           With respect to the Mortgage Facility, Term Loan Facility, and Delayed Draw Facility, and the fees described below, Applicable Rate means, from time to time, the following percentages per annum based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.08.4:

Pricing Level	Total Leverage Ratio	Applicable Rate For LIBOR Borrowings	Applicable Rate For Base Rate Borrowings	Applicable Rate For Delayed Draw Facility Unused Commitment Fees
1	> 2.25	2.75%	1.00%	0.375%
2	> 1.75 < 2.25	2.50%	0.75%	0.250%
3	> 1.25 < 1.75	2.25%	0.50%	0.250%
4	> 0.75 < 1.25	2.00%	0.25%	0.200%
5	< 0.75	1.75%	0.00%	0.200%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective within one (1) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.08.4; provided, however, that (i) if a Compliance Certificate is not delivered when due in accordance with such Section 5.08.4, then Pricing Level 1 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered (but was not delivered) and shall remain in effect until the date on which such Compliance Certificate is delivered and (ii) the Applicable Rate in effect from the Original Closing Date through the date occurring one (1) Business Day immediately following the date the Compliance Certificate with respect to the Fiscal Quarter ended March 31, 2017 is delivered (or, if not timely delivered, the date such Compliance Certificate is required to be delivered) pursuant to Section 5.08.4 shall be Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.07(b).

(b)         With respect to the Floor Plan Facility and the fees described below, the Applicable Rate means the following percentages per annum:

Applicable Rate For LIBOR Borrowings	Applicable Rate For Base Rate Borrowings	Applicable Rate For Floor Plan Commitment Fees
1.65%	0.00%	0.15%

“Approved Fund” means a Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means, individually and collectively, M&T Bank, in its capacity as lead arranger, and SunTrust Robinson Humphrey, Inc., in its capacity as co-lead arranger.

“Assignment And Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.2.1   and the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent in its reasonable discretion.

“Auction Vehicle” means a Motor Vehicle (i) purchased by a Floor Plan Borrower from an auto auction or from another Franchise (to the extent such Franchise originally purchased such Motor Vehicle from an auto auction) and (ii) which Motor Vehicle is not older than six model years.

“Auction Vehicles Allocation” means up to $22,000,000 of the Floor Plan Commitments which may be borrowed to finance the purchase of Auction Vehicles, as such amount may be increased from time to time as set forth in Section 2.11.3(b).

“Automile Holdings” has the meaning provided to such term in the introductory statement hereto.

“Availability Period” means:

 (a)         in the case of the Floor Plan Facility, the period from and including the Original Closing Date to the earliest of (i) the Original Maturity Date, (ii) the date of termination of the Floor Plan Commitments pursuant to Section 2.01.12(a), and (iii) the date of termination of the Floor Plan Commitments pursuant to Section 8.01; and

 (b)         in the case of the Delayed Draw Facility, the period from and including the Original Closing Date to the earliest of (i) the Original Maturity Date, (ii) the date on which an aggregate principal amount equal to the Delayed Draw Dollar Cap has been advanced, (iii) the date of termination of the Delayed Draw Facility Commitments pursuant to Section 2.04.4, and (iv) the date of termination of the Delayed Draw Facility Commitments pursuant to Section 8.01.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Secrecy Act” means The Currency and Foreign Transactions Reporting Act, also known as the “Bank Secrecy Act,” 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951- 1959.

“Bankruptcy Code” means the bankruptcy code of the United States of America codified in Title 11 of the United States Code.

“Base Rate” means, for any day, the fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate in effect on such day plus fifty (50) Basis Points, (b) the Prime Rate for such day and (c) the LIBOR Rate on such day for an Interest Period of one month plus (x) with respect to the Mortgage Facility, Term Loan Facility and Delayed Draw Facility, one hundred seventy-five (175) Basis Points or (y) with respect to the Floor Plan Facility, one hundred sixty-five (165) Basis Points. Any change in the Base Rate shall be effective on the opening of business on the day of such change.

“Base Rate Borrowing” means each amount of the unpaid principal balance of a Loan which accrues interest at the Base Rate plus the Applicable Rate.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basis Point” means one one-hundredth (.01) of one percent.

“Borrower” has the meaning provided in the introductory statements hereto.

“Borrower Pro Rata Share” means the amount of the Floor Plan Committed Loans advanced to a Borrower.

“Borrower Representative” means Automile Holdings and any successor thereto as appointed by all of the Borrowers.

“Borrowing” means, as the context requires, a (a) Floor Plan Committed Borrowing, (b) M&T Advance, (c) Mortgage Loan Borrowing of a particular Class, (d) Term Loan Borrowing of a particular Class or (e) Delayed Draw Borrowing of a particular Class.

“Borrowing Date” means with respect to each Borrowing, the Business Day upon which the proceeds of such Borrowing are made available to such Borrower.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State where the Administrative Agent’s office is located and, if such day relates to any LIBOR Rate Loan, means any such day that is also a London Banking Day.

“Capital Stock” of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or other equity interests whether now outstanding or issued after the date of this Agreement, including limited liability company interests and/or membership interests, partnership interests (whether general or limited), any other interest or participation, however designated, that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of (other than a distribution in respect of Indebtedness), the issuing Person, including any Preferred Stock and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Original Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Original Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, M&T Bank as lender of the M&T Advances, and/or the Lenders, as Collateral for Obligations in respect of M&T Advances, or obligations of Lenders to fund participations in respect thereof (as the context may require), or as otherwise required under this Agreement with respect to other Obligations, cash or deposit account balances or, if the Lender benefitting from such Collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) M&T Bank as lender of the M&T Advances (if applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) time deposits, certificates of deposit and Eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with the Administrative Agent or any Lender or with any domestic commercial bank having capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) repurchase obligations for underlying securities of any of the types described in clause (a) or (b) and entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper maturing in one year or less rated not lower than A-1 or A-2 by S&P or P-1 or P-2 by Moody’s on the date of acquisition, (e) interests in pooled investment funds (including mutual funds and money market funds) substantially all the assets of which are invested in investments referred to in items (a) through (d) above, and (f) solely with respect to any Captive Insurance Subsidiary, any investment that the Captive Insurance Subsidiary is not prohibited to make in accordance with applicable Law.

“Cash Management Agreement” means any agreement to provide Cash Management Products.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement, is a Credit Party or an Affiliate of a Credit Party, or (b) at the time it (or its Affiliate) becomes a Credit Party, is a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Cash Management Products” means any one or more of the following types of services or facilities extended to any of the Loan Parties by any Credit Party or Affiliate of a Credit Party: (a) Automated Clearing House (ACH) transactions, electronic funds transfer, and other similar money transfer services; (b) cash management, treasury, overdraft, lockbox arrangements, and other similar services; (c) the establishment and maintenance of depository accounts and other depository services; (d) credit cards, debit cards, or stored value cards; and (e) other similar or related bank products and services.

“Cash Taxes” means, with respect to any referenced Person, for any applicable period, the taxes paid in cash by such Person during such period to the extent deducted in the determination of Consolidated Net Income.

“Casualty Event” means any loss of or damage to, or any condemnation or other taking of, any fixed assets that constitute Collateral (for the avoidance of doubt, excluding any Motor Vehicles) for which any Loan Party receives insurance proceeds or proceeds of a condemnation award.

“CEA” means the Commodity Exchange Act (7 U.S.C.§1 et seq.).

“Certificate Holders” means the holders of the Restricted Equity Interests and the Certificates as scheduled on Schedule 1.01(c) (as such Schedule may be supplemented from time to time by Parent Holdings Guarantor).

“Certificates” means the Certificates evidencing the Restricted Equity Interests as scheduled on Schedule 1.01(c) (as such Schedule may be supplemented from time to time by Parent Holdings Guarantor).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means a Domestic Subsidiary that is treated as a disregarded entity for U.S.  federal income tax purposes substantially all of whose assets consists (directly or indirectly through disregarded entities) of the Equity Interests or Indebtedness of one or more Subsidiaries that are CFCs.

“CFTC” means the Commodity Futures Trading Commission.

“Change of Control” means the occurrence of any of the following events or series of events by which:

(a)        at any time prior to an Initial Public Offering:

(i)        the Sponsor shall cease to own legally or beneficially, directly or indirectly, 100% of the voting Capital Stock of GPB Prime;

(ii)       GPB Prime shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of AMR RE Holdings;

(iii)      GPB Prime shall cease to own legally or beneficially, directly or indirectly, at least 75% of the voting Capital Stock of Parent Holdings Guarantor, free and clear of all Liens (other than any Liens arising pursuant to any stock or equity holder agreement);

(iv)      GPB Prime and the Rosenberg Group shall, collectively, cease to own legally or beneficially, directly or indirectly, 100% of the voting Capital Stock of Parent Holdings Guarantor, free and clear of all Liens (other than any Liens arising pursuant to any stock or equity holder agreement);

(v)       Parent Holdings Guarantor shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of each of Automile Holdings and [*****] Holdings; or

(vi)      at least 75% of the voting Capital Stock of any Loan Party (excluding GPB Prime) shall cease to be owned legally and beneficially, directly or indirectly, by another Loan Party; or

(b)       at any time after an Initial Public Offering:

(i)        any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding any member or members of the Sponsor Group, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35%) or more of the Capital Stock of GPB Prime entitled to vote for members of the board of Directors or equivalent governing body of GPB Prime on a fully-diluted basis;

(ii)       all of the shares or other applicable interests of voting Capital Stock of GPB Prime (or the relevant direct or indirect parent company thereof, as applicable) cease to be publicly traded;

(iii)      GPB Prime and the Rosenberg Group shall, collectively, cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of Parent Holdings Guarantor, free and clear of all Liens (other than any Liens arising pursuant to any stock or equity holder agreement);

(iv)      Parent Holdings Guarantor shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of each of Automile Holdings and [*****] Holdings;

(v)       GPB Prime shall cease to own legally and beneficially, directly or indirectly, 100% of the voting Capital Stock of AMR RE Holdings; or

(vi)      at least 75% of the voting Capital Stock of any Loan Party (excluding GPB Prime) shall cease to be owned legally and beneficially, directly or indirectly, by another Loan Party.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty; (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” means, (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Floor Plan Commitments, Term Loan Facility Commitments, Additional Term Loan Commitments effected on any Increase Effective Date, Mortgage Facility Commitments, Additional Mortgage Commitments effected on any Increase Effective Date or Delayed Draw Facility Commitments, in each case not designated part of another existing Class, and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Floor Plan Committed Loans, Closing Date Term Loans, Delayed Draw Term Loans, Additional Term Loans made on any Increase Effective Date, Closing Date Mortgage Loans, Delayed Draw Mortgage Loans or Additional Mortgage Loans made on any Increase Effective Date, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing” means the execution and delivery of this Agreement by the parties hereto.

“Closing Date” means October 4, 2017.

“Closing Date Mortgage Loans” has the meaning provided to such term in Section 2.03(a).

“Closing Date Term Loans” has the meaning provided to such term in Section 2.03(b).

“Closing Date Transactions” means, collectively, (a) the execution of this Agreement and the other applicable Credit Documents, (b) the consummation of the Purchase Transaction, (c) the consummation of any other transactions in connection with the foregoing, (d) subject to the submission of a duly completed Compliance Certificate signed by the President of the Borrower Representative, including calculations of the Fixed Charge Coverage Ratio and Fixed Charge Coverage Ratio (All Cash Dividends) as set forth in Sections 6.15.2 and 6.15.3 (respectively) of this Agreement, calculated for the purposes of the Compliance Certificate submitted for purposes of the Specified Closing Distribution based upon the actual results for the year-to-date period ending on the last day of the most recently ended fiscal month prior to the Closing Date, and after giving pro forma effect to the Closing Date Transactions, and any related adjustments permitted under this Agreement and evidencing the ability of the Borrowers to do so in compliance with terms and conditions of this Agreement applicable to such payments, the payment of one or more dividends or distributions to the direct or indirect equity holders of GPB Prime and/or Parent Holdings Guarantor on or around the Closing Date (the “Specified Closing Distribution”), and (e) the payment of fees and expenses incurred in connection with any of the foregoing not to exceed an aggregate amount of Nine Million Dollars ($9,000,000.00).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the assets, rights, and interests in property, including tangible and intangible assets and Real Estate Collateral and personal property, of any Loan Party in which the Administrative Agent on behalf of the Secured Parties is from time to time granted a Lien under any Security Document as security for all or any portion of the Obligations; provided, however, that Collateral shall not include any Excluded Property.

“Collateral Information Certificate” means the Collateral Information Certificate prepared, executed and delivered to the Administrative Agent by a Responsible Officer of each of the Loan Parties.

“Commercial Account” means the commercial checking account to be established and maintained with the Administrative Agent by the Borrowers and which may be utilized as the means of advancing funds under the Loans.

“Commitment” means, as to each Lender, its Floor Plan Commitment, including its obligations hereunder to purchase participations in M&T Advances, its Mortgage Facility Commitment, its Term Loan Facility Commitment, its Delayed Draw Facility Commitment, its Additional Mortgage Commitments of any Class and its Additional Term Loan Commitments of any Class, as the context requires, and “Commitments” means, collectively, the Commitments of all of the Lenders.

“Communications” has the meaning provided to such term in Section 10.10.4 of this Agreement.

“Compliance Certificate” means a certificate provided by the Borrower Representative in accordance with the requirements of Section 5.08.4 of this Agreement substantially in form and substance as Exhibit C attached hereto.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for GPB Prime and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus

(a)          the following, in each case to the extent deducted in calculating Consolidated Net Income for such period:

(i)        total interest expense and, to the extent not reflected in such total interest expense, any losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Swap Obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities;

(ii)       provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes and foreign withholding taxes paid or accrued during such period (including any future taxes or other levies that replace or are intended to be in lieu of taxes, and any penalties and interest related to taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income”;

(iii)      depreciation and amortization (including amortization of intangible assets) for such period;

(iv)      all non-cash charges, expenses and losses, including any write-offs or write-downs reducing Consolidated Net Income for such period;

(v)       fees, charges and expenses in respect of integration, severance, relocation, opening (or re-opening in the case of the acquisition of an existing Franchise) or closing of facilities, business optimization expenses and restructuring charges;

(vi)      fees, costs and expenses incurred in connection with issuances of Equity Interests (whether or not consummated);

(vii)     fees, costs and expenses incurred within six months of the Original Closing Date in connection with the Original Closing Date Transactions;

(viii)    fees, costs and expenses incurred within six months of the Closing Date in connection with the Closing Date Transactions in an aggregate amount not to exceed Nine Million Dollars ($9,000,000.00);

(ix)      fees, costs and expenses incurred in connection with Permitted Acquisitions and other Permitted Investments (in each case, whether or not consummated);

(x)       fees, costs and expenses incurred in connection with incurrences of Indebtedness (whether or not consummated);

(xi)      fees, costs and expenses incurred in connection with (A) the prepayment of Indebtedness and (B) the waiver or amendment of, or refinancing of, the Credit Facilities (in each case, whether or not consummated);

(xii)     any loss from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of);

(xiii)    all (A) reasonable director or board advisory fees paid to members of the board of directors or managers which, in each case are not the subject of either of the Management Services Agreements, (B) indemnities and out-of-pocket expenses paid or reimbursed to members of the board of directors or managers, and (C) reasonable out-of-pocket expenses paid or reimbursed to GPB Prime or applicable Affiliates under and in accordance with the Management Services Agreements, in an aggregate amount for all of the foregoing items described in this clause “(xiii)” not to exceed $500,000 during such period;

(xiv)    minority interest expense, the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly- owned Subsidiary, excluding cash distributions to minority holders in respect thereof, and the amount of any reductions in arriving at Consolidated Net Income resulting from the application of Accounting Standards Codification Topic No. 810, Consolidation;

(xv)     management fees paid to GPB Prime or one or more designated Affiliates of GPB Prime in accordance with the terms of the Management Services Agreements during such period to the extent permitted by this Agreement and the Management Services Subordination Agreements and in an amount not to exceed an aggregate amount of two percent (2%) of Consolidated EBITDA in any Test Period; minus

(b)          to the extent added to the calculation of such Consolidated Net Income:

(i)        all non-cash gains for such period; and

(ii)       any net income from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of).

“Consolidated Interest Expense” means for any period, for GPB Prime and its Subsidiaries on a consolidated basis, the sum of:

(a)         consolidated cash interest expense, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (w) all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers acceptances, (x) capitalized interest to the extent paid in cash, (y) net payments (over payments received), if any, made pursuant to interest rate Swap Obligations with respect to Indebtedness and (z) all cash dividends or cash distributions paid or payable during such period in respect of any class or series of Disqualified Stock of GPB Prime, Parent Holdings Guarantor, or any Subsidiary thereof); plus

(b)         commitment fees payable pursuant to Section 2.06.2 and 2.06.3 of this Agreement during such period, minus, in each case:

(i)        amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest;

(ii)       interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Obligations or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging;

(iii)      costs associated with terminating Swap Obligations and cash costs associated with breakage in respect of hedging agreements for interest rates; and

(iv)      any payments with respect to make-whole premiums, call premiums or breakage costs of any Indebtedness, including any Loans.

“Consolidated Net Income” means, for any period, for GPB Prime and its Subsidiaries on a consolidated basis, the net income of GPB Prime and its Subsidiaries for such period, determined in accordance with GAAP, excluding (and excluding the effect of), without duplication:

(a)       any extraordinary, unusual or non-recurring gains, losses (less all fees and expenses relating thereto), expenses or other charges; provided that the aggregate amount excluded under this clause (a) during any Test Period for unusual or non-recurring losses, expenses or other charges shall not exceed ten percent (10%) of Consolidated EBITDA for such Test Period;

(b)       any gain or loss on non-ordinary course Dispositions, including Permitted Real Estate Sales and other asset sales, disposals, and abandonments;

(c)       effects of adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) related to the application of recapitalization accounting or purchase accounting (including in the inventory, property and equipment, software, goodwill, intangible assets, in process research and development, deferred revenue and debt line items), as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof;

(d)       any non-cash gain (loss) attributable to the mark to market movement in the valuation of Swap Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic No. 815—Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification Topic No. 825—Financial Instruments;

(e)         any non-cash impairment charge or asset write-off or write-down in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(f)          any income (loss) attributable to the early extinguishment of (x) Indebtedness or (y)  Swap Obligations or other derivative instruments;

(g)         (i) any equity based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration or payout of, Equity Interests by management of such Person or of a Subsidiary of GPB Prime, (ii) noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation—Stock Compensation or Accounting Standards Codification Topic 505-50—Equity-Based Payments to Non-Employees, and (iii) any income (loss) attributable to deferred compensation plans or trusts; and

(h)         earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

“Consolidated Total Funded Indebtedness” means, as of any date of determination, for GPB Prime and its Subsidiaries on a consolidated basis, the sum of:

(a)         the outstanding principal amount of all Indebtedness, whether current or long- term, for borrowed money and all Indebtedness evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         reimbursement obligations under drawn but unreimbursed standby letters of credit (provided that unreimbursed amounts shall not count as Indebtedness prior to three (3) Business Days after such amount is drawn);

(c)         purchase money Indebtedness and Capitalized Lease Obligations; and

(d)         without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (c) above of Persons other than GPB Prime or any of its Subsidiaries.

“Contamination” means the presence of any Hazardous Material at any Real Property which may require investigation, clean-up or remediation under any Environmental Law.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:

(a)         to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)         to advance or supply funds:

(i)        for the purchase or payment of any such primary obligation;

(ii)       to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning provided in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means with respect to a Person the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Administrative Agent.

“Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Parent Holdings Guarantor, its Subsidiaries or other companies.

“Cost of Acquisition” means, with respect to any Acquisition, as of the date of the consummation of such Acquisition, the sum of the following (without duplication): (i) the value of the Equity Interests of any Subsidiary to be transferred in connection with such Acquisition, (ii) the amount of any cash and Fair Market Value of other property (excluding property of the type described in clause (i), the unpaid principal amount of any debt instrument and Equity Interests of GPB Prime (or any direct or indirect parent company thereof) given as consideration in connection with such Acquisition as reasonably determined by the Borrower Representative in good faith, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness for borrowed money (including any Capitalized Lease Obligations) assumed by any Loan Party or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP in connection with such Acquisition, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on the financial statements of the Borrowers and their Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, and (vi) the aggregate Fair Market Value of all other consideration (other than Equity Interests of GPB Prime or any direct or indirect parent company thereof) given by any Loan Party or any Subsidiary in connection with such Acquisition as determined by the Borrower Representative in good faith; provided that Cost of Acquisition shall not include (a) the purchase price of floored Motor Vehicles acquired in connection with such Acquisition and (b) the purchase price of real property acquired in connection with such Acquisition.

“Credit Documents” means collectively, this Agreement, the Notes, the Guaranty Agreement, the [*****] Guaranty Agreement, the Security Documents, any Incremental Amendments, the Management Services Subordination Agreements, and all agreements, instruments and documents evidencing or securing the Obligations and all amendments, modifications and supplements (including Joinder Agreements) thereto; provided, however, that the definition of “Credit Documents” is not intended to include Swap Agreements or Cash Management Agreements.

“Credit Facilities” means, collectively, the Floor Plan Facility, the Mortgage Facility, the Term Loan Facility, the Delayed Draw Facility, any given Class of Additional Mortgage Loans and any given Class of Additional Term Loans.

“Credit Parties” means the Administrative Agent, the Lenders, including M&T Bank in its capacity as the lender of the M&T Advances, and their respective successors and assigns as permitted by the terms of this Agreement.

“Credit Party Expenses” means, without duplication (a) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, and by the Arranger (with respect to counsel fees, limited to the reasonable and documented fees, charges, and disbursements of one law firm acting as outside counsel for the Administrative Agent and the Arranger, and one law firm acting as local counsel for the Administrative Agent and the Arranger in each local jurisdiction where necessary), in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents (including, without limitation, any out-of-pocket fees and expenses subject to reimbursement pursuant to Section 5.13), or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby shall be consummated), (b) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent relating to the Platform or to Intralinks, SyndTrak or to any other dedicated agency web page on the internet to distribute to the Lenders and to potential investors any required documentation and financial information regarding the Credit Documents and the Loans, (c) reasonable and documented taxes and insurance premiums advanced or otherwise paid by the Administrative Agent in connection with the Collateral or on behalf of any of the Loan Parties, in each case, solely to the extent the Loan Parties are expressly responsible for such advancement or payment under the terms of the Credit Documents, (d) reasonable and documented out- of-pocket filing and recording costs incurred by the Administrative Agent in connection with the Collateral, (e) reasonable and documented out-of-pocket costs and expenses for title insurance premiums, environmental and consulting fees, audit fees, flood certificates, search fees and appraisal fees, in each case under this clause (e), in connection with the Real Estate Collateral and solely to the extent that the Credit Documents expressly provide that the Loan Parties are responsible for such costs and expenses in the relevant circumstance incurred by the Administrative Agent and (f) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented fees, disbursements and charges of any counsel to the Administrative Agent and the Lenders) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of the Loans.

“Cure Amount” has the meaning provided to such term in Section 7.02 of this Agreement.

“Cure Right” has the meaning provided to such term in Section 7.02 of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, insolvency, assignment for the benefit of creditors, moratorium, rearrangement, receivership, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions.

“Default” means any occurrence, event or condition which with notice, the passage of time, or both would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, M&T Bank as the provider of the M&T Advances or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in M&T Advances) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or M&T Bank as provider of the M&T Advances in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18.2) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Default Rate” means an interest rate equal to (a) with respect to Base Rate Loans, the Base Rate plus the Applicable Rate, plus two percent (2%) per annum; and (b) with respect to a LIBOR Rate Loans, the LIBOR Rate plus the Applicable Rate plus two percent (2%) per annum. For the avoidance of doubt, the Default Rate imposition and calculation of the Default Rate shall be subject to the terms and conditions set forth in Section 2.05.1 and Section 2.05.2(d) hereof.

“Delayed Draw Borrowing” means a borrowing under the Delayed Draw Facility consisting of simultaneous Delayed Draw Loans of the same Class and Type made by each of the Lenders pursuant to Section 2.04.

“Delayed Draw Disbursement Procedures” means the procedures set forth on Exhibit D attached hereto.

“Delayed Draw Dollar Cap” means Seventy Million Dollars ($70,000,000), as such amount may be decreased in accordance with Section 2.04.4 or increased pursuant to Section 2.11 of this Agreement.

“Delayed Draw Facility” means the delayed draw loan facility described in Section 2.04 providing for senior secured loans (which may be either senior secured mortgage loans or senior secured term loans) by the Lenders, as such facility may be increased pursuant to a Facility Increase.

“Delayed Draw Facility Commitment” means, as to any Lender, its obligation to make Delayed Draw Loans to the Borrowers hereunder, as such commitment may be (a) adjusted from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment And Assumption or (ii) an Incremental Amendment. The initial amount of each Lender’s Delayed Draw Facility Commitment as of the Original Closing Date is the amount specified on Schedule 2.01 under the caption “Delayed Draw Facility Commitment” or, otherwise, in the Assignment And Assumption or Incremental Amendment pursuant to which such Lender shall have assumed its Delayed Draw Facility Commitment, as the case may be; and “Delayed Draw Facility Commitments” means the aggregate Delayed Draw Facility Commitments of all of the Lenders.

“Delayed Draw Facility Commitment Percentage” means, as to any Lender, such Lender’s Applicable Percentage under the Delayed Draw Facility. As to any Lender, its initial Applicable Percentage as of the Original Closing Date shall be the percentage set forth as such on Schedule 2.01 hereto under the heading or caption “Delayed Draw Facility”.

“Delayed Draw Facility Unused Commitment Fee” has the meaning provided to such term in Section 2.06.3 of this Agreement.

“Delayed Draw Loans” has the meaning provided for such term in Section 2.04 of this Agreement.

“Delayed Draw Mortgage Loans” has the meaning provided for such term in Section 2.04 of this Agreement.

“Delayed Draw Notes” means, collectively, the promissory notes of the applicable Borrowers evidencing (a) the Delayed Draw Mortgage Loans substantially in the form of Exhibit E-1 attached hereto or (b) the Delayed Draw Term Loans substantially in the form of Exhibit E-2 attached hereto, in each case, together with all amendments and replacements thereof.

“Delayed Draw Term Loans” has the meaning provided for such term in Section 2.04 of this Agreement.

“Demonstrator” means (a) an otherwise New Vehicle that (i) is either the then-current model year or the prior model year and (ii) has an odometer reading of less than 7500 miles (provided that such mileage shall result solely from customer test drives and/or the use of such Motor Vehicle by dealership personnel, its agents and other Persons selected by dealership personnel in their sole discretion from time to time) and (b) is designated by the applicable Floor Plan Borrower as a “demonstrator” vehicle.

“Directors” means, for any Person, the directors, managers or other members of the governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Directors of such other entity.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any real or personal property by any Person, including any sale, assignment, transfer or other disposition, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that any sale, assignment, transfer or other disposition of cash and Cash Equivalents shall not constitute a Disposition.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding and the Commitments have been terminated.

“Dollar,” “Dollars,” “U.S. Dollars” and the symbol “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any direct or indirect Subsidiary that is organized and existing under the Laws of the United States or any state thereof or under the Laws of the District of Columbia.

“Draft” means a draft by a Manufacturer in accordance with the terms of a Drafting Agreement presented upon a Commercial Account and drawn against the Floor Plan Facility.

“Drafting Agreement” means an agreement by and between the Administrative Agent and a Manufacturer, entered into for the account of a Floor Plan Borrower, under which a Manufacturer is entitled to submit Drafts to the Administrative Agent (via ACH electronic transfer or otherwise) upon the Commercial Account of such Floor Plan Borrower for payment of invoices identifying New Vehicles delivered or shipped to such Floor Plan Borrower, such agreement to be consistent with the usual customs and practices in effect from time to time for the floor plan industry.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Date” means, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Credit Document becomes effective with respect to such Swap. For the avoidance of doubt, the Eligibility Date shall be the date such Swap becomes effective if this Agreement or any other Credit Document is then in effect with respect to such Loan Party; otherwise, it shall be the Original Closing Date of this Agreement with respect to a Borrower or with respect to any other Loan Party the date of execution and delivery of the applicable Credit Documents by such Loan Party unless such Credit Documents specify a subsequent effective date.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than those Persons expressly excluded below) approved (each such approval not to be unreasonably withheld or delayed) by (i) the Administrative Agent, (ii) in the case of any assignment of a Floor Plan Commitment, M&T Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower Representative; provided that the Borrower Representative shall be deemed to have consented to an assignment unless an objection is delivered to the Administrative Agent within five (5) Business Days after both (I) the Borrower Representative has received a written request for consent to such assignment and (II) GPB Capital has received a copy of such written request for consent delivered to the Borrower Representative; provided, further, that notwithstanding the foregoing, the definition of “Eligible Assignee” shall not include (A) any Defaulting Lender or a Subsidiary thereof, (B) any natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), or (C) any Loan Party or any Affiliate or Subsidiary of a Loan Party. For the avoidance of doubt, it shall not be unreasonable for the Borrower Representative to withhold or delay consent to (x) any assignment that does not assign or participate a pro rata interest in all of the Credit Facilities held by the assigning Lender (except in the case of a Lender that acquires a Loan or Commitment on a non-pro rata basis with the other Loans and Commitments, if any, held by such Lender under this Agreement (but solely with respect to the Loans and Commitments held on a non-pro rata basis)) or (y) any assignment of a Floor Plan Commitment to a Person that is not acceptable to a Manufacturer (to the extent the applicable Franchise Agreement, Framework Agreement or similar agreement with the applicable Manufacturer provides such Manufacturer with a right of approval or consent with respect to the Lenders under the Floor Plan Facility).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to the protection of the environment or the release of any Hazardous Materials into the environment, including those related to wastes, air emissions and discharges to waste systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, the shares of Capital Stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all other ownership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common Control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c)  a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Escrow Agent” means Wilmington Trust Company, a Delaware trust company and any successor escrow agent appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means (a) the Escrow Agreement dated as of the Original Closing Date by and between the Administrative Agent, the Escrow Agent and the Certificate Holders that are parties thereto, and (b) each supplement, amendment, and/or joinder agreement thereto delivered from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given to such term in Article 7 of this Agreement.

“Excess Cash Flow” means, for any period:

(i)          Consolidated EBITDA, minus

(ii)         the sum, without duplication of:

(a)         total interest expense to the extent paid in cash;

(b)         consolidated Cash Taxes of GPB Prime and its Subsidiaries;

(c)         without duplication of clause “(b),” Tax Distributions paid in cash;

(d)         the aggregate amount of payments of principal made during such period on account of Indebtedness (excluding (A) any voluntary prepayments of the Mortgage Loans, Term Loans, or the Delayed Draw Loans deducted under Section 2.03.4(a) and (B) any mandatory prepayments of the Mortgage Loans or the Term Loans)) made during such period, in each case from internally-generated cash flow and not otherwise deducted in determining the amount of prepayment pursuant to Section 2.03.4(a) for any prior period;

(e)         the aggregate amount paid in cash by GPB Prime and its Subsidiaries relating to Permitted Acquisitions, Permitted Investments made pursuant to Section 6.02(n), capital expenditures, acquisitions of real property by GPB Prime or any of its Subsidiaries, and Tax Distributions in each case, to the extent that the same was permitted by the terms of this Agreement to be paid or made and, in each case, (A) paid from internally-generated cash flow and (B) not otherwise deducted in determining the amount of prepayment pursuant to Section 2.03.4(a) for any prior period;

(f)         an amount equal to the amount of all non-cash credits or income (including, to the extent constituting non-cash credits, amortization of deferred revenue acquired as a result of any Permitted Acquisition or other Investment permitted hereunder) and cash losses, charges, expenses, costs and fees that are either added back to Consolidated EBITDA or that were excluded from Consolidated Net Income;

(g)         the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by GPB Prime or any of its Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness;

(h)         cash expenditures in respect of Swap Agreements during such period to the extent not reflected in the computation of Consolidated EBITDA;

(i)          at the option of the Borrower Representative but without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) the aggregate consideration required to be paid in cash by GPB Prime or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by GPB Prime or any of its Subsidiaries (the “Planned Expenditures”), in the case of each of the preceding clauses (1) and (2), relating to Permitted Acquisitions or other Investments, acquisitions of real property by GPB Prime or any of its Subsidiaries, capital expenditures, any scheduled payment of Indebtedness that was permitted by the terms of this Agreement to be incurred and paid or Tax Distributions, in each case, to be consummated or made, as applicable, during the period of two consecutive Fiscal Quarters following the end of such period (to the extent expected to be financed with internally-generated cash flow); provided that, to the extent that the aggregate amount of internally-generated cash flow actually utilized to finance such Permitted Acquisitions or other Investments, acquisitions of real property by GPB Prime or any of its Subsidiaries, capital expenditures, permitted scheduled payments of Indebtedness that were permitted by the terms of this Agreement to be incurred and paid or Tax Distributions during such following period of two consecutive Fiscal Quarters is less than the Contract Consideration and Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of two consecutive Fiscal Quarters;

(j)          management fees paid in cash to GPB Prime or one or more designated Affiliates of GPB Prime in accordance with the terms of the Management Services Agreements during such period to the extent permitted by this Agreement and the Management Services Subordination Agreements and in an amount not to exceed an aggregate amount of two percent (2%) of Consolidated EBITDA in any Test Period to the extent added back to Consolidated EBITDA;

(k)         any amounts added back to Consolidated EBITDA or excluded from Consolidated Net Income for such period to the extent paid in cash by any Borrower or any Subsidiary during such period; and

(l)          the aggregate amount of non-cash adjustments to Consolidated EBITDA for periods prior to the beginning of the applicable Fiscal Year to the extent paid in cash by any Borrower or any Subsidiary during the applicable Fiscal Year.

“Excluded Property” means collectively:

(a)         any of the following property, solely to the extent (but only to the extent) that an applicable Franchise Agreement, Framework Agreement or related agreement with a Manufacturer entered into in connection with any Franchise Agreement or Framework Agreement (including, in each case, any policies and procedures established by the applicable Manufacturer from time to time to the extent enforceable in connection with such Franchise Agreement, Framework Agreement or other agreement) or consent given by a Manufacturer in connection with such Franchise Agreement, Framework Agreement or related agreement (or related Manufacturer policies and procedures) prohibits the granting of a security interest in such property or a violation thereof would occur upon the granting of a Lien in such property: (i) the applicable Franchise Agreement, Framework Agreement or related agreement, (ii) any contract rights or other privileges (including, without limitation, any licenses) arising pursuant to such applicable Framework Agreement, Franchise Agreement or other such agreement (or related Manufacturer policies and procedures) and/or (iii) any proceeds from the sale or transfer of Equity Interests of any Person that directly or indirectly owns or operates the applicable Franchise;

(b)         any Equity Interests issued by any Person that, directly or indirectly, owns or operates a Franchise;

(c)         any assets (in each case, other than any agreement that is Excluded Property pursuant to clauses (a) or (b) above) to the extent the pledge thereof or grant of security interests therein (i) is prohibited or restricted by any applicable Law, rule or regulation or (ii) solely with respect to any intellectual property, would cause the destruction, invalidation or abandonment of such intellectual property under applicable Law;

(d)         any (1) contract, license, lease or agreement (in each case, other than any agreement that is Excluded Property pursuant to clauses (a), (b) or (c) above) or (2) any property the subject of either (x) a purchase money security interest or similar arrangement or (y) a Manufacturer Security Agreement (provided that, for the avoidance of doubt, this sub-clause (y) shall not apply to such property after the applicable Lien under such Manufacturer Security Agreement is released and/or such property is no longer subject to the restrictions under such Manufacturer Security Agreement contemplated under sub-clauses (i) and (ii) below), in each case under the foregoing clauses (1) and (2), to the extent not prohibited by this Agreement and a grant of a security interest therein (i) would violate or invalidate such lease, license or agreement or purchase money security interest, similar arrangement or Manufacturer Security Agreement or create a right of termination in favor of any other party thereto (other than the Loan Parties or any of their Subsidiaries) or (ii) would require governmental, regulatory or third-party approval, consent or authorization not obtained (without any requirement to obtain such approval, consent or authorization);

(e)         those assets if and for so long as the burden or cost (including any adverse tax consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined between the Borrower Representative and the Administrative Agent;

(f)          any governmental or regulatory licenses, authorizations, certificates, charters, franchises, approvals and consents to the extent a security interest therein is prohibited or restricted thereby or requires any consent or authorization from a Governmental Authority not obtained (without any requirement to obtain such consent or authorization);

(g)         margin stock;

(h)         letter of credit rights, except to the extent the security interest therein is accomplished by the filing of a UCC financing statement;

(i)          any “intent-to-use” trademark applications filed in the United States Patent and Trademark Office for which a statement of use has not been filed (but only until such statement is filed); provided, however, that “Excluded Property” shall not include any common law rights with respect to any Trademark described in or subject to such “intent to use” application;

(j)           Equity Interests in any Foreign Subsidiary or CFC Holdco in excess of (i) 65% of the total issued and outstanding voting Equity Interests of such Foreign Subsidiary or CFC Holdco and (ii) 100% of the total issued and outstanding non-voting Equity Interests of such Foreign Subsidiary or CFC Holdco;

(k)          Equity Interests in any Captive Insurance Subsidiary or not-for-profit Subsidiary; and

(l)           Service Loaner Vehicles and Demonstrators subject to Liens incurred under clause (n) of the definition of “Permitted Encumbrances” (and any proceeds thereof) and not financed under the Floor Plan Facility.

provided, however, that any of the foregoing exclusions in clause (a), (b), (c) and (d) shall not apply if such prohibition has been expressly waived in writing or such other Person has otherwise expressly consented in writing to the creation hereunder of a security interest in such agreement, or such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407 or 9-408 of Article 9 of the UCC, or any other applicable provision of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable Law (including the Bankruptcy Code) or principles of equity; and provided further, that (x) immediately upon the ineffectiveness, lapse or termination of any such prohibition, such Loan Party shall be deemed to have granted a security interest in all of its rights, title and interests in and to such contract or agreement as if such prohibition had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Loan Party in or to the proceeds of, or any monies due or to become due under, any such license, contract or agreement, or other property referenced in clauses (a), (b) or (c) above, directly or indirectly, including but not limited to the rights of the Administrative Agent to assert for the benefit of the Secured Parties a security interest in any proceeds of sale thereof realized by any Loan Party from a sales transaction (whether of assets or Capital Stock) approved by the Manufacturer or other contracting party asserting a prohibition under clauses (a), (b), (c) or (d) above, except to the extent any such right or interest in or to such proceeds or monies otherwise constitutes Excluded Property (without giving effect to this proviso).

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary; (b) any Subsidiary to the extent a guarantee by such Subsidiary is prohibited or restricted by contract (including any requirement to obtain third party consent to the extent not obtained) (so long as either (x) such contract is in existence on the Original Closing Date or (y) such contract is in existence at the time of acquisition of such Subsidiary and the prohibition or restriction in such contract is not entered into in contemplation thereof) or applicable Law, rule or regulation (including any requirement to obtain Governmental Authority consent to the extent not obtained); (c) any not-for-profit Subsidiary; (e) any Foreign Subsidiary; (f) any CFC Holdco; (g) any Domestic Subsidiary that is a Subsidiary of any Foreign Subsidiary or CFC Holdco; (h) any Captive Insurance Subsidiary or any Subsidiary the primary assets of which consist of the Equity Interests of a Captive Insurance Subsidiary and (i) any Subsidiary to the extent the Administrative Agent and the Borrower Representative mutually determine the cost and/or burden of obtaining a guarantee by such Subsidiary outweigh the practical benefit to the Lenders.

“Excluded Swap Liabilities” means, with respect to any Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Credit Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Credit Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which a guarantee of payment or the granting of a security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a co-borrower agreement or a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Liability but the grant of a security interest would not cause such obligation to be an Excluded Swap Liability, such Swap Obligation shall constitute an Excluded Swap Liability for purposes of the co-borrower agreement or the guarantee (as applicable) but not for purposes of the grant of the security interest, and (c) if a Swap Obligation would be an Excluded Swap Liability with respect to one or more of the Loan Parties, but not all of them, the definition of Excluded Swap Liabilities with respect to each such Loan Party shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Liabilities with respect to such Loan Party, and (ii) the particular Loan Party with respect to which such Swap Obligations constitute Excluded Swap Liabilities.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes that are (or would be required to be) imposed on amounts payable with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.14.2 or Section 10.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.13.7 or 2.13.8, (d) any U.S. federal withholding Taxes imposed under FATCA, (e) U.S. backup withholding Taxes, (f) Taxes resulting from the gross negligence or willful misconduct of the Recipient, and (g) Taxes excluded from the definition of Other Taxes.

“Existing Credit Facilities” means certain credit facilities of the Borrowers outstanding as of the Original Closing Date and identified in writing for payoff on such date. The Existing Credit Facilities were listed on Schedule 1.01(a) to the Existing Credit Agreement.

“Existing Sponsor Bridge Loans” means, collectively, that certain (a) Amended and Restated Subordinated Promissory Note, dated as of November 16, 2016, among Abrams Capital Partners I, L.P. and the Issuers (as defined therein) party thereto, in an aggregate principal amount of $798,036.25, (b) Amended and Restated Subordinated Promissory Note, dated as of November 16, 2016, among Abrams Capital Partners II, L.P. and the Issuers (as defined therein) party thereto, in an aggregate principal amount of $12,209,456.52 and (c) Amended and Restated Subordinated Promissory Note, dated as of November 16, 2016, among Whitecrest Partners, LP and the Issuers (as defined therein) party thereto, in an aggregate principal amount of $1,371,818.05.

“Extraordinary Receipts” means any Net Available Proceeds received by GPB Prime or its Subsidiaries (a) in respect of a Casualty Event in excess of Five Million Dollars ($5,000,000) realized in a single transaction or series of related transactions arising from such Casualty Event which are not reinvested (or committed to be reinvested) by such Loan Party or such Subsidiary for the repair or replacement of the asset that is the subject of such Casualty Event or in other assets useful in their business within twelve (12) months after receipt of such proceeds, (b) without duplication of clause (a) above and with the exception of Permitted Real Estate Sales, in respect of a Disposition in excess of Two Million Dollars ($2,000,000) in each Fiscal Year arising from any such Disposition or series of related Dispositions of the Loan Parties (excluding Dispositions permitted pursuant to Section 6.05(a), (b), (c), (d), (g), (j), (k), (l), (m), (n), (o), (p) (q), (r) or (s)), except to the extent that such proceeds have been reinvested (or committed to be reinvested) by such Loan Party for the replacement of the assets that are the subject of such Disposition or in other assets useful in their business within twelve (12) months after receipt of such proceeds and (c) in respect of Indebtedness not permitted under this Agreement to the extent received by any Loan Party or its Subsidiaries.

“Facility Increase” has the meaning provided to such term in Section 2.11.1.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower Representative.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum, (rounded, if necessary, to the next greater 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by the Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

“Federal Reserve Board” means the Board of Governors of the United States Federal Reserve System as constituted from time to time.

“Fee Letter” means the letter agreement dated October 4, 2017 among the Borrower Representative, GPB Prime, Parent Holdings Guarantor, M&T Bank, and SunTrust Robinson Humphrey, Inc.

“Fiscal Quarter” means each three (3) month fiscal period of the Borrowers beginning on the first (1st) day of each January, April, July, and October.

“Fiscal Year” means each 12-month fiscal period of the Borrowers beginning each January 1 and ending on the immediately succeeding December 31.

“Fixed Charges” means, for any period of determination, for GPB Prime and its Subsidiaries determined on a consolidated basis, the sum of (without duplication) (a) Consolidated Interest Expense, excluding any interest expense attributable to Vehicle Financing Indebtedness, and (b) scheduled amortization of the principal of all Indebtedness for borrowed money (other than any balloon or bullet installment and, for the avoidance of doubt, any scheduled amortization of Vehicle Financing Indebtedness).

“Fixed Charge Coverage Ratio” means the ratio, for the most recently ended Test Period on or prior to any date of determination, of (a) Consolidated EBITDA for such period minus (without duplication) (i) Consolidated Interest Expense attributable to Vehicle Financing Indebtedness, (ii) Non- Financed Maintenance Capital Expenditures, (iii) Cash Taxes, and (iv) Tax Distributions paid in cash during such period to (b) all Fixed Charges for such period.

“Fixed Charge Coverage Ratio (All Cash Dividends)” means the ratio, for the most recently ended Test Period on or prior to any date of determination, of (a) Consolidated EBITDA for such period minus (without duplication) (i) management fees in the aggregate amount of two percent (2%) of Consolidated EBITDA, (ii) Consolidated Interest Expense attributable to Vehicle Financing Indebtedness, (iii) Non-Financed Maintenance Capital Expenditures, (iv) Cash Taxes, and (v) all Restricted Payments (including Tax Distributions) paid in cash during such period except to the extent of any Restricted Payment made during such period pursuant to Section 6.07(a) (other than a Restricted Payment made pursuant to such section (x) by a Loan Party to a Person that does not constitute a Loan Party or (y) by a Subsidiary to a Person other than GPB Prime or any of its Restricted Subsidiaries) to (b) all Fixed Charges for such period.

“Fleet Motor Vehicle” means one of a group of New Vehicles sold to a Person (e.g., a rental car agency) which purchases in excess of ten (10) Motor Vehicles per month for commercial use.

“Flood Laws” means, collectively, (i) the National Flood Insurance Act of 1968, (ii) the Flood Disaster Protection Act of 1973, (iii) the National Flood Insurance Reform Act of 1994, (iv) the Flood Insurance Reform Act of 2004, and (iv) the Biggert –Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Floor Plan Adjustment Date” means each of: (a) the last Business Day of each calendar month; and (b) the first Business Day after three (3) Business Days’ prior written notice from either the Administrative Agent or M&T Bank to the other Lenders requesting thereon the scheduling of settlement on account of Floor Plan Committed Loans among the Lenders and M&T Bank.

“Floor Plan Automated System” has the meaning provided to such term in Section 2.01.20 of this Agreement.

“Floor Plan Borrowers” means (a) the Borrowers listed on Schedule 1.01(b) as of the Closing Date and (b) any other Subsidiaries that from time to time hold a Franchise and become a Borrower under the Floor Plan Facility pursuant to a Joinder Agreement.

“Floor Plan Commitment” means, as to any Lender, its obligation to (a) make Floor Plan Committed Loans to the Floor Plan Borrowers hereunder, including M&T Advances and Floor Plan Committed Loans made pursuant to Draft Agreements, and (b) purchase participations in M&T Advances or funded Drafts, as such commitment may be (x) adjusted from time to time pursuant to this Agreement and (y) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment And Assumption or (ii) an Incremental Amendment. The initial amount of each Lender’s Floor Plan Commitment is specified on Schedule 2.01 under the caption “Closing Date Floor Plan Commitment” or, otherwise, in the Assignment And Assumption or Incremental Amendment pursuant to which such Lender shall have assumed its Floor Plan Commitment, as the case may be; and “Floor Plan Commitments” means the aggregate Floor Plan Commitments of all of the Lenders.

“Floor Plan Commitment Fee” has the meaning provided to such term in Section 2.06.2 of this Agreement.

“Floor Plan Commitment Percentage” means as to any Lender, such Lender’s Applicable Percentage under the Floor Plan Facility.

“Floor Plan Committed Borrowing” means a borrowing consisting of simultaneous Floor Plan Committed Loans of the same Type, a borrowing advanced by M&T Bank as an M&T Advance subject to pro-rata participations by the Lenders, or the funding of an Overadvance, all as set forth in Sections 2.01 through 2.02 of this Agreement.

“Floor Plan Committed Loan” has the meaning provided in Section 2.01 and includes an M&T Advance pursuant to Section 2.02 or a funding under a Draft Agreement pursuant to Sections 2.1.15 through 2.01.18 hereof.

“Floor Plan Committed Loan Notice” means an irrevocable written notice of (a) a Floor Plan Committed Borrowing, (b) a conversion of Floor Plan Committed Loans from one Type to the other or (c) a continuation of Floor Plan Committed Loans as LIBOR Rate Loans, in each case, pursuant to Section 2.01, which shall be substantially in the form of Exhibit B-2 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative. For the avoidance of doubt, Floor Plan Committed Loan Notices shall not be applicable to (i) a Floor Plan Committed Loan made in response to submission of a Draft pursuant to Sections 2.01.15 through 2.01.19 hereof or (ii) a request for the Borrowing of a Floor Plan Committed Loan made pursuant to a Floor Plan Automated System.

“Floor Plan Dollar Cap” means Three Hundred Sixty Million Dollars ($360,000,000), as such amount may be decreased in accordance with Section 2.01.12(a), temporarily increased pursuant to Section 2.01.5 or Section 2.01.6, or increased pursuant to Section 2.11 of this Agreement.

“Floor Plan Facility” means the Floor Plan Facility described in Sections 2.01 and 2.02 providing for Floor Plan Committed Loans to the Floor Plan Borrowers by the Lenders, as such facility may be increased pursuant to a Floor Plan Increase.

“Floor Plan Increase” has the meaning provided to such term in Section 2.11.1.

“Floor Plan Note” means a promissory note made by the Floor Plan Borrowers to a Floor Plan Lender substantially in the form of Exhibit F attached hereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any direct or indirect Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to M&T Bank as the lender of M&T Advances, such Defaulting Lender’s Floor Plan Commitment Percentage of outstanding M&T Advances made by M&T Bank other than M&T Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Framework Agreement” means a framework agreement, in each case between a Loan Party and a Manufacturer of Motor Vehicles.

“Franchise” means any dealership that is authorized by or, as the context may require, has the right pursuant to, a Franchise Agreement to sell or service Motor Vehicles manufactured or distributed by a given manufacturer or distributor, whether or not such dealership is expressly referred to as a franchise in an applicable Franchise Agreement. For the avoidance of doubt, a Floor Plan Borrower may own and operate one or more than one Franchise.

“Franchise Agreement” means any dealer franchise agreement, dealer sales and service agreement or similar agreement entered into with a Manufacturer.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governing State” means the State of New York.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GPB Capital” means GPB Capital Holdings, LLC, a Delaware corporation.

“GPB Prime” has the meaning provided to such term in the introductory statement hereto.

“Guarantors” means, collectively: (a) GPB Prime, in its capacity as guarantor of the Obligations pursuant to, and subject to the terms and conditions of, the Guaranty Agreement; (b) Parent Holdings Guarantor, in its capacity as guarantor of the Obligations pursuant to, and subject to the terms and conditions of, the Guaranty Agreement; (c) [*****] Holdings, in its capacity as a guarantor solely of the [*****] Obligations pursuant to, and subject to the terms and conditions of, the [*****] Guaranty Agreement; (d) each [*****] Borrower, in its capacity as a guarantor solely of the [*****] Obligations pursuant to, and subject to the terms and conditions of, the [*****] Guaranty Agreement; (e) each Non- [*****] Borrower, in its capacity as guarantor of the Obligations pursuant to, and subject to the terms and conditions of, the Guaranty Agreement and (f) each direct or indirect Restricted Subsidiary of GPB Prime that (i) executes a joinder agreement to the [*****] Guaranty Agreement in its capacity as a guarantor solely of the [*****] Obligations pursuant to, and subject to the terms and conditions of, the [*****] Guaranty Agreement or (ii) executes a joinder agreement to the Guaranty Agreement in its capacity as a guarantor of the Obligations pursuant to, and subject to the terms and conditions of, the Guaranty Agreement, in each case under this clause (f), as determined by such Restricted Subsidiary in the applicable joinder agreement.

“Guaranty Agreement” means (a) the Guaranty Agreement, dated as of the Original Closing Date, made by the Non-[*****] Borrowers, Parent Holdings Guarantor, and, by Counterpart for Additional Guarantors, GPB Prime, in favor of the Administrative Agent for the benefit of the Secured Parties and (b) each joinder agreement thereto delivered from time to time.

“Guaranty” or “Guarantee” means any obligation, direct or indirect, by which a Person undertakes to guarantee, assume or remain liable for the payment of another Person’s obligations, including but not limited to (a) endorsements of negotiable instruments, (b) discounts with recourse, (c) agreements to pay upon a second Person’s failure to pay, (d) agreements to maintain the capital, working capital solvency or general financial condition of a second Person, and (e) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IEEPA” means the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including, in each case, adoptive relationships) and any trust, partnership or other bona fide estate- planning vehicle the beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Increase Effective Date” has the meaning provided to such term in Section 2.11 of this Agreement.

“Incremental Amendment” has the meaning provided to such term in Section 2.11 of this Agreement.

“Incremental Lender” has the meaning provided to such term in Section 2.11 of this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)         net obligations of such Person under any Swap Agreement;

(d)         all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade payables and accrued expenses in the ordinary course of business and, in each case, not past due for more than one hundred eighty (180) days after the date on which such trade payable or accrued expense was created and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness will be the lesser of (i) the Fair Market Value of such asset at such date of determination and (ii) the amount of such Indebtedness;

(f)           any Capitalized Lease Obligations;

(g)          all obligations of such Person to purchase, redeem, retire or defease any Disqualified Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)          to the extent not otherwise included, all Guarantees of such Person in respect of obligations of the type referred to in clauses (a) through (g) of this definition of a third Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business or consistent with industry practice;

provided that notwithstanding the foregoing, Indebtedness will be deemed not to include:

(i)           Contingent Obligations incurred in the ordinary course of business;

(ii)          reimbursement obligations under commercial letters of credit; and

(iii)         deferred or prepaid revenues.

For purposes of this definition, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided to such term in Section 10.08.2 of this Agreement.

“Information” has the meaning provided to such term in Section 10.11.

“Initial Public Offering” means an underwritten primary public offering of the Capital Stock of GPB Prime or a newly-formed direct or indirect parent company thereof pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 (whether alone or in conjunction with a secondary public offering).

“Insolvency Proceeding” means, with respect to any referenced Person, any case or proceeding commenced by or against such Person, under any provision of the Bankruptcy Code or under any other Debtor Relief Laws.

“Interest Payment Date” means (a) with respect to any Class of Mortgage Loans or Term Loans, (i) with respect to any Base Rate Borrowing thereunder, the last Business Day of each calendar quarter, and (ii) with respect to any LIBOR Borrowing thereunder for a selected Interest Period, the last day of the Interest Period applicable to such Loan and, in the case of a LIBOR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and (b) with respect to the Floor Plan Facility, whether a Base Rate Borrowing or a LIBOR Borrowing, the first Business Day of each calendar month.

“Interest Period” means: (a) with respect to any LIBOR Borrowing of any Class of Mortgage Loans or Term Loans, the period commencing on the date of such LIBOR Borrowing, or continuation or conversion of such Class of Loans as LIBOR Loans, and ending on the numerically corresponding day in the calendar month that is one (1), two (2), three (3), or six (6) months thereafter, as the Borrower Representative may elect (provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) the Borrowers may not select any Interest Period which would end after the Maturity Date for the applicable Class of Loans) and (b) with respect to any LIBOR Borrowing of any Floor Plan Committed Loans, a period of one (1) month (provided that the initial Interest Period under the Floor Plan Facility shall commence on the first Business Day of the calendar month in which the initial Borrowing of the Floor Plan Committed Loans occurs and end on the last day of the calendar month in which such initial Borrowing occurs and, thereafter, the Interest Period shall re-set automatically on the first Business Day of each such consecutive calendar month) without any requirement for notice or election of Interest Period by or on behalf of the Borrowers. For purposes of clause (a) hereof, the date of a LIBOR Borrowing initially shall be the date on which such LIBOR Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Borrowing.

“Inventory” means any “inventory” within the meaning of that term under the Uniform Commercial Code.

“Investment” means, as to any referenced Person, any direct or indirect acquisition or investment by such Person consisting of (a) the purchase or other acquisition of Capital Stock or other Equity Interests in or securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, (c) an Acquisition or (d) any other investment in securities, deposits, or the obligations of other Persons. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all cash returns, cash dividends and cash distributions received by such Person in connection with such Investment. Notwithstanding anything else provided herein, any direct or indirect acquisition or investment consisting of real property by GPB Prime or its Subsidiaries shall not be considered an “Investment” for any purposes under this Agreement (provided that if such acquisition or investment is not limited to the acquisition of, or investment in, real property, the exception under this sentence shall be limited to the portion of such acquisition or investment corresponding to the investment amount attributable to real property acquired in connection therewith).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency selected by the Borrower Representative.

“Investment Grade Securities” means:

(a)         securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)         debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among GPB Prime and its Subsidiaries;

(c)         investments in any fund that invests substantially all of its assets in investments of the type described in clauses (a) and (b) of this definition which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)         corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means each Joinder Agreement and Counterpart, substantially in the form of Exhibit G, executed and delivered by a Subsidiary or any other Person to the Administrative Agent, for the benefit of the Secured Parties.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Additional Loan.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Agreement” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned, including reimbursement and indemnity obligations and obligations to pay fees and charges, or (b) any collateral security for such obligations.

“LC Bank” means any Lender or Affiliate of a Lender that has issued or subsequently issues a Letter of Credit from time to time for the account of a Borrower, regardless of whether such LC Bank ceases to be a Lender or Affiliate of a Lender after such Letter of Credit is issued, but excluding for the avoidance of doubt any Letter of Credit issued, amended, renewed, or extended by a Lender or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the Credit Facilities established by this Agreement.

“Lenders” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes M&T Bank in its capacity as lender of the M&T Advances.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letters of Credit” means, collectively (a) any letter of credit issued by an LC Bank for the account of any of the Borrowers, and (b) the standby letter of credit no. SB1614620001 issued by M&T Bank as LC Bank for the account of Automile Holdings for the benefit of Federated Mutual Insurance Company having a stated face amount of $700,000.00; provided that the aggregate face amounts of all Letters of Credit (including Letters of Credit issued for the account of [*****] Borrowers and Non-[*****] Borrowers) issued and at any time outstanding shall not exceed Two Million Dollars ($2,000,000.00).

“LIBOR” means the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) obtained by dividing (a) the rate per annum reported on Reuters Screen LIBOR 01 Page (or any successor thereto, or any other service selected by the Administrative Agent which has been nominated by ICE Benchmark Administration (or any successor administrator of LIBOR rates) as an authorized information vendor for the purpose of displaying such rates on the basis of the offered rates for deposits in Dollars, for a period of time equal to the relevant interest period (see LIBOR Rate definition below), at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) two (2) Business Days prior to the first day of an Interest Period, by (b) a percentage equal to one hundred percent (100%) minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a bank to United States residents) on such date to any member bank of the Federal Reserve System. Notwithstanding any provision above: (a) in the event at any time or from time to time the applicable LIBOR utilized for determining the interest rate for any Credit Facility shall, at any time, be less than zero (0.00), such LIBOR shall be deemed to be zero (0.00) for all purposes of this Agreement, (b) the practice of rounding to determine LIBOR may be discontinued at any time in the sole discretion of the Administrative Agent and (c) if the rate described above is not available on any applicable interest determination date, then LIBOR shall be determined by the Administrative Agent in accordance with such other method as Administrative Agent may use to determine LIBOR for other credit facilities.

“LIBOR Borrowing” means each unpaid principal balance of a Loan which accrues interest at the LIBOR Rate plus the Applicable Rate.

“LIBOR Rate” means (a) with respect to the Mortgage Facility, the Term Loan Facility, and the Delayed Draw Facility, for any LIBOR Borrowing for an Interest Period, LIBOR determined for such Interest Period, (b) with respect to the Floor Plan Facility, LIBOR determined for each one-month Interest Period (provided that the LIBOR Rate for the initial Interest Period under the Floor Plan Facility shall be based on the LIBOR Rate in effect two (2) London Banking Days before the first Business Day of the calendar month the initial Borrowing under the Floor Plan Facility occurs and, thereafter, the applicable LIBOR Rate for the Floor Plan Facility shall be adjusted monthly on the first Business Day of each consecutive calendar month commencing thereafter (without any requirement for notice or election by or on behalf of the applicable Borrowers) based on the LIBOR Rate in effect two (2) London Banking Days before the first Business Day of the applicable calendar month) and (c) for any interest calculation with respect to a Base Rate Loan on any date, LIBOR determined for a one-month Interest Period commencing that day.

 “LIBOR Rate Loan” means a Loan that bears interest based on the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Loan” means a Floor Plan Committed Loan, including an M&T Advance, a Closing Date Mortgage Loan, a Closing Date Term Loan, a Delayed Draw Mortgage Loan, a Delayed Draw Term Loan, an Additional Mortgage Loan or an Additional Term Loan, as the context may require. “Loans” means, collectively, all of such Loans.

“Loan Parties” means, collectively, the Borrowers and the Guarantors (including Persons that become Borrowers or Guarantors after the Original Closing Date).

“Loan Year” means a period of twelve consecutive calendar months beginning with the first full calendar month following the Original Closing Date.

“London Banking Day” means any day on which dealings in Dollar deposits are carried on by banking institutions in the London interbank eurodollar market.

“M&T Advances” has the meaning provided to such term in Section 2.02.1.

“M&T Bank” means Manufacturers and Traders Trust Company, a New York banking corporation, and its successors and permitted assigns.

“Management Services Agreement” means, collectively, the Management Services Agreement dated on or about even date herewith by and between GPB Prime and AMR RE Holdings and the Management Services Agreement dated on or about even date herewith by and between GPB Prime and Parent Holdings Guarantor.

“Management Services Subordination Agreements” means, collectively, the respective subordination agreements in form and substance satisfactory to the Administrative Agent and the Lenders, between GPB Prime (and/or one or more Affiliates of GPB Prime which has been designated by GPB prime to receive management fees under the Management Services Agreement) and the Administrative Agent pursuant to which the payments by AMR RE Holdings and Parent Holdings Guarantor, respectively, to GPB Prime or one or more designated Affiliates of GPB Prime under the Management Services Agreements are subordinated to final cash payment in full of the existing and future Obligations on terms and conditions satisfactory to the Administrative and the Required Lenders.

“Manufacturer” means a Motor Vehicle manufacturer with which a Floor Plan Borrower has an agreement to market vehicles, or a manufacturer-appointed wholesale distributor of such vehicles.

“Manufacturer Security Agreement” means any agreement pursuant to which a Floor Plan Borrower grants any Liens and/or rights of set-off in favor of a Manufacturer on amounts owing in connection with Motor Vehicles and Motor Vehicle parts purchased from such Manufacturer in the ordinary course of business.

“Manufacturer’s Certificates” means all Manufacturer’s certificates of origin, Manufacturer’s statements of origin, certificates of title, certificates of ownership and any other documents evidencing ownership of a Motor Vehicle or the transfer of ownership of a Motor Vehicle from a Manufacturer or another Franchise.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Loan Parties and their Subsidiaries taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Credit Documents or (c) a material adverse effect upon the rights and remedies of the Lenders or the Administrative Agent under the Credit Documents.

“Material Contract” means any contract of GPB Prime or its Subsidiaries the termination of which could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, (i) with respect to the Floor Plan Committed Loans, Closing Date Mortgage Loans, Delayed Draw Mortgage Loans, Closing Date Term Loans and Delayed Draw Term Loans, February 24, 2022 (the “Original Maturity Date”), and (ii) with respect to any Additional Loans, the final maturity date as specified in the applicable Incremental Amendment, provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning provided to such term in Section 2.05.3.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Facility” means the senior secured mortgage term loan facility described in Section 2.03(a) providing for Mortgage Loans to the applicable Borrowers by the Lenders, as such facility may be increased pursuant to a Facility Increase.

“Mortgage Facility Commitment” means, as to any Lender, its obligation to make Mortgage Loans under the Mortgage Facility to the Borrowers hereunder, as such commitment may be (a)  adjusted from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment And Assumption or (ii) an Incremental Amendment. The initial amount of each Lender’s Mortgage Facility Commitment is specified on Schedule 2.01 under the heading or caption “Mortgage Facility Commitment” or, otherwise, in the Assignment And Assumption or Incremental Amendment pursuant to which such Lender shall have assumed its Mortgage Facility Commitment, as the case may be; and “Mortgage Facility Commitments” means the aggregate Mortgage Facility Commitments of all of the Lenders.

“Mortgage Loan Borrowing” means a borrowing consisting of simultaneous Mortgage Loans of the same Class and Type.

“Mortgage Loan Notes” means, collectively, the promissory notes of the applicable Borrowers evidencing the Mortgage Loans under the Mortgage Facility substantially in the form of Exhibit H attached hereto, together with all amendments and replacements thereof.

“Mortgage Loans” means, collectively, the Closing Date Mortgage Loans, the Delayed Draw Mortgage Loans and the Additional Mortgage Loans, in each case, as increased by any applicable Facility Increase.

“Mortgages” means, collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent. Notwithstanding any provision in this Agreement to the contrary, it is understood and agreed that if pursuant to the applicable state law a mortgage Tax, intangibles or similar Tax will be owed on the full amount of the Indebtedness evidenced hereby, then the amount secured by the applicable mortgage or deed of trust shall be limited to an amount not greater than 110.0% of the appraised value of the Real Property to be secured by such mortgage or deed of trust.

“Motor Vehicle” means any automobile, truck, van or recreational vehicle trailer (including any such recreational vehicle trailer marketed or manufactured by Airstream, Inc.) approved for highway use by any State of the United States.

“Motor Vehicle Casualty Event” means any loss of or damage to any Motor Vehicle financed under the Floor Plan Facility for which any Loan Party receives casualty insurance proceeds.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NADA” means the National Automobile Dealers Association.

“Net Available Proceeds” means,

(1)         with respect to any Disposition, any Casualty Event or any Motor Vehicle Casualty Event, as applicable, the aggregate cash and Cash Equivalents received by GPB Prime or any of its Subsidiaries in respect of any Disposition, Casualty Event or Motor Vehicle Casualty Event, as applicable, including any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Disposition, net of the reasonable and documented out-of-pocket costs relating to such Disposition, Casualty Event or Motor Vehicle Casualty Event, as applicable, and the sale or disposition of such non-cash consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable Law, brokerage and sales commissions, , the amount of any purchase price or similar adjustment claimed by any Person to be owed by GPB Prime or any of its Subsidiaries, until such time as such claim will have been settled or otherwise finally resolved, or paid or payable by GPB Prime or any of its Subsidiaries, in either case in respect of such Disposition, Casualty Event or Motor Vehicle Casualty Event, as applicable, and other reasonable and documented out-of-pocket fees and expenses, including title and recordation expenses, Taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Agreement, amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien on such assets and required to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by GPB Prime or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by GPB Prime or any of its Subsidiaries after such Disposition thereof, including liabilities related to environmental matters or against any indemnification obligations associated with such transaction; and

(2)         with respect to the incurrence or issuance of any Indebtedness by GPB Prime or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) all Taxes paid or reasonably estimated to be payable, and all reasonable and documented out-of-pocket fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other reasonable and documented out-of-pocket expenses incurred, in each case by GPB Prime or any of its Subsidiaries in connection with such incurrence or issuance.

“New Vehicle” means a Motor Vehicle, other than a Service Loaner Vehicle, which (a) has never been owned except by a Manufacturer, distributor or dealer, (b) has been either (i) purchased by a Floor Plan Borrower directly from the Manufacturer or (ii) swapped or purchased from another Franchise and, in each case under this clause (ii), accompanied by a Manufacturer’s statement of origin, (c) has never been registered (except, to the extent approved as set forth in Section 2.01.1(e), as a Demonstrator).

“New Vehicles Allocation” means up to $298,000,000 of the Floor Plan Commitments which may be borrowed to finance the purchase of New Vehicles and, to the extent permitted under Section 2.01.1(e) hereof, Demonstrators, as such amount may be increased from time to time as set forth in Section 2.11.3(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders (or all Lenders or all affected Lenders with respect to a certain Class of Loans or Commitments) in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.

“Non-Financed Maintenance Capital Expenditures” means, with respect to any Person for any applicable period, the maintenance capital expenditures of such Person made during such period paid from cash funds, but excluding any capital expenditures paid from proceeds of Indebtedness, a sale of Equity Interests (including a contribution to the capital of GPB Prime), a Disposition of assets permitted by this Agreement or a Casualty Event.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.”

“Non-[*****] Borrowers” means, collectively, all Borrowers except the [*****] Borrowers.

“Non-[*****] Floor Plan Borrowers” means, collectively, all Floor Plan Borrowers except the [*****] Borrowers.

“Non-[*****] Obligations” means, collectively, (a) all of the obligations of the Non- [*****] Borrowers to (i) the Credit Parties, M&T Bank or any of their Affiliates, whenever arising, under this Agreement or any other Credit Documents, including without limitation all unpaid principal, accrued interest, fees, Credit Party Expenses, payments owed to M&T Bank in accordance with the Fee Letter, (ii) to the Credit Parties, M&T Bank, or any of their Related Parties on account of indemnification and reimbursement duties and obligations; (iii) any Swap Provider under or in connection with any Swap Obligations; (iv) any LC Bank under any LC Agreement in connection with any Letters of Credit (subject to the maximum aggregate face amount of such Letters of Credit referenced in the definition thereof), including reimbursement and indemnification obligations and obligations to pay fees and charges; and (v) any Cash Management Bank arising out of or related to Cash Management Products, including any reimbursement, repayment or indemnity obligations, and (b) all of the obligations of the Borrower Representative to the Credit Parties, M&T Bank or any of their Related Parties on account of any fees, Credit Party Expenses, reimbursement, repayment or indemnity obligations under the Credit Documents, including but not limited to the obligations described in Section 2.19 hereof; including, in each case, interest and fees that accrue during any Insolvency Proceedings, regardless of whether such interest or fees are allowed claims in such proceedings; provided, however, that the Non-[*****] Obligations of a Loan Party shall exclude any Excluded Swap Liabilities with respect to such Loan Party.

“Note” means a Floor Plan Note, a Mortgage Loan Note, a Term Loan Note, or a Delayed Draw Note, as the context requires. The “Notes” means, collectively, all of the Notes.

“Obligations” means, collectively, the [*****] Obligations and the Non-[*****] Obligations.

“OFAC” mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means February 24, 2017.

“Original Closing Date Transactions” means, collectively, (a) the execution of the Existing Credit Agreement and the other Existing Credit Documents, (b) the funding of the initial Floor Plan Committed Loans, the Closing Date Term Loans and the Closing Date Mortgage Loans, (c) the refinancing of the Existing Credit Facilities, the Existing Sponsor Bridge Loans and certain other Indebtedness of the Borrowers and their Subsidiaries outstanding at such date, (d) the payment of one or more distributions to the equity holders of Parent Holdings Guarantor on or around the Original Closing Date (the “Specified Original Closing Distribution”), (e) the consummation of any other transactions in connection with the foregoing (including, without limitation, the acquisition of the Acquired Dealers and any related Real Property), and (f) the payment of fees and expenses incurred in connection with any of the foregoing.

“Original Maturity Date” has the meaning provided to such term in the definition of “Maturity Date.”

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from (and that would not have existed but for) such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, grant of a participation, designation of a new office for receiving payments by or on account of a Borrower or other transfer (other than an assignment made pursuant to Section 2.14.2 or Section 10.12).

“Out of Balance” means, with respect to a Floor Plan Committed Loan, the outstanding balance thereof has not been paid in accordance with Section 2.01.11.

“Outstanding Amount” means, (a) with respect to Floor Plan Committed Loans, including M&T Advances, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Floor Plan Committed Loans and M&T Advances, as the case may be, occurring on such date; (b) with respect to Mortgage Loans and Term Loans of any Class, the aggregate outstanding principal amount thereof after giving effect to the borrowing thereof and any prepayments or repayments of Mortgage Loans or Term Loans of such Class, as the case may be, on such date; and (c) with respect to Delayed Draw Loans of any Class on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings or prepayments or repayments of Delayed Draw Loans of such Class on such date.

“Parent Holdings Guarantor” has the meaning provided to such term in the introductory statement hereto.

“Participant” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participant Register” has the meaning provided to such term in Section 10.03 of this Agreement.

“Participation” means an undivided participation interest sold by a Lender, in accordance with the provisions of Section 10.03, in such Lender’s Commitments, Loans and rights and obligations under this Agreement and the other Credit Documents.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, after the effective date of the Pension Act, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition permitted by Section 6.12.

“Permitted Cure Securities” means any equity security of GPB Prime or Parent Holdings Guarantor, in each case other than Disqualified Stock.

“Permitted Encumbrances” means, collectively:

(a)         Liens for Taxes and any other assessments, governmental levies or similar charges incurred in the ordinary course of business and which are not yet due and payable, or if due and payable, (i) are being contested in good faith and by appropriate and lawful actions diligently taken (but only so long as such actions could not subject any Secured Party to any civil or criminal penalties or liabilities) and for which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made and (ii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(b)            pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, old-age pensions, other social security programs or similar program or to secure liability to insurance carriers under insurance or self-insurance agreements or arrangements;

(c)             Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, or if such Liens are due and payable, (i) are being contested in good faith and by appropriate and lawful proceedings diligently conducted and (ii) for which such reserves or other appropriate provisions, if any, as required by GAAP shall have been made and (iii) which shall be paid in accordance with the terms of any final non-appealable judgments or orders relating thereto within thirty (30) days after the entry of such judgments or orders;

(d)            pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amounts due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(e)             (i) encumbrances consisting of zoning restrictions, easements, rights-of-way, building code laws, covenants, other agreements of record, encroachments, protrusions or other restrictions on the use of real property, (ii) with respect to real property not subject to a Mortgage, (1) defects in title to such real property and (2) Liens and encumbrances affecting such real property that are not known by GPB Prime or its Subsidiaries, as applicable, and not discoverable by a search of the public records, in each case of the foregoing clauses (i) and (ii), none of which materially impairs the use of such real property and (iii) with respect to Real Estate Collateral, (1) any exceptions listed on title insurance policies accepted by the Administrative Agent with respect to such Real Estate Collateral and (2) matters that are disclosed by surveys received by and reasonably acceptable to the Administrative Agent;

(f)             (i) Liens on assets of a Person which is merged into or acquired by a Loan Party on or after the date of this Agreement and (ii) Liens on assets acquired after the date of this Agreement; provided, in each case, that (w) such merger or acquisition is made in compliance with this Agreement, (x) such Liens existed at the time of such merger or acquisition and were not created in anticipation thereof, (y) no such Lien covers any other property or assets of any Loan Party (other than proceeds of such acquired assets) and (z) the principal amount of any Indebtedness secured thereby is not increased from the amount outstanding immediately before such merger or acquisition;

(g)             Liens created by or resulting from any litigation or legal proceedings which are currently being contested in good faith by appropriate and lawful proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made and Liens arising out of judgments or orders for the payment of money which do not constitute an Event of Default hereunder;

(h)            Liens placed upon personal property constituting fixed assets or equipment to secure all or a portion of the purchase price thereof (including, without limitation, Capitalized Lease Obligations), provided that any such Lien shall not encumber any other property of any Loan Party (other than (i) accessions to such property (except accessions of real property to personal property) and (ii) proceeds and products of the foregoing) and the Indebtedness secured by any such Lien shall not be otherwise prohibited by the terms of this Agreement; provided, however, that individual financings of assets provided by one lender may be cross collateralized to other financings of assets provided by such lender (or its affiliates), excluding any assets securing the Obligations;

(i)         other Liens incidental to the conduct of the Loan Parties’ businesses or the ownership of their respective properties and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of the Loan Parties’ properties or assets and or which do not materially impair the use thereof in the operation of the Loan Parties’ business;

(j)         Liens securing the Obligations;

(k)        precautionary financing statements filed in connection with leases of equipment which pertain solely to such leased equipment;

(l)         Liens in existence on the date hereof and listed on Schedule 1.02;

(m)       purchase options, rights of first refusal and other Liens (including, without limitation, certain rights of set-off and title retention), as applicable, in favor of a Manufacturer arising under a Framework Agreement, Franchise Agreement or a Manufacturer Security Agreement or the documents executed and delivered in connection with any of the foregoing; provided that any Lien under a Manufacturer Security Agreement arising in connection with the sale of a Motor Vehicle to the applicable Floor Plan Borrower that is financed under the Floor Plan Facility shall be released concurrently with the receipt by the Manufacturer of payment in full for such Motor Vehicle;

(n)        Liens consisting of security interests in Service Loaner Vehicles and Demonstrators securing Indebtedness of the applicable Floor Plan Borrower incurred under a Service Loaner Vehicle or Demonstrator financing program, as applicable, with the applicable Manufacturer or any financial affiliate of such Manufacturer with respect to such Service Loaner Vehicles or Demonstrators, as applicable; provided that any such Lien shall not extend to any property of any Loan Party other than the applicable Service Loaner Vehicles or Demonstrators financed under such program, all keys, bills of lading, certificates of origin, manufacturer statements of origin and other title documentation related to the applicable Service Loaner Vehicles or Demonstrators financed under such program, all accessions, parts, accessories and equipment attached to the applicable Service Loaner Vehicles or Demonstrators financed under such program and, in each case, any proceeds of the same, or shall be the subject of an intercreditor agreement reasonably satisfactory to the Administrative Agent between the provider of such Service Loaner Vehicle or Demonstrator financing program and the Administrative Agent;

(o)        the modification, replacement, renewal or extension of any Lien permitted by clauses (f), (h), (j) and (l) above; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.02 (to the extent constituting Indebtedness);

(p)        any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor or sublessor under any lease permitted hereunder;

(q)         licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business or not materially interfering with the business of the Loan Parties; and

(r)         other Liens securing obligations in an aggregate outstanding principal amount (as of the date any such Lien is incurred) not to exceed $5,000,000 (of which no more than $2,000,000 may consist of Liens on the Collateral that are not junior to the Liens securing the Credit Facilities) and any Permitted Refinancing thereof.

“Permitted Investment” means any Investment permitted by Section 6.02.

“Permitted Real Estate Sales” means a Disposition by any Borrower of any Real Property mortgaged to secure any of the Credit Facilities; provided that either (i) the Borrowers substitute one or more unencumbered Real Properties (subject, however, to environmental due diligence reasonably satisfactory to the Required Lenders and to the other requirements set forth in Section 5.15.3 hereof, and provided that the substitute Real Property shall be fee-owned Real Property if it is to replace fee-owned Real Property) for use as Collateral of equal or greater value in the aggregate than the Real Property Disposed of, or (ii) the Borrowers prepay the applicable Mortgage Loan in an amount not less than the greater of (x) 85% of the Net Available Proceeds received from such Disposition and (y) 85% of the latest appraised value of the subject Real Property. The full amount of the remaining Net Available Proceeds of Permitted Real Estate Sales in excess of the applicable amounts referenced in clauses “(x)” and “(y)” of this definition shall be either applied to repayment of the Obligations pursuant to Section 2.03.4(b) hereof or, within 12 months after receipt, reinvested in the business operations of the Borrowers (including dealership operations or assets or acquisition or improvement of real property related to dealership operations), and pending such reinvestment held as on the Borrower’s books as goodwill. For the avoidance of doubt, such Net Available Proceeds of Permitted Real Estate Sales shall not be invested in any business outside of the ordinary course of business of the Borrowers as presently conducted, or distributed to Equity Holders, or otherwise disbursed as a Restricted Payment.

“Permitted Refinancing” means Indebtedness constituting a modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that such new Indebtedness (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount (including an amount equal to any existing commitments unutilized thereunder) of the Indebtedness being modified, refinanced, refunded, renewed or replaced except by an amount equal to unpaid accrued interest and premium thereon plus premiums, fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.03(f), has a Weighted Average Life to Maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) is not secured by a Lien on any Collateral other than (i) the collateral securing the Indebtedness being modified, refinanced, refunded, renewed or replaced or (ii) Liens otherwise permitted under Section 6.01, (d) the primary obligors of which are the same (or fewer) as the primary obligors of the Indebtedness being modified, refinanced, refunded, renewed or replaced and the same (or fewer) guarantors as the guarantors under the Indebtedness being modified, refinanced, refunded, renewed or replaced and (e) is subordinated to the Obligations on the same terms (or such other terms to the extent not adverse to the Administrative Agent and the Lenders) as the Indebtedness being modified, refinanced, refunded, renewed or replaced is subordinated to the Obligations, if applicable. Any reference to a Permitted Refinancing in this Agreement or any other Credit Document shall be interpreted to mean (i) a Permitted Refinancing of the subject Indebtedness and (ii) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Person” means any natural person, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, Governmental Authority, or any other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Planned Expenditures” has the meaning provided to such term in the definition of “Excess Cash Flow.”

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pledge Agreement” means (a) the Pledge Agreement, dated as of February 24, 2017, by and between Parent Holdings Guarantor, Automile Holdings, by execution of a counterpart thereto, GPB Prime, and the Administrative Agent for the benefit of the Secured Parties and (b) each pledge agreement supplement, amendment, and/or joinder agreement thereto delivered from time to time.

“Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent, in its sole discretion, as its prime lending rate of interest. Such announced rate bears no inference, implication, representation or warranty that such announced rate is charged to any particular customer or customers of Administrative Agent. The Administrative Agent’s prime lending rate of interest is but one of several interest rate bases used by the Administrative Agent. Changes in the applicable interest rate shall be made as of, and immediately upon the occurrence of, changes in the Administrative Agent’s prime rate.

“Principal Payment Date” means (a) the first Business Day of each month and (b) with respect to any Class of Loans, the earlier of the Maturity Date or such date upon which the repayment of such Class of Loans has been accelerated for payment. The first Principal Payment Date is April 1, 2017. For the avoidance of doubt, principal balances outstanding under the Floor Plan Facility shall be due and payable as set forth in Sections 2.01.8, 2.01.9, 2.01.10, and 2.01.11 hereof and on the Maturity Date.

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“Purchase Agreement” means the Purchase and Sale Agreement, dated as of May 12, 2017, as amended pursuant to the Amendment to Purchase and Sale Agreement dated as of June 15, 2017, in each case by and among GPB Prime, GPB Capital, David Rosenberg, Rosenberg Family Nominee Trust, Rosenberg Family Nomimee Trust/Sawdran, Abrams Auto Holding LLC and Abrams Capital Management, L.P.

“Purchase Transaction” transactions pursuant to which GBP Prime will acquire (a) 100% of the Equity Interests in AMR RE Holdings and (b) Equity Interests consisting of 90% of the economic interests and 76.25% of voting interests in Parent Holdings Guarantor, in each case pursuant to the Purchase Agreement.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that constitutes an Eligible Contract Participant and can cause another person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.

“Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P (or both) does not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Representative that will be substituted for Moody’s or S&P (or both), as the case may be.

“Real Estate Acquisition Costs” has the meaning provided to such term in Section 2.04.1.

“Real Estate Appraisal” means a FIRREA-conforming appraisal prepared by an independent third party appraiser reasonably acceptable to the Administrative Agent.

“Real Estate Collateral” has the meaning provided to such term in Section 5.15.3.

“Real Estate Costs” has the meaning provided to such term in Section 2.04.1.

“Real Property” means, any parcel of real property, whether owned in fee or leased, of any of the Loan Parties.

“Recipient” means (a) the Administrative Agent, or (b) any Lender, as applicable.

“Register” has the meaning provided to such term in Section 10.02.4 of this Agreement.

“Regulation D” means certain regulations issued by the Federal Reserve Board generally known as Regulation D and entitled “Reserve Requirements of Depository Institutions,” codified at 12 CFR § 204, et seq.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the officers, directors, employees, attorneys and agents of such Person and of such Person’s Affiliates.

“Release Instructions” means written joint instructions from the Administrative Agent and the applicable Certificate Holders directing the Escrow Agent to release from escrow the Certificates for the Restricted Equity Interests identified in such instructions to the Persons at the addresses and at such times as required by the Release Instructions.

“Reportable Anti-Terrorism Compliance Event” means that any Loan Party becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument in connection with any Anti-Terrorism Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means the Non-Defaulting Lenders who have in the aggregate more than 50% of either (a) the total Commitments of all Non-Defaulting Lenders, or (b) in the event the Commitments have been terminated, the aggregate outstanding Loans of all Non-Defaulting Lenders.

“Requirement of Law” means, with respect to any Person, any Law and the interpretation, implementation, application, or administration thereof by, and other rulings, determinations, directives, guidelines, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its assets or property or to which such Person or any of its assets or property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.04.1, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article 2, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Companies” means the Loan Parties scheduled on Schedule 1.01(c) (as such Schedule may be supplemented from time to time by GPB Prime) together with any Persons that become Loan Parties after the Closing Date which are subject to restrictions imposed by any applicable Franchise Agreement, Framework Agreement or related or similar agreement with a Manufacturer (including, in each case, any policies and procedures established by the applicable Manufacturer from time to time to the extent enforceable in connection with such Franchise Agreement, Framework Agreement or other agreement) or consent given by a Manufacturer in connection with such Franchise Agreement, Framework Agreement or related agreement (or related Manufacturer policies and procedures) that prohibits the granting of a security interest in the Capital Stock of such Person without the consent of the Manufacturer and such consent has not been obtained by the applicable Loan Party from the applicable Manufacturer.

“Restricted Equity Interests” means the Capital Stock of the Restricted Companies scheduled on Schedule 1.01(c) (as such Schedule may be supplemented from time to time by GPB Prime).

“Restricted Payment” means collectively (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interests of GPB Prime or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other Equity Interests, or on account of any return of capital to a Loan Party’s stockholders, partners or members (or the equivalent Person thereof), (b) any forgiveness or release without adequate consideration by a Loan Party of any Indebtedness or other payment obligation owing to a Loan Party by a shareholder or other equity holder of a Loan Party, or (c) any payment by any Loan Party of any management, consulting or similar fees, other than payments of management fees pursuant to a Management Services Agreement, permitted by this Agreement, and subject to the terms of a Management Services Subordination Agreement.

“Restricted Subsidiary” means each direct or indirect Subsidiary other than an Unrestricted Subsidiary.

“Rosenberg Group” means David Rosenberg and his Controlled Investment Affiliates and their Immediate Family Members (including, without limitation, The Rosenberg Family Nominee Trust, The Rosenberg Family Nominee Trust/Sawdran and The Rosenberg Family Irrevocable Trust – 2015) (and any permitted transferees of any of the foregoing under the terms of the respective trust documents).

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sanctioned Country” means a country or region the target of a comprehensive Sanctions program, which includes as of the date of this Agreement, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.

“Sanctioned Person” means (a) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and, as of the date hereof, available at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or as otherwise published from time to time or otherwise recognized as a specially designated, prohibited, or sanctioned Person under any Anti- Terrorism Laws, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person resident in a Sanctioned Country, to the extent the same would violate Sanctions.

“Sanction(s)” means applicable economic sanction administered or enforced by the United States Government (including without limitation, OFAC).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including M&T Bank in its capacity as the provider of the M&T Advances), the Swap Providers, the Cash Management Bank(s), and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.04.

“Security Agreement” means (a) the Security Agreement, dated as of the Original Closing Date, by and among the Loan Parties party thereto and the Administrative Agent and (b) each security agreement supplement, amendment, and/or joinder agreement thereto delivered from time to time.

“Security Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Escrow Agreement, the Mortgages, all other security agreements, pledges, escrow and security agreements, mortgages, deeds of trust, control agreements, or other agreements, instruments, documents or filings, pursuant to which any of the Loan Parties, from time to time, pledges or grants to the Administrative Agent for the benefit of the Secured Parties a Lien in any of the Collateral, as supplemented or amended from time to time by the execution of applicable supplements, amendments, and joinder agreements.

“Service Loaner Vehicle” means a Motor Vehicle which (a) has never been owned except by a Manufacturer, distributor or dealer, (b) has been either (i) purchased by a Floor Plan Borrower directly from the Manufacturer or (ii) swapped or purchased from another Franchise and, in each case under this clause (ii), accompanied by a Manufacturer’s statement of origin and (c) is used as a service loaner vehicle or is periodically subject to a rental contract with customers of a Floor Plan Borrower for loaner or rental periods of up to thirty (30) consecutive days. Service Loaner Vehicles may be registered by the applicable Floor Plan Borrower with applicable Governmental Authorities in the ordinary course of business.

“Service Loaner Vehicles Allocation” means up to Eighteen Million Dollars ($18,000,000) of the Floor Plan Commitments which may be borrowed to finance the purchase of Service Loaner Vehicles, as such amount may be increased from time to time as set forth in Section 2.11.3(b).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to pay its debts and other liabilities as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or about to be engaged, as the case may be. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that the U.S. Federal Emergency Management Agency then-current flood maps indicate has at least a one percent (1.0%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Closing Distribution” has the meaning provided in the definition of “Closing Date Transactions.”

“Specified Original Closing Distribution” has the meaning provided in the definition of “Original Closing Date Transactions.”

“Specified Transaction” means (i) any Investment that results in a Person becoming a Subsidiary; (ii) any Permitted Acquisition; (iii) any Disposition that results in a Subsidiary ceasing to be a Subsidiary or in a Restricted Subsidiary becoming an Unrestricted Subsidiary; (iv) any Disposition of a controlling equity interest or other ownership interest in another Person or of a business unit or a line or lines of business conducted by another Person, or a Franchise owned by another Person, or assets constituting a Motor Vehicle dealership of another Person, in each case, whether by merger, consolidation, amalgamation or otherwise; (v) any Restricted Payment; (vi) any designation of operations or assets of GPB Prime or any of its Subsidiaries as discontinued operations (as defined under GAAP) or (vii) any other transaction that by the terms of this Agreement requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis or giving pro forma effect to any such transaction.

“Sponsor” means GPB Capital and any of its Affiliates and funds or partnerships managed or advised by it or any of its Affiliates, but not including, however, any of its portfolio companies.

“Sponsor Group” means (a) any of: (i) Sponsor, (ii) Rosenberg Group, and (iii) solely for purposes of clause (b)(i) of the definition of “Change of Control”, any “group” (within the meaning of Section 13d-3 or Section 14d-2 of the Exchange Act) of which any of the foregoing are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the Persons under clauses (i) and (ii) above, collectively, have, directly or indirectly, legal and beneficial ownership of more than 50% of the voting Capital Stock of GPB Prime and (b) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of the Capital Stock of GPB Prime, Parent Holdings Guarantor or a direct or indirect parent company thereof, as the case may be.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of Directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of GPB Prime and shall include the Restricted Subsidiaries and the Unrestricted Subsidiaries.

“Subsidiary Guarantors” means, collectively, all Subsidiaries of GPB Prime that are Guarantors and are not Borrowers under this Agreement. For the avoidance of doubt, as of the Closing Date, there are no Subsidiary Guarantors, except Parent Holdings Guarantor.

“Swap” means any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Agreement” means any “Swap Agreement” as defined in §101(53B) of the Bankruptcy Code.

“Swap Obligations” means all obligations to pay or perform, under or in connection with any Swap or Swap Agreement, including but not limited to payment of any sums due thereunder to a Swap Provider.

“Swap Provider” means any Credit Party or Affiliate of a Credit Party (regardless of whether such Swap Provider ceases to be a Credit Party or Affiliate of a Credit Party after such Swap Agreement is entered into) that has entered into, or subsequently enters into a Swap Agreement from time to time with a Loan Party for Swaps with respect to the Loans or any of the other Obligations, but excluding, for the avoidance of doubt, any Swap Agreement entered into by a Credit Party or its Affiliates after its Commitments have been fully cancelled in accordance with the terms of this Agreement or after it has assigned all of its rights under the Credit Facilities established by this Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements: (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax Distributions” means quarterly cash distributions by the Loan Parties to their holders of Capital Stock in such amounts as are reasonably calculated to ensure that each holder of Capital Stock shall be able to pay estimated installments of the federal, state and local Tax on the income derived by such holders of Capital Stock for such quarter from the holder’s ownership of Capital Stock in such Loan Party. For the purposes of computing Tax Distributions, it shall be assumed that all income allocated to the holders of Capital Stock of a Loan Party is taxable for estimated tax purposes by the appropriate federal, state and local taxing authorities at the highest individual marginal tax rates, and that all such Taxes shall be paid in cash. The amount of the Tax Distributions shall be reduced by any amounts paid or required to be paid by a Loan Party on behalf of any of its holders of Capital Stock to any taxing authorities.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Class and Type.

“Term Loan Facility” means the senior secured term loan facility described in Section 2.03(b) providing for Term Loans to the Borrowers by the Lenders, as such facility may be increased pursuant to a Facility Increase.

“Term Loan Facility Commitment” means, as to any Lender, its obligation to make Term Loans under the Term Loan Facility to the Borrowers hereunder, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) adjusted from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment And Assumption or (ii) an Incremental Amendment. The initial amount of each Lender’s Term Loan Facility Commitment is specified on Schedule 2.01 under the heading or caption “Term Loan Facility Commitment” or, otherwise, in the Assignment And Assumption or Incremental Amendment pursuant to which such Lender shall have assumed its Term Loan Facility Commitment, as the case may be; and “Term Loan Facility Commitments” means the aggregate Term Loan Facility Commitments of all of the Lenders.

“Term Loan Notes” means, collectively, the promissory notes of the applicable Borrowers evidencing the Term Loans under the Term Loan Facility substantially in the form of Exhibit I attached hereto, together with all amendments and replacements thereof.

“Term Loans” means, collectively, the Closing Date Term Loans, the Delayed Draw Term Loans and the Additional Term Loans, in each case, as increased by any applicable Facility Increase.

“Term/Mortgage Committed Loan Notice” means an irrevocable written notice of (a) a Mortgage Loan Borrowing of a particular Class, a Term Loan Borrowing of a particular Class or a Delayed Draw Borrowing of a particular Class or (b) a conversion of Mortgage Loans or Term Loans of a particular Class from one Type to the other, pursuant to Sections 2.03.2 or 2.04.2, which shall be substantially in the form of Exhibit B-1 or such other form as may be approved by the Administrative Agent in its reasonable discretion (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.

“Test Period” in effect at any time means the most recent period of four (4) consecutive Fiscal Quarters of GPB Prime and its Subsidiaries ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07, (i) a Compliance Certificate for such four (4) consecutive Fiscal Quarter period has been or is required to have been delivered pursuant to Section 5.08.4 and (ii) financial statements for each fiscal month or Fiscal Year, as applicable, in such period have been or are required to be delivered pursuant to Sections 5.08.1 or 5.08.2, as applicable.

“Threshold Amount” means Five Million Dollars ($5,000,000).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, the Outstanding Amount of the Floor Plan Credit Exposure (including participation interests in outstanding M&T Advances), and Outstanding Amounts of the Mortgage Loans, Term Loans, and (without duplication) Delayed Draw Loans of such Lender at such time.

“Total Leverage Ratio” means, as of any date of determination, the most recently ended Test Period, the ratio of (a) Consolidated Total Funded Indebtedness, excluding (i) any Vehicle Financing Indebtedness and the aggregate principal amount of the Mortgage Loans, as of the last day of such Test Period, minus (ii) the unrestricted cash or Cash Equivalents then held by GPB Prime and its Subsidiaries not to exceed Ten Million Dollars ($10,000,000) in aggregate amount as of such date of determination to (b) Consolidated EBITDA, less Consolidated Interest Expense attributable to Vehicle Financing Indebtedness and the Mortgage Loans.

“[*****]” means [*****] U.S.A., Inc., including Lexus, a division of [*****] and any successors thereof.

“[*****] Borrowers” means (a) the [*****] Floor Plan Borrowers and (b) any other Subsidiaries that become a Borrower under any Credit Facility pursuant to a Joinder Agreement in which such Subsidiary is designated as a “[*****] Borrower.”

“[*****] Floor Plan Borrowers” means (a) [*****] Holdings, (b) AMR Auto Holdings - TY, LLC, AMR Auto Holdings - TH, LLC, AMR Auto Holdings - TO, LLC, AMR Auto Holdings - LN, LLC and LUPO LLC, each a Delaware limited liability company, and (c) any other Subsidiaries that from time to time hold a [*****] Franchise and become a Borrower under the Floor Plan Facility pursuant to a Joinder Agreement.

“[*****] Guaranty Agreement” means (a) the [*****] Guaranty Agreement, dated as of the Original Closing Date, made by the [*****] Borrowers and [*****] Holdings in favor of the Administrative Agent and (b) each joinder agreement thereto delivered from time to time for the benefit of the Secured Parties.

“[*****] Holdings” has the meaning set forth in the introductory statement hereto.

“[*****] Obligations” means, collectively, all of the obligations of the [*****] Borrowers to (a) the Credit Parties, M&T Bank or any of their Affiliates, whenever arising, under this Agreement or any other Credit Documents, including without limitation, all unpaid principal and accrued interest, (b) any Cash Management Bank arising out of or related to Cash Management Products provided to the [*****] Borrowers (for the avoidance of doubt, excluding Cash Management Products provided to any other Person), including any reimbursement, repayment or indemnity obligations (solely to the extent such reimbursement, repayment or indemnity obligations are owed in connection with Cash Management Obligations provided to the [*****] Borrowers (and not, for the avoidance of doubt, any other Persons)), (c) any LC Bank under any LC Agreement with a [*****] Borrower in connection with any Letters of Credit as to which one or more [*****] Borrowers (and not, for the avoidance of doubt, any other Persons) is the account party (subject to the maximum aggregate face amount of such Letters of Credit referenced in the definition thereof), including reimbursement and indemnification obligations and obligations to pay fees and charges with respect thereto; including, in each case, interest that accrues during any Insolvency Proceeding, regardless of whether such interest are allowed claims in such Insolvency Proceeding.

“Type” means, (i) with respect to any Loan, its character as a Base Rate Loan or a LIBOR Rate Loan, and (ii) with respect to any Motor Vehicle, its character as a New Vehicle, Used Vehicle, Service Loaner Vehicle or Auction Vehicle.

“Unrestricted Subsidiary” means each direct or indirect Subsidiary that has total assets (including Equity Interests in other Persons) of less than $100,000 (calculated as of the most recently ended Test Period); provided, however, that no Subsidiary shall be an Unrestricted Subsidiary if such Subsidiary (i) owns or operates a Franchise or dealership, (ii) owns any Real Estate Collateral or other real property used by a Borrower in the operation of a Franchise or dealership, or (iii) is the direct or indirect parent of a Subsidiary referenced in clauses (i) or (ii) of this definition. For the avoidance of doubt, Schedule 1.03 sets forth the Unrestricted Subsidiaries as of the Closing Date.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning provided to such term in Section 2.13.7(b)(ii)(C) of this Agreement.

“Used Vehicle” means a Motor Vehicle, other than a New Vehicle, Auction Vehicle or Service Loaner Vehicle, which has been previously titled and is not older than six (6) model years.

“Used Vehicles Allocation” means up to $22,000,000 of the Floor Plan Commitments which may be borrowed to finance the purchase of Used Vehicles, as such amount may be increased from time to time as set forth in Section 2.11.3(b).

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as adopted and in effect from time to time in the Governing State; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the Governing State, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Vehicle Allocations” means, collectively, the New Vehicles Allocation, the Used Vehicles Allocation, the Service Loaner Vehicles Allocation, and the Auction Vehicles Allocation (and shall mean each of the foregoing, as the context may require).

“Vehicle Financing Indebtedness” means (a) Indebtedness incurred under the Floor Plan Facility or any other floor plan facility permitted under this Agreement and (b) Indebtedness permitted to be incurred under this Agreement to finance consumer receivables, leases, loans or retail installment contracts in connection with the sale or lease of Motor Vehicles.

“Vehicle Title Documentation” has the meaning provided to such term in Section 5.09 of this Agreement.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.03.          Other Interpretive Provisions.

(a)   Terms. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by virtue of the execution and delivery of joinder agreements (subject, in each case, to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    Capitalized Terms. Any capitalized terms used herein but not defined herein that are defined in the UCC shall have the respective meanings assigned to such terms in the UCC.

(c)    Computation of Time. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)    Headings and References. Article and Section headings and the Table of Contents herein and in the other Credit Documents are included for convenience of reference only, are not part of this Agreement or the other Credit Documents, and shall not affect the interpretation of, or be taken into consideration in interpreting, this Agreement or any other Credit Document.

Section 1.04.         Accounting Terms and Principles.

(a)                Generally. Except as otherwise specifically provided in this Agreement, all accounting or financial terms not specifically or completely defined herein shall be construed in conformity with, and all computations and determinations as to accounting or financial matters and all financial statements and other financial data (including financial ratios and other financial calculations, and principles of consolidation, where appropriate) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)                Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower Representative or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders and the Loan Parties); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. All obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Original Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for all purposes under this Agreement and the other Credit Documents, regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

(c)                 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of GPB Prime and its Subsidiaries or to the determination of any amount for GPB Prime and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that GPB Prime or any of its Subsidiaries is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)                Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05.         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06.         LIBOR Rate. The Administrative Agent and the Lenders do not warrant, nor accept responsibility, nor shall the Administrative Agent or any of the Lenders have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR Rate” or with respect to any comparable or successor rate thereto.

Section 1.07.         Pro Forma and Other Calculations.

(a)             Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Leverage Ratio, the Fixed Charge Coverage Ratio and the Fixed Charge Coverage Ratio (All Cash Dividends) shall be calculated in the manner prescribed by this Section 1.07; provided that notwithstanding anything to the contrary in clauses (b), (c), (d) or (f) of this Section 1.07, when calculating the (x) Total Leverage Ratio for purposes of (a) the definition of “Applicable Rate,” (b) Section 2.03.4(a) and (c) the financial covenants in Section 6.15 (other than for the purpose of determining pro forma compliance with Section 6.15), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.03.5 during any Fiscal Quarter (without duplication of any prepayments in such Fiscal Quarter that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.03.4 for any prior Fiscal Quarter) shall be given pro forma effect after such Fiscal Quarter-end and prior to the time any mandatory prepayment pursuant to Section 2.03.4 is due for purposes of calculating the Total Leverage Ratio for purposes of determining the recapture percentage for such mandatory prepayment, if any. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, (i) the most recently ended Test Period for which internal financial statements of GPB Prime and its Subsidiaries are available or (ii) if a full Test Period has not been completed following the Closing Date, the most recently ended Test Period for which internal financial statements of Parent Holdings Guarantor and its Subsidiaries are available (in each case, as determined in good faith by the Borrower Representative) (it being understood that for purposes of determining actual compliance (and not pro forma compliance) with Section 6.15, the reference to “Test Period” shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been or are required to be delivered pursuant to Section 5.08.1 or 5.08.2).

(b)         For purposes of calculating any financial ratio or test (or compliance with any covenant determined by reference to Consolidated EBITDA), Specified Transactions (and, subject to clause (c) below, the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) other than as described in the first proviso to clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio or test, or any such calculation of Consolidated EBITDA, is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into GPB Prime or any of its Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c)         In the event that (a) GPB Prime or any of its Subsidiaries incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, prepayment, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Vehicle Financing Indebtedness or any Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), (b) GPB Prime or any of its Subsidiaries issues, repurchases or redeems Disqualified Stock or (c) any Subsidiary issues, repurchases or redeems Preferred Stock, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio or the Fixed Charge Coverage Ratio (All Cash Dividends) (or similar ratio), in which case such incurrence, issuance, repayment or redemption of Indebtedness, issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, in each case will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(d)             If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower Representative to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen in accordance with this Agreement.

(e)             Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into, no pro forma effect shall be given to any discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(f)              Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer of the Borrower Representative and may include the amount of “run rate” cost savings, operating expense reductions and synergies projected by the Borrower Representative in good faith to result from or relating to any Specified Transaction (including the Original Closing Date Transactions and, for the avoidance of doubt, acquisitions occurring prior to the Original Closing Date) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower Representative) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (a) such amounts of cost savings, operating expense reductions and synergies shall be reasonably acceptable to the Administrative Agent, (b) such amounts of cost savings, operating expense reductions and synergies shall be reasonably identifiable and factually supportable in the good faith judgment of the Borrower Representative and (c) such actions shall be taken no later than twelve (12) months after the date of such Specified Transaction (or actions undertaken or implemented prior to the consummation of such Specified Transaction).

Section 1.08.             Borrowers. References herein and in the other Credit Documents to “Borrower” or “Borrowers” are to each Borrower signing this Agreement and each Person that may, from time to time join into this Agreement as a Borrower by a written Joinder Agreement.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.             Floor Plan Committed Loans. Subject to the terms and conditions set forth in this Agreement and the other Credit Documents, each of the Lenders severally agrees to make loans (the “Floor Plan Committed Loans”) to the applicable Floor Plan Borrowers from time to time on any Borrowing Date during the Availability Period in an aggregate amount outstanding not to exceed at any time the amount of such Lender’s Floor Plan Commitment; provided, however, that after giving effect to any Floor Plan Committed Borrowing, (a) the total Outstanding Amount under the Floor Plan Facility shall not exceed the Floor Plan Commitments or the Floor Plan Dollar Cap, and (b) subject to Section 2.02, the aggregate Outstanding Amount of the Floor Plan Committed Loans of any Lender, together with such Lender’s applicable Floor Plan Commitment Percentage of its participation interest in the Outstanding Amount of all M&T Advances, shall not exceed such Lender’s Floor Plan Commitment. The Outstanding Amount of Floor Plan Committed Loans shall not exceed the aggregate amount of the Vehicle Allocations, subject to Section 2.02. Each Floor Plan Committed Loan extended by a Lender shall be in a principal amount equal to the Lender’s Floor Plan Commitment Percentage of the aggregate principal amount of the Floor Plan Committed Loans requested on such occasion. Within the limits of each Floor Plan Lender’s Floor Plan Commitment, and subject to the other terms and conditions hereof, during the Availability Period, the Floor Plan Borrowers may borrow, prepay, and reborrow under this Section 2.01.

2.1.1       Floor Plan Advance Limits. Availability of Floor Plan Committed Loans under the Floor Plan Facility on any date is subject to the following additional conditions and limits (collectively, “Floor Plan Advance Limits”):

(a)           the Outstanding Amount of Floor Plan Committed Loans for the purchase of New Vehicle Inventory on such date shall not exceed the lesser of (i) the New Vehicles Allocation, and (ii) the aggregate sum equal to 100% of the Manufacturer’s invoice price for each item of New Vehicle Inventory financed with Floor Plan Committed Loans as of such date, plus holdbacks, plus related freight and manufacturer advertising costs in connection with the foregoing;

(b)           the Outstanding Amount of Floor Plan Committed Loans for the purchase of Used Vehicle Inventory on such date shall not exceed the lesser of (i) the Used Vehicle Allocation and (ii) the aggregate sum equal to the purchase price for all Used Vehicles financed with Floor Plan Committed Loans as of such date, calculated as 80% of the lesser of (A) the NADA trade-in (wholesale) value of each item of Used Vehicle Inventory and (B) the actual cost of each item of Used Vehicle Inventory;

(c)           the Outstanding Amount of Floor Plan Committed Loans for the purchase of Auction Vehicle Inventory on such date shall not exceed the lesser of (i) the Auction Vehicle Allocation and (ii) the aggregate sum equal to 100% of the purchase price as shown on a bill of sale, including fees for all Auction Vehicles financed with the Floor Plan Committed Loans as of such date;

(d)           the Outstanding Amount of Floor Plan Committed Loans for the purchase of Service Loaner Vehicle Inventory on such date shall not exceed the lesser of (i) the Service Loaner Vehicles Allocation and (ii) the aggregate sum equal to 100% of the applicable invoice price, including holdbacks, related freight and manufacturer advertising costs in connection with the foregoing, for all Service Loaner Vehicles financed with Floor Plan Committed Loans as of such date; and

(e)           with respect to Demonstrators, the Floor Plan Borrowers may in the ordinary course of business allow a reasonable number of items of Collateral consisting of Motor Vehicles financed under the Floor Plan Facility to be used as Demonstrators. The use of a Motor Vehicle as a Demonstrator shall not impair the Secured Parties’ rights in and to such Motor Vehicle, which shall continue to constitute Inventory of the applicable Floor Plan Borrower.

Notwithstanding the foregoing, the Vehicle Allocations may be adjusted from time to time in the mutual determination of the Administrative Agent and the Borrower Representative.

2.1.2            Permitted Purposes of Floor Plan Committed Loans. The proceeds of the Floor Plan Committed Loans shall be used by the Floor Plan Borrowers solely (a) to finance the purchase and holding by the Floor Plan Borrowers of New Vehicles, Used Vehicles and Auction Vehicles to be held by the Floor Plan Borrowers for sale to customers of the Floor Plan Borrowers and/or for use as Demonstrators (in the case of New Vehicles) and of Service Loaner Vehicles, in each case, including dealer trades, in the ordinary course of business of the Floor Plan Borrowers, (b) the reimbursement of the M&T Advances, (c) at Closing, the refinance of the Borrowers’ pre-existing floor plan debt, or (d) upon closing of a Permitted Acquisition that includes the purchase by a Floor Plan Borrower of Motor Vehicles from a Franchise, the refinancing of floor plan debt, if any, in respect of such acquired Motor Vehicles. For the avoidance of doubt, each advance of Floor Plan Committed Loans shall be used for the purchase of specifically-identified Motor Vehicles.

2.1.3            [Reserved].

2.1.4            Borrowings, Conversions and Continuations of Floor Plan Committed Loans.

(a)                Each Floor Plan Committed Borrowing shall be made upon the irrevocable written notice given by a Responsible Officer of the applicable Floor Plan Borrower to the Administrative Agent, which shall be given by a Floor Plan Committed Loan Notice, by funding of Drafts pursuant to Sections 2.01.15 through 2.01.19 hereof or pursuant to a Floor Plan Automated System pursuant to Section 2.01.20 hereof. Floor Plan Committed Loan Notices may be delivered to the Administrative Agent via facsimile or by other electronic transmission acceptable to the Administrative Agent, it being agreed that the Administrative Agent may rely on the authority of the Person making any such request without receipt of any other confirmation. Each such Floor Plan Committed Loan Notice from a Floor Plan Borrower must be received by the Administrative Agent prior to 2:00 p.m. one (1) Business Day prior to the requested date of any Borrowing of Floor Plan Committed Loans or any conversion of Floor Plan Committed Loans from one Type to another. Each Floor Plan Committed Loan Notice (but not a Draft or request pursuant to a Floor Plan Automated System) delivered to the Administrative Agent by or on behalf of the Floor Plan Borrowers shall specify: (i) the Floor Plan Borrower requesting a Floor Plan Committed Borrowing, (ii) whether the applicable Floor Plan Borrower is requesting a Floor Plan Committed Borrowing, (iii) the principal amount of Floor Plan Committed Loans to be borrowed, (iv) the requested Borrowing Date (which shall be a Business Day) and (v) the required information and calculations evidencing compliance with the limitations set forth above in this Section 2.01, including, but not limited to, the Floor Plan Advance Limits. Notwithstanding anything else provided herein, a single Type shall apply to all Floor Plan Committed Loans outstanding at any time (to the extent additional Floor Plan Committed Loans are borrowed during any period that existing Floor Plan Committed Loans are outstanding, such additional Floor Plan Committed Loans shall automatically be deemed to be the same Type as the then-existing Floor Plan Committed Loans at such time). Notwithstanding anything else provided herein, a single Interest Period shall apply to all Floor Plan Committed Loans outstanding as LIBOR Rate Loans at any time.

(b)                The Floor Plan Committed Loan Notice delivered at Closing by the Borrower Representative, on behalf of all Floor Plan Borrowers, shall designate the Type of Floor Plan Committed Loans to be borrowed. Thereafter, the Borrower Representative may change the Type of interest rate applicable to the Committed Floor Plan Loans from one Type to the other by delivering to the Administrative Agent prior to 2:00 p.m. one (1) Business Day prior to the applicable date that the Type selected in such notice is intended to take effect (which effective date shall be the first Business Day of a given month), an irrevocable Floor Plan Committed Loan Notice or by making a selection (if available) on the Floor Plan Automated System, in each case designating the interest rate Type and the date on which the Borrower Representative desires the interest change to occur. Upon such election, the selected interest rate Type shall continue to apply to all Floor Plan Committed Borrowings and then outstanding Floor Plan Committed Loans unless and until the Borrower Representative shall make an effective election to convert from the Type then in effect to the other available interest rate Type in the manner set forth above in this section (b).

(c)           Unless M&T Bank elects to fund a submitted Floor Plan Committed Loan Notice or request pursuant to a Floor Plan Automated System, as applicable, as an M&T Advance in accordance with Section 2.02 of this Agreement, the Administrative Agent shall promptly notify each Lender of the Administrative Agent’s receipt of each such notice and the contents thereof. Each Lender shall make the amount of its pro rata share (calculated in accordance with its respective Floor Plan Commitment Percentage) of each requested Floor Plan Borrowing available to the Administrative Agent for the account of the applicable Floor Plan Borrower at the offices of the Administrative Agent specified in this Agreement prior to 2:00 p.m. on the Borrowing Date requested by such Floor Plan Borrower in U.S. Dollars and in funds immediately available to the Administrative Agent. Such borrowing will be made available thereafter by the Administrative Agent crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

(d)           Notwithstanding anything to the contrary in Section 2.01.4, the Lenders have made Floor Plan Committed Loans on the Original Closing Date to refinance the then-outstanding floor plan Indebtedness of the Floor Plan Borrowers in accordance with this Section 2.01.4(d). Schedule 2.01.4 (a) sets forth, as agreed by the parties hereto as of the Original Closing Date, each of the Floor Plan Borrowers and the principal amount of each Floor Plan Committed Loan made on the Original Closing Date, further evidenced by a Floor Plan Committed Loan Notice for a Floor Plan Committed Borrowing submitted by each such Floor Plan Borrower. The aggregate principal balance outstanding under the Floor Plan Committed Loans, as of the date set forth on Schedule 2.01.4(b) attached hereto, is as set forth on Schedule 2.01.4(b) attached hereto.

2.1.5       Overadvances. If any Floor Plan Committed Loan Notice or request pursuant to a Floor Plan Automated System is presented for a Floor Plan Committed Borrowing that would cause (a) the aggregate principal amount of all Floor Plan Committed Loans (including any M&T Advances) then outstanding, plus (b) the aggregate principal amount of such Floor Plan Committed Loan Notice or request pursuant to a Floor Plan Automated System, as applicable, together with all other pending unfunded Floor Plan Committed Loan Notices, requests pursuant to a Floor Plan Automated System and Drafts as of such day to exceed the Floor Plan Commitments or any Vehicle Allocation or other sublimits thereunder with respect to New Vehicles, Used Vehicles, Service Loaner Vehicles, or Auction Vehicles, as set forth in Section 2.01.1 hereof, then, in such event: (i) the Floor Plan Borrowers shall either immediately reduce the amount of any pending Floor Plan Committed Loan Notices or requests pursuant to a Floor Plan Automated System, in each case, which are not Drafts or make a payment of principal on the unpaid principal balances of the Floor Plan Committed Loans in an amount which would prevent the aggregate amounts described in (a) and (b) above from exceeding the Floor Plan Commitments or such Vehicle Allocations or other sublimits; or (2) the Floor Plan Borrowers may request a temporary increase by the Lenders in the amount of the Floor Plan Commitments (or the relevant Vehicle Allocation or sublimit) and such pending Floor Plan Committed Loan Notice or request pursuant to a Floor Plan Automated System, as applicable, shall be funded to the extent that any such increase in the Floor Plan Commitments or Vehicle Allocation or sublimit is approved by all of the Lenders and is sufficient to fund such pending Floor Plan Committed Loan Notice or request pursuant to a Floor Plan Automated System, as applicable.

2.1.6       Request for Temporary Increases in Floor Plan Dollar Cap. The Floor Plan Borrowers may request from time to time a temporary increase in the Floor Plan Dollar Cap or any Vehicle Allocation, and corresponding pro rata increases in the respective Floor Plan Commitments of the Lenders in order to fund a Draft in accordance with Sections 2.01.15 through 2.01.18. No such increase in the Floor Plan Dollar Cap (and/or Vehicle Allocation) and the Floor Plan Commitments shall be effective unless approved in writing by all Lenders in their sole and absolute discretion and any such increases shall be only for such limited periods of time as expressly set forth in the approval of all of the Lenders.

2.1.7       Settlement of Floor Plan Committed Loans Among Lenders. Subject to Section 2.02, it is agreed that each Lender’s funded portion of the aggregate Outstanding Amount of Floor Plan Committed Loans is intended by the Lenders to be equal at all times to such Lender’s respective Floor Plan Commitment Percentage of the aggregate outstanding principal balances of the Floor Plan Committed Loans. Notwithstanding such agreement, the several and not joint obligation of each Lender to extend Floor Plan Committed Loans in accordance with the terms of this Agreement ratably in accordance with such Lender’s Floor Plan Commitment Percentage and each Lender’s right to receive its ratable share of principal payments upon the Floor Plan Committed Loans in accordance with its Floor Plan Commitment Percentage, the Lenders agree that in order to facilitate the administration of this Agreement and the Credit Documents, settlement among the Lenders may take place periodically on Floor Plan Adjustment Dates. On each Floor Plan Adjustment Date, payments shall be made by or to M&T Bank on account of the M&T Advances and by or to the other Lenders so that as of each Floor Plan Adjustment Date, and after giving effect to the transactions to take place on such Floor Plan Adjustment Date, each Lender’s funded portion of the aggregate outstanding principal balance of the Floor Plan Committed Loans shall equal such Lender’s Floor Plan Commitment Percentage of such Outstanding Amount.

2.1.8       Repayment of Floor Plan Committed Loans. All sums due to the Lenders in connection with the Floor Plan Committed Loans shall be paid in full on or before the Maturity Date. All payments required to be made by the Floor Plan Borrowers pursuant to this Section 2.1.8    shall be delivered to the Administrative Agent or authorized to be debited from a deposit account of the applicable Floor Plan Borrowers with the Administrative Agent, in payment of the Outstanding Amount of the Floor Plan Committed Loans.

2.1.9       Vehicle Curtailments. The applicable Floor Plan Borrowers shall also pay to the Administrative Agent for the accounts of the Lenders monthly curtailments as follows:

(a)           with respect to each New Vehicle in respect of which a Floor Plan Committed Loan has remained outstanding for a period of more than one year (including a Floor Plan Committed Loan incurred in connection with a Permitted Acquisition), a curtailment of ten percent (10%) of the outstanding principal amount of such Floor Plan Committed Loan, payable monthly until such Floor Plan Committed Loan is paid in full;

(b)           with respect to each Used Vehicle or Auction Vehicle that is one (1) year old or later, and in respect of which a Floor Plan Committed Loan has remained outstanding for a period of more than 120 days (including a Floor Plan Committed Loan incurred in connection with a Permitted Acquisition), a curtailment of ten percent (10%) of the outstanding principal amount of such Floor Plan Committed Loan, payable monthly until such Floor Plan Committed Loan is paid in full; provided, that any such Floor Plan Committed Loan shall be paid in full within 180 days of the date of making of such Floor Plan Committed Loan; and

(c)           with respect to each Service Loaner Vehicle in respect of which a Floor Plan Committed Loan has remained outstanding for a period of more than 60 days (including a Floor Plan Committed Loan incurred in connection with a Permitted Acquisition), a curtailment of two percent (2%) of the outstanding principal amount of such Floor Plan Committed Loan, payable monthly until such Floor Plan Committed Loan is paid in full.

Each such curtailment amount shall be payable as set forth in this Section on each Interest Payment Date, commencing with the first Interest Payment Date nearest to and after the date of the first curtailment payment and continuing thereafter as set forth above with respect thereto. All payments required to be made by the Floor Plan Borrowers pursuant to this Section 2.01.9 shall be promptly delivered to the Administrative Agent, or authorized to be debited from a deposit account of the applicable Floor Plan Borrowers with the Administrative Agent, and shall be applied to the Outstanding Amount of the Floor Plan Committed Loans made in respect of such Motor Vehicles.

2.1.10           Payments Due Upon Sale or Casualty Event of Motor Vehicles. Upon the sale by a Floor Plan Borrower of any Motor Vehicle in respect of which a Floor Plan Committed Loan remains outstanding, the applicable Floor Plan Borrower shall deliver to the Administrative Agent, or authorize the Administrative Agent to debit from a deposit account of such Floor Plan Borrower with the Administrative Agent, sufficient funds to pay in full the Floor Plan Committed Loan made (a) with respect to such Motor Vehicle (except any Fleet Motor Vehicle), within ten (10) Business Days of the date of sale of such Motor Vehicle or (b) with respect to such Fleet Motor Vehicle, within thirty (30) calendar days of the date of sale of such Fleet Motor Vehicle; provided that, notwithstanding the foregoing, such Floor Plan Borrower shall deliver to the Administrative Agent, or authorize the Administrative Agent to debit from a deposit account of the applicable Floor Plan Borrower with the Administrative Agent, any cash proceeds that have been received in connection with the sale of such Motor Vehicle within three (3) Business Days of the receipt of such cash payment (provided further, that any cash deposit provided in advance of the consummation of the sale of such Motor Vehicle shall not be due until three (3) Business Days after the consummation of the applicable sale). Within three (3) Business Days after the receipt by a Floor Plan Borrower of any Net Available Proceeds in respect of a Motor Vehicle Casualty Event, such Floor Plan Borrower shall deliver to the Administrative Agent, or authorize the Administrative Agent to debit from a deposit account of such Floor Plan Borrower with the Administrative Agent, the amount of such Net Available Proceeds received by such Floor Plan Borrower (for the avoidance of doubt, any remaining principal amount of the Floor Plan Committed Loan with respect to the applicable Motor Vehicle shall be paid in accordance with Section 2.01.9).

2.1.11           Out of Balance Floor Plan Committed Loans. To the extent that the aggregate outstanding Floor Plan Committed Loans in respect of (i) New Vehicles, exceeds the New Vehicles Allocation, (ii) Used Vehicles, exceeds the Used Vehicles Allocation, (iii) Service Loaner Vehicles, exceeds the Service Loaner Vehicles Allocation or (iv) Auction Vehicles, exceeds the Auction Vehicles Allocation, in each case, as applicable, the applicable Floor Plan Borrower shall prepay in full within three (3) Business Days the Floor Plan Committed Loans with respect to a sufficient number of Motor Vehicles within the applicable Vehicle Allocation to eliminate such excess. Each mandatory prepayment set forth in this Section 2.01.11 shall be applied (x) solely to the remaining curtailment payments of the Floor Plan Committed Loans under Section 2.01.9 for the applicable Type(s) of Motor Vehicles as to which the excess of Floor Plan Committed Loans over Vehicle Allocation exists and (y) in the direct order of application as to such remaining curtailment payments. To the extent a mandatory prepayment under this Section 2.01.11 is comprised of multiple Vehicle Allocation overages, the mandatory prepayments shall be applied in the manner set forth in the immediately preceding sentence on a pro rata basis corresponding to the Vehicle Allocation overages comprising such mandatory prepayment.

2.1.12           Voluntary Reduction or Termination of Commitments; Voluntary Prepayments.

(a)                 Voluntary Reduction or Termination of Commitments. The Floor Plan Borrowers may, at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent by the Borrower Representative, voluntarily terminate and reduce unfunded Floor Plan Commitments, without fees, prepayment premiums or penalties; provided that any such termination (x) shall be in minimum amounts of Five Million Dollars ($5,000,000) (or such lesser amount to the extent the remaining Floor Plan Commitments are less than such amount), (y) the Vehicle Allocations shall be reduced to account for the reduction in Floor Plan Commitments in such manner and amounts as shall be agreed between the Borrower Representative and the Administrative Agent and (z) shall be allocated ratably among the Lenders in proportion to their Applicable Percentages with respect to the Floor Plan Facility. No reduction shall be permitted if, after giving effect thereto and to any repayments of the Floor Plan Committed Loans made on the effective date thereof, the sum of the Outstanding Amount of Floor Plan Committed Loans, the Outstanding Amount of M&T Advances and the amount of Drafts reasonably estimated by the Administrative Agent that may be presented after the requested termination date that the Administrative Agent and M&T Bank may be required to pay pursuant to Drafting Agreements would exceed the Floor Plan Commitments then in effect. Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative or any applicable Floor Plan Borrower may rescind (or delay the date of prepayment identified in) any notice of termination under this Section 2.01.12(a) if such termination would have resulted from a refinancing of all or a portion of the Floor Plan Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

(b)           Voluntary Prepayments. The applicable Floor Plan Borrowers may, upon notice to the Administrative Agent by the Borrower Representative, at any time or from time to time voluntarily prepay the Floor Plan Committed Loan with respect to any Motor Vehicle, as selected by the Borrower Representative, in whole; provided that (i) each such notice must be received by the Administrative Agent not later than 3:00 p.m. three (3) Business Days prior to any date of prepayment and (ii) each such notice shall specify the date and amount of such prepayment, the applicable Floor Plan Committed Loan to be prepaid in full and the corresponding Motor Vehicle and the Type of Borrowings to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share (calculated as such Lender’s Floor Plan Commitment Percentage) of such prepayment. If such notice is given by the Borrower Representative, the applicable Floor Plan Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Borrowing shall be accompanied by all accrued interest on the amount prepaid. Each such prepayment shall be applied (x) in accordance with the Floor Plan Commitment Percentage of each Lender and (y) to reduce the remaining scheduled principal amounts in full with respect to each applicable Floor Plan Committed Loan in a manner consistent with clause (ii) above. Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind (or delay the date of prepayment identified in) any notice of prepayment under this Section 2.01.12(b) if such prepayment would have resulted from a refinancing of all or a portion of the Floor Plan Facility or other conditional event, which financing or other conditional event shall not be consummated or shall otherwise be delayed.

2.1.13      Title Documents. All original Manufacturer’s invoices and Manufacturer’s Certificates evidencing the ownership by a Floor Plan Borrower of Motor Vehicles financed by Floor Plan Committed Loans shall be maintained in safekeeping by such Floor Plan Borrower in a manner and location reasonably acceptable to the Administrative Agent. After the occurrence and during the continuance of an Event of Default, the Administrative Agent may reasonably request, and the Floor Plan Borrowers shall deliver, or cause to be delivered, within two (2) Business Days of such request, all such original Manufacturer’s Certificates and Manufacturer’s invoices corresponding to Motor Vehicles financed under the Floor Plan Facility and maintained by the Floor Plan Borrowers at the time of such request, to the Administrative Agent, and the Administrative Agent shall retain or hold all such original Manufacturer’s Certificates and Manufacturer’s invoices and title documents so received. Thereafter, for so long as such Event of Default shall be continuing, all such original Manufacturer’s Certificates and Manufacturer’s invoices shall remain in the Administrative Agent’s possession until the Floor Plan Committed Loans in connection therewith or such ratable portion thereof in respect of a Motor Vehicle sold by a Floor Plan Borrower have been paid in full; provided that, notwithstanding the foregoing, the Administrative Agent shall return any applicable Manufacturer’s Certificates and Manufacturer’s invoice to the applicable Floor Plan Borrower within two (2) Business Days of the Administrative Agent’s receipt of notice that a corresponding Motor Vehicle is subject to a contract of sale or lease in the ordinary course of business. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may transfer Manufacturer’s Certificates to facilitate the disposition of Motor Vehicles constituting Collateral under (and in accordance with) the Security Agreement.

2.1.14          Power of Attorney. For the purpose of expediting the financing of Motor Vehicles in accordance with the terms of this Agreement and for other purposes relating to such financing transactions, each Floor Plan Borrower irrevocably constitutes and appoints the Administrative Agent and any of its officers, and each of them, severally, as its true and lawful attorneys-in-fact or attorney-in-fact with full authority to act on behalf of it, and in the name of, place, and stead of it, regardless of whether or not an Event of Default shall have occurred hereunder, to prepare, execute, and deliver any and all instruments, documents, and agreements required to be executed and delivered by such Floor Plan Borrowers necessary to evidence Floor Plan Committed Borrowings and/or after the occurrence and during the continuance of an Event of Default, to evidence, perfect, or realize upon the Liens granted by this Agreement and/or any of the Credit Documents. The foregoing powers of attorney shall be deemed to be coupled with an interest, and shall be irrevocable so long as this Agreement remains in effect, any Drafting Agreement remains in effect or any Obligations remain outstanding. Each of said attorneys-in-fact shall have the power to act hereunder with or without the other. The Administrative Agent may, but shall not be obligated to, notify the Floor Plan Borrowers of any such instruments or documents the Administrative Agent has executed on behalf of any of the Floor Plan Borrowers prior to such execution.

2.1.15          Issuance of Drafting Agreements. Subject to the terms and conditions of this Agreement, the Administrative Agent shall, at any time and from time to time from after the Original Closing Date, upon the written request of any Floor Plan Borrower and the presentment of such other documentation related thereto as the Administrative Agent may reasonably require, issue Drafting Agreements for the account of any Floor Plan Borrower.

2.1.16         Conditions Precedent to Issuance of Drafting Agreements. The Administrative Agent shall not be obligated to enter into or issue a Drafting Agreement unless, as of the date of issuance of such Drafting Agreement: (a) the applicable Floor Plan Borrower shall have delivered to the Administrative Agent not less than ten (10) Business Days prior to the requested date for issuance (or such shorter time as the Administrative Agent in its sole discretion may permit), the proposed Drafting Agreement, which shall be reasonably satisfactory to the Administrative Agent and consistent with the terms of such drafting agreements as are generally used in the automobile dealer floor plan finance industry; (b) all conditions precedent set forth in Section 4.02 have been satisfied; (c) no order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the Administrative Agent from entering into or issuing such Drafting Agreement; (d) no Law applicable to the Administrative Agent or to the Lenders and no request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the Administrative Agent or the Lenders shall prohibit the Administrative Agent, or request that the Administrative Agent refrain, from issuing or entering into Drafting Agreements generally or such Drafting Agreement in particular or shall impose upon the Administrative Agent with respect to such Drafting Agreement any restriction, reserve or capital requirement (for which the Administrative Agent is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon the Administrative Agent any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date and which the Administrative Agent in good faith deems material to it (relating to Drafts and Drafting Agreements); and (e) the Administrative Agent does not receive written notice from any Lender or from any Borrower, on or prior to the Business Day prior to the requested date of issuance or entry into such Drafting Agreement, that a Event of Default has occurred and is continuing. Each application for a Drafting Agreement issued by a Floor Plan Borrower hereunder shall constitute certification by such Floor Plan Borrower of the satisfaction of all of the above-stated conditions, and the Administrative Agent shall be entitled to rely on such certification without any duty of inquiry. Immediately upon the issuance or entering into by the Administrative Agent of each Drafting Agreement, each Lender hereby irrevocably and unconditionally agrees to, and does hereby, purchase from the Administrative Agent a participation in such Drafting Agreement and each Draft issued thereunder in an amount equal to the product of (x) its Floor Plan Commitment Percentage and (y) the amount of each Draft presented to the Administrative Agent by a Manufacturer. Notwithstanding the foregoing, the Administrative Agent shall be authorized to take such action as reasonably necessary to terminate and suspend all Drafting Agreements upon the demand by the Required Lenders for the repayment in full of the Floor Plan Committed Loans, and the Floor Plan Borrowers shall not be entitled to have Drafts presented pursuant to any Drafting Agreements after such demand for payment. For the avoidance of doubt, the immediately foregoing sentence is intended only as a limitation to the ability of the Floor Plan Borrowers to obtain Floor Plan Committed Loans pursuant to the Drafting Agreements and not as an enlargement of the Administrative Agent’s obligations hereunder.

2.1.17      Notice of Issuance of or Entering Into Manufacturers Drafting Agreement. The Administrative Agent shall promptly give notice to the Floor Plan Borrowers and each of the Lenders of the issuance of or entering into of each Drafting Agreement, attaching to such notice a copy of such Drafting Agreement.

2.1.18      Drafts Under Drafting Agreements.

(a)           Funding of Drafts. Each Draft submitted by a Manufacturer pursuant to a Drafting Agreement shall be deemed automatically to constitute a Floor Plan Committed Loan Notice for a Floor Plan Borrowing. Upon its submission to the Administrative Agent, the Administrative Agent shall pay such Draft to the extent required by the applicable Drafting Agreement within the time period required by the applicable Drafting Agreement or as otherwise required by applicable Laws, unless the underlying Drafting Agreement has been terminated or suspended. The Administrative Agent may take all actions reasonably necessary to suspend and/or terminate Drafts and Drafting Agreements following the occurrence of any Default or Event of Default, or as otherwise authorized by the terms of this Agreement.

(b)           Funding of Draft Does Not Constitute Waiver. The funding of any Draft by the Administrative Agent shall not be deemed to constitute a waiver of any condition precedent, Default, Event of Default or requirement of this Agreement (or the failure to comply with any condition or request), or otherwise in any manner whatsoever affect, waive, limit, or postpone the duties, liabilities and obligations of the Floor Plan Borrowers and the rights and remedies available to the Administrative Agent or to any of the Lenders hereunder. The Floor Plan Borrowers shall remain obligated to pay the amount of any Draft forthwith as set forth herein and shall have all other duties and obligations applicable to the Floor Plan Borrowers under this Agreement, notwithstanding any failure of the funding of the Draft to be in compliance with the terms of this Agreement or the applicable Drafting Agreement. The Floor Plan Borrowers shall bear all risks of loss resulting from the payment of any Draft, or any resulting disbursements of the Floor Plan Committed Loans, as the case may be, whether or not due to the gross negligence, willful misconduct or fraud of any Manufacturer.

(c)           Obligations of Lenders to Fund. Each Lender shall be obligated to fund Floor Plan Committed Loans resulting from the presentation of Drafts (even if the conditions precedent set forth in Section 4.02 have not been satisfied), by making available its respective pro rata share of Floor Plan Commitments of the amounts so advanced.

2.1.19           Reimbursement Obligations Absolute. The obligations of the Floor Plan Borrowers under this Agreement and any of the other Credit Documents to reimburse the Administrative Agent and the Lenders for Drafts presented by a Manufacturer under a Drafting Agreement and to repay any Floor Plan Committed Loans (including M&T Advances) funded to pay a Draft shall be unconditional and irrevocable. Such obligations shall be paid strictly in accordance with the terms of this Agreement and each such other Credit Document under all circumstances without regard to any condition, event, or occurrence, including the following: (a) any lack of validity or enforceability of this Agreement or any of the other Credit Documents; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any of the Floor Plan Borrowers in respect of any Draft or any Drafting Agreement or any other amendment or waiver of or any consent to departure from all or any of the applicable/related Credit Documents or the Drafting Agreement; (c) the existence of any claim, set-off, defense or other right that any of the Floor Plan Borrowers may have at any time against any Manufacturer or any other beneficiary or transferee of any Drafting Agreement (or any Person for whom any such beneficiary or such transferee may be acting), the Administrative Agent, the Lenders, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the related Credit Documents or any unrelated transaction other than the defense of payment or claims arising out of the gross negligence, bad faith or willful misconduct of the Administrative Agent; (d) any Draft, demand, certificate or other document presented under a Drafting Agreement proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) any loss or delay in the transmission or otherwise of any document required in order to make a Draft under any Drafting Agreement; (f) any payment by the Administrative Agent or the Lenders under any Drafting Agreement against presentation of a draft or certificate that does not strictly comply with the terms of any Drafting Agreement; (g) any payment made by the Administrative Agent under any Drafting Agreement to any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of a successor to any beneficiary or any transferee of any Drafting Agreement, including any arising in connection with any Insolvency Proceeding; (h) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from all or any of the duties and obligations of any of the Floor Plan Borrowers in respect of any Drafting Agreement; or (i) any other circumstance, condition, action or omission that might otherwise constitute a defense available to, or discharge of, the Floor Plan Borrowers other than the defense of payment or claims arising out of the gross negligence, bad faith or willful misconduct of the Administrative Agent.

2.1.20           Floor Plan Automated System. Notwithstanding anything to the contrary provided in this Agreement, the Floor Plan Borrowers may request Floor Plan Committed Loans electronically by access to Administrative Agent’s web based floorplan on-line system (“Floor Plan Automated System”) in accordance with and subject to the applicable conditions set forth in Section 4.02.

Section 2.02.             M&T Advances.

2.2.1             Advances. Between Floor Plan Adjustment Dates, M&T Bank may (but shall not be obligated to) fund to the Floor Plan Borrowers solely out of M&T Bank’s own funds the entire principal amount of any Floor Plan Committed Loan requested pursuant to a Floor Plan Committed Loan Notice, the Floor Plan Automated System or a Draft (any such funding being referred to as an “M&T Advance”). Each Lender shall be deemed to have purchased an irrevocable and unconditional participation in each M&T Advance, in an amount equal to each Lender’s respective Floor Plan Commitment Percentage of the principal amount of such M&T Advance, effective immediately upon the funding of each M&T Advance. Each Lender shall have the unconditional and irrevocable obligation to pay, and does hereby agree to pay, to M&T Bank, on each Floor Plan Adjustment Date, an amount equal to such Lender’s Floor Plan Commitment Percentage of each M&T Advance, and settlement shall occur between M&T Bank and all other Lenders on each Floor Plan Adjustment Date such that after each such settlement, the Lenders shall each hold that percentage of the then aggregate outstanding principal balances of the Floor Plan Committed Loans equal to each Lender’s respective Floor Plan Commitment Percentage. Each Lender acknowledges and agrees that its respective obligation to acquire participations in M&T Advances and make payments to M&T Bank on account of such participations pursuant to this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default (including, without limitation, the commencement of a proceeding under the Bankruptcy Code or other Debtor Relief Laws with respect to any of Borrowers) or the reduction or termination of the Floor Plan Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. All payments of principal, interest and any other amount with respect to each outstanding M&T Advance shall be payable to and received by the Administrative Agent for the account of M&T Bank. Any payments received by the Administrative Agent between Floor Plan Adjustment Dates that in accordance with the terms of this Agreement are to be applied to the reduction of the outstanding aggregate principal balances of the Floor Plan Committed Loans, shall be paid over to and retained by M&T Bank for such application to the outstanding M&T Advances and credited against the Lenders’ respective purchases of participation interests in the respective M&T Advances, subject to the provisions of Section 2.18.

2.2.2       Automated Sweep Program. M&T Bank may elect to process M&T Advances under any automated sweep program in effect at M&T Bank from time to time to facilitate automatic M&T Advances to cover submitted Floor Plan Committed Loan Notices, requests pursuant to a Floor Plan Automated System or Drafts.

2.2.3       Repayment Obligations of Borrowers. For the avoidance of doubt, the applicable Floor Plan Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of M&T Bank all amounts outstanding on account of the M&T Advances, together with accrued interest thereon, on the terms and subject to the conditions applicable to the Floor Plan Committed Loans and the Floor Plan Notes. Nothing in this Section 2.02, including but not limited to the purchase of participations in an M&T Advance pursuant to this Section 2.02 shall relieve the Floor Plan Borrowers of any obligation for payments under the Floor Plan Committed Loans and Floor Plan Notes, or under the M&T Advances, or for any default by the Floor Plan Borrowers in the payment thereof.

Section 2.03.         Mortgage Loans and Term Loans.

(a)           Mortgage Loans. Subject to the terms and conditions set forth herein, each Lender severally has made a mortgage loan to AMR RE Holdings on the Original Closing Date (the “Closing Date Mortgage Loans”) in an amount not to exceed such Lender’s Mortgage Facility Commitment on the Original Closing Date. AMR RE Holdings has submitted a Term/Mortgage Committed Loan Notice for a Mortgage Loan Borrowing of Base Rate Loans on the Original Closing Date in the aggregate principal amount of One Hundred Seventy-Nine Million Dollars ($179,000,000). The Mortgage Facility, as committed as of the Original Closing Date, was advanced in a single Mortgage Loan Borrowing in the aggregate principal amount of One Hundred Seventy-Nine Million Dollars ($179,000,000) upon the Original Closing Date which consisted of Mortgage Loans made simultaneously by the Lenders pro-rata in accordance with their respective Mortgage Facility Commitments. The aggregate principal balance outstanding under the Closing Date Mortgage Loans, as of the date set forth on Schedule 2.03(a), is as set forth on Schedule 2.03(a) attached hereto. For the avoidance of doubt additional Mortgage Loans may also be advanced from time to time under the Delayed Draw Facility and the Accordion Provision, subject to the terms and conditions set forth in this Agreement with respect thereto.

(b)                Term Loans. Subject to the terms and conditions set forth herein, each Lender severally has made a term loan to the applicable Borrowers on the Original Closing Date (the “Closing Date Term Loans”) in an amount not to exceed such Lender’s Term Loan Facility Commitment on the Original Closing Date. Schedule 2.03(b)(1) sets forth, as agreed by the parties as of the Original Closing Date, the Borrowers borrowing Closing Date Term Loans and the principal amount of the Closing Date Term Loans made on the Original Closing Date to each such Borrower. The Closing Date Term Loans are further evidenced by the Term/Mortgage Committed Loan Notice for a Term Loan Borrowing of Base Rate Loans on the Original Closing Date in the principal amount set forth on Schedule 2.03(b)(1). The Term Loan Facility, as committed as of the Original Closing Date, was advanced in a single Term Loan Borrowing in the aggregate principal amount of Seventy-Eight Million Dollars ($78,000,000) upon the Original Closing Date, consisting of Term Loans made simultaneously by the Lenders pro-rata in accordance with their respective Term Loan Facility Commitments. The aggregate principal balance outstanding under the Closing Date Term Loans, plus the Delayed Draw Term Loans made on the Original Closing Date, plus the Delayed Draw Term Loans made after the Original Closing Date but prior to the Closing Date is, as of the date set forth on Schedule 2.03(b)(2), as set forth on Schedule 2.03(b)(2) attached hereto. For the avoidance of doubt, additional Term Loans may also be advanced from time to time under the Delayed Draw Facility and the Accordion Provision, subject to the terms and conditions set forth in this Agreement with respect thereto.

(c)                No Reborrowing; Types of Loans. Amounts borrowed under this Section 2.03 and repaid or prepaid may not be reborrowed. The Mortgage Loans and the Term Loans may be either Base Rate Borrowings, or LIBOR Borrowings, or a combination thereof.

2.3.1            [Reserved].

2.3.2            Borrowings, Conversions and Continuations of Loans.

(a)                General Terms. Each Mortgage Loan Borrowing and Term Loan Borrowing (other than Mortgage Loan Borrowings and Term Loan Borrowings under the Delayed Draw Facility, which shall be made pursuant to Section 2.04.2), each conversion of Mortgage Loans and Term Loans from one Type to the other, and each continuation of Mortgage Loans and/or Term Loans as LIBOR Rate Loans shall be made upon the irrevocable written notice given by the Borrower Representative on behalf of the applicable Borrowers to the Administrative Agent by delivery to the Administrative Agent of a written Term/Mortgage Committed Loan Notice, completed and signed by a Responsible Officer of the Borrower Representative. Each such notice must be received by the Administrative Agent not later than 2:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of at least One Million Dollars ($1,000,000). Each Term/Mortgage Committed Loan Notice delivered pursuant to this Section 2.03.2 shall specify (i) the Borrower or Borrowers requesting such Borrowing, conversion or continuation, (ii) whether such Borrower or Borrowers are requesting a Mortgage Loan Borrowing or a Term Loan Borrowing, a conversion of Mortgage Loans or Term Loans from one Type to the other, or a continuation of Mortgage Loans and/or Term Loans as LIBOR Rate Loans, (iii) the requested Borrowing Date, or the date of the conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of Mortgage Loans and/or Term Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed or to which existing Mortgage Loans and/or Term Loans are to be converted, and (vi) the duration of the Interest Period with respect thereto, if applicable. If the Borrowers fail to specify a Type of Loan in a Term/Mortgage Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Mortgage Loans or Term Loans shall be made as, or converted to, LIBOR Rate Loans with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Borrowers request a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Term/Mortgage Committed Loan Notice but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b)           Funding. Following receipt of a Term/Mortgage Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Class of Loans, as the case may be, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to LIBOR Rate Loans described in Section 2.03.2(a). In the case of a Mortgage Loan Borrowing or a Term Loan Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Term/Mortgage Committed Loan Notice. Upon satisfaction of the applicable conditions precedent set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the Commercial Account of the Borrowers with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(c)           Election of LIBOR Rate. Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a continuing Default or Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(d)           Notice of Rates. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Prime Rate or any other index used in determining the Base Rate promptly following the public announcement of such change.

(e)           Initial Borrowing. Anything in this Section 2.03 to the contrary notwithstanding, the Borrowers may not select the LIBOR Rate for the initial Borrowing of Closing Date Mortgage Loans or Closing Date Term Loans.

2.3.3             Payment. (a) Mortgage Loans. Without duplication of Section 2.04.4 and except as provided with respect to any Class of Additional Mortgage Loans in an applicable Incremental Amendment, the applicable Borrowers shall repay the aggregate principal amount of all Mortgage Loans in monthly payments equal to one-twelfth (1/12th) of the sum of (i) the original principal amount of the Closing Date Mortgage Loans, plus (ii) the original principal amount of any Facility Increase to the Mortgage Facility and any Additional Mortgage Loans, multiplied by the corresponding percentage applicable during each Loan Year as set forth below. Monthly principal payments shall be due and payable on each Principal Payment Date, beginning with the Principal Payment Date in the first full month following the Original Closing Date and continuing until the Original Maturity Date. Accrued interest on all principal balances from time to time outstanding under the Mortgage Loans shall be payable in arrears at the rates per annum set forth in Sections 2.03.2 and 2.05 of this Agreement and shall be due and payable on each applicable Interest Payment Date. All remaining unpaid balances of each Class of Mortgage Loans (including any Facility Increase to the Mortgage Facility and any Additional Mortgage Loans, but excluding any Delayed Draw Mortgage Loans (for the avoidance of doubt, repayment of Delayed Draw Mortgage Loans is provided for in Section 2.04.4)), including all unpaid principal, accrued and unpaid interest, fees and Credit Party Expenses which are due and owing in connection therewith, shall be paid in full on the Maturity Date for such Class. Payments due under this Section 2.03.3(a) shall give effect to any applicable prepayments applied under Sections 2.03.4 or 2.03.5 with respect to each applicable Principal Payment Date.

Loan Year	Annual Principal Amortization Percentage
1	2.25%
2	2.50%
3	2.50%
4	2.75%
5	3.00%
Maturity Date	Remaining Balance

(b) Term Loans. Without duplication of Section 2.04.4 and except as provided with respect to any Class of Additional Term Loans in an applicable Incremental Amendment, the applicable Borrowers shall repay the aggregate principal amount of all Term Loans in monthly payments equal to one-twelfth (1/12th) of the sum of (i) the original principal amount of the Closing Date Term Loans, plus (ii) the original principal amount of any Facility Increase to the Term Loan Facility and any Additional Term Loans, multiplied by the corresponding percentage applicable during each Loan Year as set forth below. Monthly payments of principal shall be due and payable on each Principal Payment Date, beginning with the Principal Payment Date in the first full month following the Original Closing Date and continuing until the Original Maturity Date. Accrued interest on all principal balances from time to time outstanding under the Term Loans shall be payable in arrears at the rates per annum set forth in Sections 2.03.2 and 2.05 of this Agreement and shall be due and payable on each applicable Interest Payment Date. All remaining unpaid balances of each Class of Term Loans (including any Facility Increase to the Term Loan Facility and any Additional Term Loans from time to time, but excluding any Delayed Draw Term Loans (for the avoidance of doubt, repayment of Delayed Draw Term Loans is provided for in Section 2.04.4)), including all unpaid principal, accrued and unpaid interest, fees and Credit Party Expenses which are due and owing in connection therewith, shall be paid in full on the Maturity Date for such Class. Payments due under this Section 2.03.3(b) shall give effect to any applicable prepayments applied under Sections 2.03.4 or 2.03.5 with respect to each applicable Principal Payment Date.

Loan Year	Annual Principal Amortization Percentage
1	7.50%
2	10.00%
3	10.00%
4	10.00%
5	10.00%
Maturity Date	Remaining Balance

2.3.4             Mandatory Prepayments.

(a)             Excess Cash Flow Recapture. Commencing with the Fiscal Quarter ending December 31, 2017, the Borrower Representative shall, within fifteen (15) calendar days after the due date for delivery of the respective Compliance Certificate in accordance with Section 5.08.4 hereof, pay, or cause to be paid, to the Administrative Agent for the account of the Lenders for each successive Fiscal Quarter if at the end of such Fiscal Quarter the Total Leverage Ratio is greater than 2.50:1.00, an amount equal to fifty percent (50%) of the Excess Cash Flow of GPB Prime and its Subsidiaries for such Fiscal Quarter most recently ended. Beginning with the 2018 Fiscal Year, the sum of the Excess Cash Flow payments calculated for each of the four Fiscal Quarters of each Fiscal Year shall be adjusted annually with the delivery of the audited financial statements provided pursuant to Section 5.08.2 for such Fiscal Year, based on a comparison of the amount of the Excess Cash Flow determined by the audited results for such Fiscal Year with the sum of the four Excess Cash Flow calculations determined for each of the respective Fiscal Quarters in such Fiscal Year and, (x) if, for any Fiscal Year, the Excess Cash Flow calculation for the 12-month period derived from the respective audit is greater than the sum of the Fiscal Quarter calculations (“Excess Cash Flow deficiency”), then, for the Fourth Quarter of such Fiscal Year, the Borrower shall pay to the Administrative Agent the Excess Cash Flow payment determined for the applicable fourth Fiscal Quarter, plus 50% of the Excess Cash Flow deficiency, or (y) if, for any Fiscal Year, the Excess Cash Flow calculation for the 12-month period derived from the respective audit is less than the sum of the Fiscal Quarter calculations (“Excess Cash Flow overage”), then, for the Fourth Quarter of such Fiscal Year, the Borrower shall pay to the Administrative Agent the Excess Cash Flow payment determined for the applicable fourth Fiscal Quarter, minus 50% of the Excess Cash Flow overage; provided, however, if, no Excess Cash Flow calculation is required for one or more of the Fiscal Quarters in any Fiscal Year as a result of giving effect to the Total Leverage Ratio threshold described in this section, no reconciliation to the audited results will be required for such Fiscal Year. The amount of any mandatory prepayments due from the Excess Cash Flow for any Fiscal Quarter shall be reduced by the amount of any voluntary prepayments made by any Loan Party in accordance with Section 2.03.5 during such Fiscal Quarter. For the avoidance of doubt, (i) if any Excess Cash Flow payments are required to be paid under this Section 2.03.4 (a), such payments shall be paid in conjunction with, and prior to the payment of, any Restricted Payments under Section 6.07, (ii) any Compliance Certificate which demonstrates a Total Leverage Ratio calculation of greater than 2.50:1.00 shall include a calculation of Excess Cash Flow, and (iii) any Compliance Certificate which demonstrates a Total Leverage Ratio calculation of 2.50:1.00 or less shall not include a calculation of Excess Cash Flow.

(b)         Extraordinary Receipts. The Borrower Representative shall pay, or cause to be paid, to the Administrative Agent for the accounts of the applicable Lenders the amount of any Extraordinary Receipts within three (3) Business Days of the receipt thereof by any Loan Party or any Subsidiary of any Loan Party. The provisions of this Section 2.03.4(b) shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties.

The mandatory prepayments set forth in this Section 2.03.4 shall be applied (a) to the first twelve (12) remaining amortization installments of (in the following order of application) (i) Term Loans incurred under the Term Loan Facility, including pursuant to the Accordion Provision, (ii) Delayed Draw Term Loans, including pursuant to the Accordion Provision, (iii) Mortgage Loans incurred under the Mortgage Facility, including pursuant to the Accordion Provision, and (iv) Delayed Draw Mortgage Loans, including pursuant to the Accordion Provision, in each case, in the direct order of scheduled maturities, and (b) thereafter, pro rata to all remaining amortization installments of (in the following order of application) (i) Term Loans incurred under the Term Loan Facility, including pursuant to the Accordion Provision, (ii) Delayed Draw Term Loans, including pursuant to the Accordion Provision, (iii) Mortgage Loans incurred under the Mortgage Facility, including pursuant to the Accordion Provision and (iv) Delayed Draw Mortgage Loans, including pursuant to the Accordion Provision.

2.3.5       Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent from the Borrower Representative, at any time or from time to time voluntarily prepay any Class of Mortgage Loans and Term Loans, selected by the Borrower Representative, in whole or in part without fees or penalties; provided that (a) such notice must be received by the Administrative Agent not later than 3:00 p.m. three (3) Business Days prior to any date of prepayment and (b) any voluntary prepayment of Mortgage Loans and Term Loans shall be in a principal amount of not less than One Million Dollars ($1,000,000) (or such lesser amount then outstanding). Each such notice shall specify the date and amount of such prepayment, the Class of Loans to be prepaid and, if LIBOR Borrowings are to be prepaid, the Interest Period(s) of such LIBOR Borrowings. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share (calculated as such Lender’s Applicable Percentage) of such prepayment. If such notice is given by the Borrower Representative, the applicable Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Borrowing shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.05.2(a). Each such prepayment shall be applied (x) to the Class of Loan(s) referenced in the applicable notice of prepayment submitted to the Administrative Agent (and if not specified in the applicable notice of prepayment, pro rata to the outstanding Mortgage Loans and Term Loans), (y) in accordance with the Applicable Percentage of each Lender and (z) to reduce the remaining scheduled installments of principal within the applicable Class of Loans as directed by the Borrower Representative on or prior to such voluntary prepayment (and in the absence of such direction, in the direct order of maturity). Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind (or delay the date of prepayment identified in) any notice of prepayment under this Section 2.03.5 if such prepayment would have resulted from a refinancing of all or a portion of the applicable Credit Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

2.3.6       Purpose. The proceeds of the Loans under the Mortgage Facility and the Term Loan Facility shall be used to finance working capital, finance capital expenditures, finance the Specified Original Closing Distribution, refinance the Existing Credit Facilities, pay closing costs and fees and for general corporate purposes, including, without limitation, Permitted Acquisitions and other Investments and any other transaction not prohibited by this Agreement.

Section 2.04.     Delayed Draw Facility. During the Availability Period, and subject to the terms and conditions set forth herein, each of the Lenders severally agrees to make senior secured mortgage loans (each such loan, a “Delayed Draw Mortgage Loan” and, collectively, the “Delayed Draw Mortgage Loans”) or term loans (each such loan, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”; the Delayed Draw Mortgage Loans and the Delayed Draw Term Loans, collectively, the “Delayed Draw Loans”) to the applicable Borrowers; provided that: (a) with respect to each Lender, the maximum amount of principal advanced as Delayed Draw Loans under the Delayed Draw Facility shall not exceed the amount of such Lender’s respective Delayed Draw Facility Commitment, (b) the maximum aggregate principal amount of Delayed Draw Borrowings advanced by all Lenders and from time to time shall not exceed the Delayed Draw Dollar Cap, (c) any Delayed Draw Borrowing requested by a Borrower shall be in a principal amount of at least One Million Dollars ($1,000,000) (provided that, with respect to a Delayed Draw Borrowing of Delayed Draw Mortgage Loans subject to a Project Budget (as defined in the Delayed Draw Disbursement Procedures), the foregoing minimum Delayed Draw Borrowing amount shall be measured solely with respect to the total amount reserved for Delayed Draw Loans in the Project Budget submitted to the Administrative Agent in accordance with the Delayed Draw Disbursement Procedures (and, for the avoidance of doubt, shall not be measured with respect to each component disbursement of Delayed Draw Mortgage Loans in connection with such Project under the Delayed Draw Disbursement Procedures)) and (d) repayments of Delayed Draw Loans may not be readvanced. The Delayed Draw Loans shall be designated by the applicable Borrowers as either Delayed Draw Mortgage Loans or Delayed Draw Term Loans. The Delayed Draw Loans may be either Base Rate Borrowings, or LIBOR Borrowings, or a combination of each Type. The Borrowers under each Delayed Draw Loan shall consist of (and be limited to) the applicable Borrowers requesting such Delayed Draw Loan (for the avoidance of doubt, requests for Delayed Draw Borrowings under Section 2.04.2 may be made by any [*****] Borrower and/or any Non-[*****] Borrower).

2.4.1       Purpose. (a) The proceeds of Delayed Draw Mortgage Loans shall be available to fund project costs for real estate development, acquisition and build-out projects and real estate capital improvement projects (collectively, the “Real Estate Costs”), in each case, in an aggregate amount of up to eighty-five percent (85%) of the total Real Estate Costs for each real estate project; provided that, solely with respect to any Real Estate Costs directly attributable to the acquisition of real estate (excluding, for the avoidance of doubt, costs attributable to development, build-out and capital improvements) (the “Real Estate Acquisition Costs”), the portion of the applicable Delayed Draw Mortgage Loan that may be used to fund such Real Estate Acquisition Costs for such project shall not exceed eighty-five percent (85%) of the appraised value of such acquired real estate reflected in the applicable Real Estate Appraisal provided under Section 5.15.3. For the avoidance of doubt, proceeds of Delayed Draw Mortgage Loans shall be used only for real estate projects in connection with the business operations of a Loan Party which is a direct or indirect Subsidiary of GPB Prime.

(b) The proceeds of Delayed Draw Term Loans shall be available to fund (a) an initial Original Closing Date draw in an amount of approximately Two Million Three Hundred Thirty Thousand Dollars ($2,330,000.00) to refinance certain outstanding equipment loans made for the acquisition of furniture, fixtures and equipment related to the furnishing of new Audi, Porsche, Acura and Hyundai dealership facilities, and (b) after the Original Closing Date from time to time, up to 50% of blue sky project costs related to acquisitions, start-up, development and other capital expenditures in respect of new dealerships and improvements and other capital expenditures in respect of existing dealerships (in each case, other than with respect to Real Estate Costs).

2.4.2       Borrowings of Delayed Draw Loans.

(a)           Borrowing Request. Each Delayed Draw Borrowing shall be made upon the irrevocable written notice given by the Borrower Representative on behalf of the applicable Borrowers to the Administrative Agent by delivery to the Administrative Agent of a written Term/Mortgage Committed Loan Notice, completed and signed by a Responsible Officer of the Borrower Representative. Each such notice of a Delayed Draw Borrowing must be received by the Administrative Agent not later than 2:00 p.m. ten (10) Business Days prior to the requested date of any Delayed Draw Borrowing (or, with respect to the Delayed Draw Term Loans requested to be funded on the Original Closing Date, the notice of a Delayed Draw Borrowing was delivered with the Credit Agreement on the Original Closing Date). Each Term/Mortgage Committed Loan Notice shall specify (i) the Borrower or Borrowers requesting such Borrowing, (ii) the purpose for which the advance is being requested (accompanied by reasonable supporting documentation), (iii) the Class of Loans the applicable Borrowers are requesting (and if the notice fails to make an election as to such form, it will be declined), (iv) the requested Borrowing Date (which shall be a Business Day), (v) the principal amount of Delayed Draw Loans to be borrowed, (vi) the Type of Loans to be borrowed, and (vii) the duration of the Interest Period with respect thereto, if applicable. Notwithstanding anything else provided herein, a single Interest Period shall apply to all Delayed Draw Mortgage Loans outstanding at any time in respect of all Delayed Draw Mortgage Loans set forth in an applicable Project Budget submitted to the Administrative Agent under the Delayed Draw Disbursement Procedures (to the extent additional Delayed Draw Mortgage Loans in connection with such Project are borrowed during any Interest Period, such additional Delayed Draw Mortgage Loans shall automatically be deemed to have an Interest Period equal to the remaining Interest Period for the then-existing Delayed Draw Mortgage Loans in respect of such Project). Each Term/Mortgage Committed Loan Notice requesting a Delayed Draw Mortgage Loan in respect of a Project shall also be accompanied by all applicable information and documents required under the Delayed Draw Disbursement Procedures with respect to such Project. With respect to a Delayed Draw Mortgage Loan to be made in respect of any Major Project, Administrative Agent may elect to retain an inspector at the applicable Borrower’s expense to verify the status and condition of any work being funded with such Delayed Draw Borrowing. As a condition to the making of any Delayed Draw Mortgage Loan, the Administrative Agent may elect to obtain a title insurance endorsement to the extent available under the title insurance regulations in the applicable jurisdiction with respect to the title insurance policy covering the Real Property on which such work is being performed or Real Property which is being acquired using the proceeds of any Delayed Draw Mortgage Loans, including but not limited to uses of proceeds for acquisition of Real Property, building, remodeling, capital improvements, removal, demolition, restoration, alteration, repairs, installation, renovation, or construction of improvements, restoration or alteration of land, or any other construction or development of any nature with respect to the Real Property.

(b)           Additional Conditions and Funding. Following receipt of a Term/Mortgage Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of Delayed Draw Loans, the Class of Loans requested and the details of the use of funds. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Term/Mortgage Committed Loan Notice. Upon satisfaction of the applicable conditions precedent set forth in Sections 2.04.1 and 4.02 and this Section, the Administrative Agent shall make all funds so received available to the Borrowers by crediting the Commercial Account with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent; provided, however that the Administrative Agent shall have the right to make disbursements through a title insurance company.

(c)           Conversion and Continuation of Delayed Draw Loans. Each request for conversion of Delayed Draw Loans from one Type to the other or continuation of Delayed Draw Mortgage Loans and/or Delayed Draw Term Loans as LIBOR Rate Loans shall be made in accordance with Section 2.03.2.

(d)           Election of LIBOR Rate. Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a continuing Default or Event of Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Required Lenders.

(e)           Notice of Rates. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Prime Rate or any other index used in determining the Base Rate promptly following the public announcement of such change.

2.4.3       Repayment of Delayed Draw Loans. Each Delayed Draw Loan shall amortize in equal monthly installments in aggregate annual amounts consistent with the amortization grids applicable to Mortgage Loans under the Mortgage Facility in Section 2.03.3(a) and Term Loans under the Term Loan Facility in Section 2.03.3(b), as applicable, based upon the designation of a given Delayed Draw Loan as a Delayed Draw Mortgage Loan or a Delayed Draw Term Loan. The applicable Borrower shall repay the aggregate principal amount of each Class of Delayed Draw Loans (including any Facility Increase to such Class of Delayed Draw Loans) advanced and outstanding from time to time, in monthly payments equal to one-twelfth (1/12th) of the applicable aggregate annual amortization amount, calculated based on the cumulative total of the original principal amounts of each Class of Delayed Draw Mortgage Loans and Delayed Draw Term Loans advanced from time to time multiplied by the corresponding percentage applicable during each Loan Year as set forth in Section 2.03.3(a) or 2.03.3(b), respectively. Accrued interest on all principal balances from time to time outstanding under each Class of Delayed Draw Loans shall be payable in arrears at the rates per annum set forth in Sections 2.4.2  and 2.05 of this Agreement and shall be due and payable on each applicable Interest Payment Date. All remaining unpaid balances of each Class of Delayed Draw Loans (including any Facility Increase to such Class of Delayed Draw Loans), including all unpaid principal, accrued and unpaid interest, fees, Credit Party Expenses, and other sums and charges which are due and owing in connection therewith, shall be paid in full on the Maturity Date for such Class.

2.04.4   Commitment Termination of Delayed Draw Facility Commitments. The Borrowers may, at any time and from time to time, upon written notice to the Administrative Agent by the Borrower Representative, voluntarily terminate and reduce unfunded Delayed Draw Facility Commitments in whole or in part without fees, prepayment premiums or penalties; provided that any such termination and reduction (x) shall be in minimum amounts of One Million Dollars ($1,000,000) (or such lesser amount to the extent the remaining Delayed Draw Facility Commitments are less than such amount) and (y) shall be allocated ratably among the Lenders in proportion to their Applicable Percentages with respect to all Delayed Draw Facility Commitments. Notwithstanding anything to the contrary contained in this Agreement, the Borrower Representative may rescind (or delay the date of termination and reduction identified in) any notice of termination and reduction under this Section 2.04.4 if such termination and reduction would have resulted from a refinancing of all or a portion of the Delayed Draw Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed.

Section 2.05.   Interest Terms Applicable To The Loans. Subject to the provisions of Section 2.05.1, 2.05.2, and 2.05.3 below, (a) each LIBOR Borrowing of a Mortgage Loan, Term Loan, and Delayed Draw Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such period Interest Period plus the Applicable Rate; (b) each Base Rate Borrowing of a Mortgage Loan, Term Loan, and Delayed Draw Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate; (c) each LIBOR Borrowing of a Floor Plan Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate plus the Applicable Rate; and (d) each Base Rate Borrowing of a Floor Plan Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.5.1     Default Rate.

(a)              If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)              If any amount (other than principal of any Loan) payable by any Borrower under any Credit Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)              Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in Sections 2.05.1(a) and 2.05.1(b) above), the applicable Borrowers shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)              Imposition of the Default Rate may, at the election of the Required Lenders, be applied retroactively to the date of the occurrence of the Event of Default (but not in excess of one hundred eighty (180) days prior to the date of imposition).

(e)              Without limiting any other rights and remedies available to the Credit Parties by this Agreement or applicable Laws, accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.5.2	LIBOR Borrowing Option.

(a)              Breakage Costs. The applicable Borrowers promise to compensate the Lenders from time to time, upon demand from any Lender through the Administrative Agent, for all losses (excluding lost profits and Applicable Rate), expenses, costs and liabilities (including all interest paid to lenders of funds borrowed by the Lenders to carry LIBOR Borrowings other than a Floor Plan Committed Borrowing) which any of the Lenders sustains if: (A) any repayment or prepayment of any LIBOR Borrowings other than a Floor Plan Committed Borrowing (including any payment resulting from the acceleration of the Loans in accordance with the terms of this Agreement or from an assignment required by Sections 2.14.2 or 10.12 of this Agreement) or any conversion of a LIBOR Borrowing other than a Floor Plan Committed Borrowing for any reason occurs on a date which is not the last day of the applicable Interest Period; or (B) any failure by the applicable Borrowers to borrow a LIBOR Borrowing other than a Floor Plan Committed Borrowing or convert a Base Rate Borrowing to a LIBOR Borrowing other than a Floor Plan Committed Borrowing on the date for such borrowing or conversion specified in the relevant notice of election given by the applicable Borrowers to the Administrative Agent in accordance with the terms of this Agreement.

(b)              Availability of Interest Rates Based Upon LIBOR. If prior to the commencement of any Interest Period for a LIBOR Borrowing: (i) the Administrative Agent is advised that the Required Lenders have determined that a Change In Law or a change in market conditions has made it impractical for the Lenders to offer pricing based on the LIBOR Rate; or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or (iii) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate applicable to such Interest Period will not adequately and fairly reflect the cost to the Lenders of making or maintaining the proposed LIBOR Borrowing for such Interest Period; then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request to convert any borrowing to, or continue any borrowing as, a LIBOR Borrowing shall be ineffective and any requested LIBOR Borrowing shall bear interest at the Base Rate plus the Applicable Rate.

(c)              Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, determine, maintain, fund or charge any interest based upon LIBOR with respect to any Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, (i) any obligation of such Lender to issue, make, determine, maintain, fund or charge interest based upon LIBOR with respect to any Borrowing or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the applicable Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on such Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans or if such Loans bear interest based upon a daily-adjusting LIBOR Rate and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or conversion, each applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.

(d)         Termination of Right to Elect LIBOR Borrowings. Notwithstanding anything to the contrary set forth in this Agreement, and without limiting any other rights and remedies of the Lenders, the Required Lenders during any continuing Default or Event of Default may suspend the right of the Borrowers to elect any new LIBOR Borrowing or to convert any Base Rate Borrowing into a LIBOR Borrowing or to permit any LIBOR Borrowing to be continued as a LIBOR Borrowing, in which case all LIBOR Borrowings shall be converted (on the last day of the respective Interest Periods therefor) to Base Rate Borrowings.

(e)         Interest Periods. After giving effect to all Mortgage Loan Borrowings and Term Loan Borrowings, as the case may be, all conversions of any Mortgage Loans and/or Term Loans from one Type to the other, and all continuations of Mortgage Loans and/or Term Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect in respect of the Mortgage Facility, the Term Loan Facility or the Delayed Draw Facility (including in respect of any Additional Mortgage Loans and Additional Term Loans); provided, that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, the number of Interest Periods otherwise permitted by this Section 2.05.2(e) shall increase by one (1) Interest Period for each applicable Class so established.

2.5.3     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder

Section 2.06.   Fees. The Borrower Representative agrees to pay the following fees:

2.6.1     Fee Letter. The Borrower Representative agrees to pay to M&T Bank for M&T Bank’s own account such fees as are required by the terms of the Fee Letter.

2.6.2     Floor Plan Commitment Fee. For each Fiscal Quarter, until the last day of the Availability Period, the Borrower Representative agrees to pay to the Administrative Agent for the ratable accounts of the Lenders a per annum fee (the “Floor Plan Commitment Fee”) calculated by subtracting (i) the average daily aggregate disbursed principal balances of all outstanding Floor Plan Committed Loans during such Fiscal Quarter or portion thereof (calculated on the basis of the actual number of days elapsed in a year of 360 days) from (ii) an amount equal to the total amount of the Floor Plan Commitments, and multiplying any positive difference thereof by the Applicable Rate for Floor Plan Commitment Fees then in effect. The Floor Plan Commitment Fee shall be payable in arrears on the last Business Day of each succeeding Fiscal Quarter, the first of such payments to be paid on March 31, 2017.

2.6.3     Delayed Draw Unused Commitment Fee. For each Fiscal Quarter, until the last day of the Availability Period, the Borrower Representative agrees to pay to the Administrative Agent for the ratable accounts of the Lenders a per annum fee (the “Delayed Draw Facility Unused Commitment Fee”) calculated by subtracting (i) the average daily aggregate disbursed principal balances of all outstanding Delayed Draw Loans during such Fiscal Quarter or portion thereof (calculated on the basis of the actual number of days elapsed in a year of 360 days) from (ii) an amount equal to the total amount of the Delayed Draw Facility Commitments then in effect, and multiplying any positive difference thereof by the Applicable Rate then in effect. The Delayed Draw Facility Unused Commitment Fee shall be payable in arrears on the last Business Day of each succeeding Fiscal Quarter, the first of such payments to be paid on March 31, 2017.

Section 2.07.       Computations of Interest; Retroactive Adjustments of Applicable Rate.

(a)         All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)         If, as a result of any restatement of or other adjustment to the financial statements of GPB Prime or Parent Holdings Guarantor and their respective Subsidiaries, the Administrative Agent (i) reasonably determines that (A) the Total Leverage Ratio as calculated by the Borrower Representative as of any applicable date was inaccurate and (B) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period and (ii) the Administrative Agent notifies the Borrowers of such determination within twenty four (24) months of the Administrative Agent becoming aware of such restatement or other adjustment, then the applicable Borrowers shall be obligated to pay to the Administrative Agent, for the account of the applicable Lenders, within five (5) Business Days of demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; provided, however, that (x) the rights of the Administrative Agent and Lenders under this Section 2.07(b) shall terminate upon payment in full of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments hereunder, (y) any nonpayment of such additional interest and fees shall not constitute a Default or Event of Default (whether retroactively or otherwise) and (z) no such amounts shall be deemed overdue, in each case, until the expiration of such five (5) Business Day-period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.05.1 or under Articles 7 and 8 of this Agreement.

Section 2.08.       Evidence of Debt.

(a)              The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, which accounts or records shall include (i) the portion of each Loan made to each Borrower, (ii) the character of each Loan as a Floor Plan Committed Loan, Term Loan under the Term Loan Facility,Term Loan under the Delayed Draw Facility, Mortgage Loan under the Mortgage Facility and Mortgage Loan under the Delayed Draw Facility, and (iii) in the case of Floor Plan Committed Loans, the Type of Motor Vehicle in respect to which such Floor Plan Committed Loan was made. Subject to Section 10.02.4, the accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. Subject to Section 10.02.4, in the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the respective Borrowers under each Credit Facility shall execute and deliver to such Lender (through the Administrative Agent) (i) a Floor Plan Note, which shall evidence such Lender’s Floor Plan Committed Loans, (ii) a Mortgage Loan Note which shall evidence such Lender’s Mortgage Loans, and (iii) a Term Loan Note, which shall evidence such Lender’s Term Loans and (iv) Delayed Draw Notes, which shall evidence such Lender’s Delayed Draw Loans, in each case in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)              In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in M&T Advances. Subject to Section 10.02.4, in the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.09.       Pro Rata Treatment and Payments; Administrative Agent’s Clawback.

2.9.1          Distribution of Payments to Lenders; Administrative Agent’s Clawback. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided to the contrary by the terms of this Agreement, all payments by the Borrower shall be made in Dollars prior to 2:00 p.m. on the due date thereof to the Administrative Agent for the accounts of the respective Lenders to which such payment is owed at the Administrative Agent’s offices in Buffalo, New York in Dollars and in immediately available funds. The Administrative Agent shall promptly distribute to each Lender to which such payment is owed by wire transfer such Lender’s pro rata share of each of such payments in like funds as received. The Administrative Agent may assume that the Borrowers have made such payments on the applicable date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. In such event, if the Borrowers have not in fact made such payments, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation.

2.9.2     Funding of Loans; Administrative Agent’s Clawback. The Lenders agree that the Administrative Agent may assume that each Lender will fund timely its pro rata portion of each Borrowing requested by the applicable Borrowers in accordance with the terms of this Agreement and that the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrowers to but excluding the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate or a rate determined by the Administrative Agent in accordance with banking industry customs and rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (b) in the case of a payment to be made by the applicable Borrowers, the applicable Base Rate plus the Applicable Rate. If the applicable Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrowers the amount of such interest paid by the applicable Borrowers for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such share included in the subject borrowing. Any payment by the applicable Borrowers shall be without prejudice to any claim such Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.9.3     Ratable Sharing. Each Borrowing by the Borrowers shall be made ratably from the applicable Lenders in accordance with their Applicable Percentages. Any reduction in the Floor Plan Commitments or in the Floor Plan Dollar Cap shall be made ratably among the Lenders in accordance with their respective Floor Plan Commitment Percentages. Any reduction in the Delayed Draw Facility Commitments or in the undrawn Delayed Draw Dollar Cap shall be made ratably among the Lenders in accordance with their respective Delayed Draw Facility Commitment Percentages. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on any Class of Loans shall be shared pro rata by the Lenders of such Class in accordance with their respective balances of the Loans of such Class.

2.9.4     Setoffs, Counterclaims, Other Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment of any principal of or interest on any Class of Loans made by it, or the participations in M&T Advances held by it resulting in such Lender receiving payment greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact, and purchase (for cash at face value in Dollars) participations in the Loans of such Class and participations in M&T Advances, as the case may be, of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments with respect to such Class shall be shared by the Lenders of such Class ratably in accordance with the their pro rata share of the Loans of such Class, provided that:

(a)         if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)         the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans or participations in M&T Advances to any assignee or participant, other than to the Borrowers or any Subsidiaries thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.10.          [Reserved].

Section 2.11.          Increase in Commitments.

2.11.1        Request for Increase. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower Representative on behalf of the Borrowers may from time to time, request an increase in the Commitments of any Class (the “Accordion Provision”) by an aggregate amount (for all such requests) not exceeding Fifty Million Dollars ($50,000,000.00), which may be in the form of an increase (each such increase, a “Facility Increase”) in the then existing Floor Plan Facility (each such increase, a “Floor Plan Increase”), or in any Class of Commitments under the Mortgage Facility, the Term Loan Facility, or the Delayed Draw Facility, or through the issuance of additional senior secured mortgage term loans of another tranche (collectively, “Additional Mortgage Loans” and the respective commitments therefor “Additional Mortgage Commitments”) or senior secured term loans of another tranche (collectively, “Additional Term Loans”, and the respective commitments therefor, “Additional Term Loan Commitments”; the Additional Term Loans and the Additional Mortgage Loans, collectively, the “Additional Loans”, and the Additional Term Loan Commitments and the Additional Mortgage Commitments, collectively, the “Additional Commitments”); provided that (x) any such request for a Facility Increase or Additional Commitments shall be in a minimum amount of Five Million Dollars ($5,000,000.00) (or such lesser amount as the Incremental Lenders providing such Facility Increase or Additional Commitments, as applicable, may agree in their sole discretion) and (y) any request for a Delayed Draw Borrowing corresponding to a Facility Increase applicable to the Delayed Draw Facility shall be in such minimum amount as required under Section 2.04. The Additional Commitments shall be deemed included in and part of the Commitments.

2.11.2        Incremental Lenders. Additional Loans may be made and Facility Increases and Additional Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Facility Increase, Additional Commitment or Additional Loan, nor will the Borrowers have any obligation to approach any existing Lenders to provide any Facility Increase, Additional Commitment or Additional Loan) or by any Additional Lender (each such existing Lender or Additional Lender providing such Facility Increase, Additional Loan or Additional Commitment, in such capacity, an “Incremental Lender”); provided that the Administrative Agent shall have consented (in each case, not to be unreasonably withheld or delayed) to such Additional Lender’s making such Additional Loans or providing such Additional Commitments or Facility Increase to the extent such consent, if any, would be required under Section 10.02.2 for an assignment of Loans or Commitments, as applicable, to such Additional Lender.

2.11.3        Effective Date and Allocations.

(a)              With respect to each Facility Increase, in each case, (a) in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase and (b) except with respect to a Floor Plan Increase, if immediately prior to such Facility Increase outstanding undrawn Commitments exist with respect to the applicable Class of Commitments subject to increase, any Borrowings of Loans in respect of such Class of Commitments requested on and after the Increase Effective Date shall be satisfied solely using such existing Commitments and in the manner otherwise set forth in this Agreement, except to the extent any such requested Borrowing cannot be fully satisfied with such existing Commitments, in which case such Borrowing shall be satisfied with the increased portion of such Commitments implemented pursuant to the Facility Increase and in the manner otherwise set forth in this Agreement. The Administrative Agent shall promptly notify (i) the Borrowers, the Incremental Lenders, and the existing Lenders of the amount and Class of such increase and the Increase Effective Date, and (ii) the Borrowers and the Incremental Lenders of the final allocation of such increase.

(b)         On any Increase Effective Date on which a Floor Plan Increase is effected, subject to the satisfaction of the foregoing terms and conditions under this Section 2.11, with respect to Floor Plan Commitments of an Incremental Lender, each of the existing Lenders with a Floor Plan Commitment shall automatically and without further act be deemed to have assigned to such Incremental Lender, and such Incremental Lender shall automatically and without further act be deemed to have purchased and assumed, (i) a portion of such existing Lender’s participations hereunder in outstanding M&T Advances so that after giving effect to each such deemed assignment and assumption and participation, the percentage of the aggregate outstanding participations hereunder in such M&T Advances held by each Lender with a Floor Plan Commitment (including each such Incremental Lender), as applicable, will equal the percentage of the Floor Plan Commitments of all Lenders, and (ii) at the principal amount thereof, such interests in the Floor Plan Committed Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and assumptions, the Floor Plan Committed Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their respective Floor Plan Commitments after giving effect to such Floor Plan Increase (the Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this paragraph). Any Floor Plan Increase shall be allocated to increase the New Vehicles Allocation, Used Vehicles Allocation, Auction Vehicles Allocation and/or Service Loaners Allocation, in such manner and in such amounts as agreed between the Administrative Agent and the Borrower Representative and specified in the applicable Incremental Amendment (for the avoidance of doubt, the aggregate increase to all Vehicle Allocations in connection with a Floor Plan Increase shall not exceed the principal amount of the applicable Floor Plan Increase).

(c)         Any Additional Term Loans or Additional Mortgage Loans tranches shall be designated a separate class of Term Loans or Mortgage Loans, as applicable, for all purposes of this Agreement. On the Increase Effective Date on which any Additional Term Loan Commitments or Additional Mortgage Commitments are effected, subject to satisfaction of the terms and conditions set forth in this Section 2.11 and in the applicable Incremental Amendment, each Incremental Lender of such Additional Term Loan Commitments or Additional Mortgage Commitments, as applicable, shall make a Loan to the applicable Borrowers in an amount equal to its Additional Commitment of such Class, and each such Incremental Lender shall become a Lender hereunder with respect to its Additional Commitment of such Class and with respect to the corresponding Additional Loans made pursuant thereto.

2.11.4        Conditions to Effectiveness of Increase. As a condition precedent to the effectiveness of any Incremental Amendment, the Borrower Representative shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date duly executed by a Responsible Officer of the Borrower Representative (a) certifying and attaching the resolutions adopted by each applicable Loan Party approving or consenting to such increase, and (b) certifying that, before and after giving effect to such increase, (i) the representations and warranties of the Loan Parties contained in Article 3 of this Agreement and in the other Credit Documents to which they are parties are true and correct in all material respects on and as of the Increase Effective Date (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is already qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects), (ii) no Default or Event of Default exists or would exist after giving effect to the Facility Increase or issuance of Additional Loans or Additional Commitments, as applicable, (iii) all financial covenants under Section 6.15 would be satisfied as of the most recently ended Test Period, after giving pro forma effect to such Facility Increase, Additional Commitments and/or issuance of Additional Loans, as applicable (excluding any Floor Plan Increase and, in the case of the Total Leverage Ratio, any Facility Increase of the Mortgage Loans or Additional Mortgage Loans). With respect to any Additional Loans, all conditions precedent set forth in Section 4.02 hereof shall have been satisfied (except to the extent that the Additional Lenders providing such Additional Loans agree to provide the applicable Additional Loans notwithstanding the failure of any such condition precedent (other than the condition precedent set forth under clause (b)(ii) above, the waiver of which shall require the consent of the Required Lenders (calculated after giving effect to the making of the applicable Additional Loans) to be satisfied). Any Additional Mortgage Loan or Facility Increase with respect to an existing Mortgage Loan, in each case, shall be secured by Real Property that satisfies the requirements set forth in Section 5.15.3. The proceeds of any Additional Mortgage Loan or Facility Increase with respect to an existing Mortgage Loan shall be available to fund Real Estate Costs, in each case, in an aggregate amount of up to eighty- five percent (85%) of the total Real Estate Costs for each real estate project; provided that the portion of such Additional Mortgage Loan or Facility Increase, as applicable, that may be used to fund Real Estate Acquisition Costs shall not exceed eighty-five percent (85%) of the appraised value of such acquired real estate reflected in the applicable Real Estate Appraisal provided under Section 5.15.3.

2.11.5        Required Terms. The terms, provisions and documentation of any Facility Increase or the Additional Loans or Additional Commitments of any Class, as applicable, and the Loans of any Class provided in connection therewith, shall, except as otherwise set forth in this Section 2.11.5, be as agreed between the Borrowers and the applicable existing Lenders or Additional Lenders providing such Facility Increase, Additional Commitment or Additional Loan. The maturity date of any increase in the Commitments and Credit Facilities or issuance of any Additional Loans shall be no earlier than the applicable Original Maturity Date. Any Facility Increase with respect to the Floor Plan Commitments, Mortgage Facility Commitments, Term Loan Facility Commitments, or Delayed Draw Facility Commitments, shall be on the same respective terms applicable to the existing Floor Plan Facility, Mortgage Facility, Term Loan Facility, and Delayed Draw Facility, as applicable (other than with respect to upfront fees, original issue discount or similar fees, it being understood that, if required to consummate such Facility Increase transaction, the interest rate margins and rate floors may be increased, any call protection provision may be made more favorable to the applicable existing Lenders and additional upfront or similar fees may be payable to the existing Lenders or Additional Lenders providing the Facility Increase). With respect to the Additional Loans of any Class (and not in connection with an increase to a then-existing tranche), the terms (other than pricing, fees, premiums and other economic terms, which shall be agreed between the Borrowers and the lenders of such Additional Mortgage Loans or Additional Term Loans) shall be consistent with the Mortgage Facility or the Term Loan Facility, as applicable, except that any such terms may be different than those of the Mortgage Facility or the Term Loan Facility, as applicable, so long as (w) such terms are not materially more restrictive to the Borrowers (as determined by the Borrower Representative in good faith), when taken as a whole than those of the Mortgage Facility or the Term Loan Facility, as applicable, (x) the Lenders under the Mortgage Facility or the Term Loan Facility, as applicable, also receive the benefit of such more restrictive terms, (y) such provisions apply only after the then-existing Maturity Date under the Mortgage Facility or the Term Loan Facility, as applicable, or (z) such other terms are otherwise reasonably satisfactory to the Administrative Agent.

2.11.6        Incremental Amendment. Commitments in respect of Facility Increases, Additional Commitments and Additional Loans shall become Commitments (or in the case of a Facility Increase to be provided by an existing Lender, an increase in such Lender’s applicable Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by the Borrowers, each Incremental Lender providing such Commitments and the Administrative Agent (each of which shall be recorded in the Register and shall be subject to the requirements of Section 10.02 of this Agreement). The Incremental Amendment may, without the consent of any other Loan Party or Lender, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the provisions of this Section 2.11. In connection with any Incremental Amendment, the Borrowers shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements, such amendments to the Security Documents and/or legal opinions with respect thereto, in each case, as may be reasonably requested by the Administrative Agent in order to ensure that such Facility Increases, Additional Commitments and Additional Loans, as applicable, are provided with the benefit of the applicable Credit Documents; provided, however, that notwithstanding anything in this Agreement or any Security Document to the contrary, an amendment to an existing mortgage shall only be required if the amounts to be advanced under the Additional Loans would not be secured by such existing mortgage absent such amendment.

2.11.7       Pro Rata Sharing. All Term Loans made pursuant to a Facility Increase shall rank equally ratably in right of payment with the existing Term Loan Facility and all Mortgage Loans made pursuant to a Facility Increase shall rank equally ratably in right of payment with the existing Mortgage Loan Facility. All Additional Term Loans effected hereunder may participate (i) on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any voluntary prepayments of Term Loans hereunder and (ii) on a pro rata basis or less than a pro rata basis in any mandatory prepayments of Term Loans hereunder. All Additional Mortgage Loans effected hereunder may participate (i) on a pro rata basis, less than a pro rata basis or greater than a pro rata basis in any voluntary prepayments of Mortgage Loans hereunder and (ii) on a pro rata basis or less than a pro rata basis in any mandatory prepayments of Mortgage Loans hereunder. All Facility Increases of the existing Term Loans or Mortgage Loans, as applicable, shall participate on a pro rata basis with the existing Term Loan Facility or Mortgage Loan Facility, as applicable, in any voluntary or mandatory prepayments hereunder. The Liens securing the Facility Increases, Additional Mortgage Loans and Additional Term Loans shall rank pari passu with the Liens securing the existing Credit Facilities and Loans.

2.11.8       Conflicting Provisions. This Section 2.11 shall supersede any provisions in Sections 2.09.3 or 10.01 to the contrary.

Section 2.12.        Increased Costs.

2.12.1       Increased Costs Generally. If any Change In Law shall:

(a)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(b)            subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii)  Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)             impose on any Lender or the London Interbank Market any other condition, cost or expense affecting this Agreement or any LIBOR Borrowing (that is not otherwise reimbursed or taken account of under this Agreement) made by such Lender or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to or continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the request of such Lender or such other Recipient, the Borrower Representative agrees to pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

2.12.2   Capital Requirements. If any Lender determines that any Change (that is not otherwise reimbursed or taken account of under this Agreement) in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, or the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower Representative agrees to pay to such Lender as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.12.3   Certificate for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 2.12 and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrower Representative agrees to pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.12.4   Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof)

2.12.5   Reserves on LIBOR Based Interest Rates. The applicable Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets which are not taken into account in determining the LIBOR Rate consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan bearing interest at any interest rate calculated based on LIBOR equal to the actual costs of such reserves allocated to each such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant date on which such interest payment is due, such additional interest shall be due and payable ten (10) days from receipt of such notice.

Section 2.13.   Taxes.

2.13.1   Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

2.13.2   Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

2.13.3   Payment of Other Taxes by the Loan Parties. Without duplication of other amounts payable by the Borrowers under this Section, each Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes attributable to such Loan Party.

2.13.4   Indemnification. Each applicable Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to such Borrower and payable or paid by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

2.13.5   Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03 relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.13.5.

2.13.6   Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

2.13.7	Status of Lenders.

(a)              Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, it being understood that providing any information currently required by any U.S. federal income tax withholding form shall not be considered prejudicial to the position of a Recipient.

(b)	Without limiting the generality of the foregoing:

(i)           any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(D)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(iii)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)         if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

2.13.8        Status of Agent. On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrowers two duly- signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable, (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto; or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrowers to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or becomes obsolete or invalid or otherwise upon the reasonable request of the Borrowers.

2.13.9        Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.13 of this Agreement (including by the payment of additional amounts pursuant to Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.13.9 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.13.9, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.13.9 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amount with respect to such Tax had never been paid. This Section shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

2.13.10  Delay in Notification. The Borrowers shall not be required to compensate a Lender pursuant to this Section for any Taxes or related costs suffered more than nine (9) months prior to the date that such Lender notifies the Borrowers of such Taxes or related costs and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such Taxes or related costs is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.13.11  Survival. Each party’s obligations under this Section 2.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.14.   Mitigation Obligations; Replacement of Lenders.

2.14.1   Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.13, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.14.2   Replacement of Lenders. If any Lender requests compensation under Sections 2.12 or 2.13, or if any of the Borrowers is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.14.1, the Borrowers may replace such Lender in accordance with Section 10.12 of this Agreement.

Section 2.15.   Cash Collateral.

2.15.1   Requirement to Provide Cash Collateral. At any time that there shall exist a Defaulting Lender and M&T Bank shall be subject to Fronting Exposure, promptly upon the request of the Administrative Agent or M&T Bank, the applicable Borrower to which such Fronting Exposure relates shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover such Fronting Exposure (after giving effect to Section 2.18.1(d) and any Cash Collateral provided by the Defaulting Lender).

2.15.2        Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts maintained at M&T Bank (provided that Cash Collateral provided by a [*****] Borrower shall not be maintained in the same deposit account as Cash Collateral provided by a Non-[*****] Borrower). Each Borrower, and to the extent provided by any Lender, such Lender, hereby each grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations to be applied in accordance with Sections 2.15.2 and 2.15.3.    If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrowers or the applicable Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

2.15.3        Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any provisions of this Agreement shall be held and first applied to the satisfaction of the specific Obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be otherwise provided for herein.

2.15.4        Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or with respect to any other obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its Eligible Assignee following compliance with Section 10.02) or (b) the Administrative Agent’s and M&T Bank’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default (and following application as provided in Section 2.15.2 may be otherwise applied in accordance with Section 8.05), and (y) the Person providing Cash Collateral and M&T Bank as provider of the M&T Advances, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16.          Payments. If any payment is avoided or set aside under any provision of the Bankruptcy Code, including Sections 547 and 550 thereof, or any other Debtor Relief Law, the payment shall be considered not to have been made for all purposes of this Agreement and the Credit Parties shall adjust their respective records to reflect the fact that the avoided payment was not made and has not been credited against the Obligations.

Section 2.17.          Advancements. If any applicable Borrowers or any other applicable Loan Party fails to perform any of their respective agreements or covenants contained in the Credit Documents or if any applicable Borrowers or any other applicable Loan Party fails to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, the Administrative Agent for the account of the Lenders may make advances to perform the same on behalf of the applicable Borrowers or other Loan Party to protect or preserve the Collateral or any other security for the Obligations or the status and priority of the Liens of the Credit Parties in the Collateral or in any other security for the Obligations, and all sums so advanced shall immediately upon such advance become secured by the Liens granted in the Credit Documents and any other security for the Obligations, and shall become part of the principal amount owed to the Lenders with interest to be assessed at the Default Rate. Each applicable Borrower promises to repay on demand all sums so advanced on such Borrower’s behalf, plus all expenses or costs incurred by the Administrative Agent, on account of the Lenders, including reasonable legal fees, with interest thereon. The provisions of this Section shall not be construed to prevent the institution of the rights and remedies of the Administrative Agent upon the occurrence of an Event of Default. The authorization contained in this Section is not intended to impose any duty or obligation on the Administrative Agent or any other Credit Party to perform any action or make any advancement on behalf of the Borrowers and is intended to be for the sole benefit and protection of the Credit Parties.

Section 2.18.          Defaulting Lenders.

2.18.1        Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:

(a)              Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(b)              Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to M&T Bank as the provider of the M&T Advances hereunder; third, if so determined by the Administrative Agent or requested by M&T Bank to Cash Collateralize the future funding obligations of that Defaulting Lender of any participation in any M&T Advance; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or M&T Bank as the provider of the M&T Advances as a result of any judgment of a court of competent jurisdiction obtained by any Lender or M&T Bank as the provider of the M&T Advances against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in M&T Advances are held by the Lenders pro rata in accordance with their Applicable Percentages under the applicable Credit Facility without giving effect to Section 2.18.1(d). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)	Certain Fees.

(i)        No Defaulting Lender shall be entitled to receive a Floor Plan Commitment Fee or a Delayed Draw Facility Unused Commitment Fee for any period during which that Lender is a Defaulting Lender.

(ii)       With respect to any Floor Plan Commitment Fee or a Delayed Draw Facility Unused Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (i) above, the Borrower Representative shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender that has been reallocated to such Non-Defaulting Lender pursuant to clause (d) below, (y) pay to M&T Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to M&T Bank’s Fronting Exposure to such Defaulting Lender on account of the M&T Advances, and (z) not be required to pay the remaining amount of any such fees.

(d)               Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in M&T Advances shall be reallocated among the Non- Defaulting Lenders in accordance with their respective Floor Plan Commitment Percentage (calculated without regard to such Defaulting Lender’s Commitments) but only to the extent that such reallocation does not cause the aggregate Outstanding Amount of the Floor Plan Committed Loan of any Non- Defaulting Lender to exceed such Non-Defaulting Lender’s Floor Plan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

2.18.2   Defaulting Lender Cure. If the Borrower Representative, the Administrative Agent and M&T Bank as the provider of the M&T Advances each agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in M&T Advances to be held pro rata by the Lenders in accordance with their Applicable Percentages under the applicable Credit Facility (without giving effect to Section 2.18.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.18.3   New M&T Advances. So long as any Lender (other than M&T Bank or any of its Affiliates) under the Floor Plan Facility is a Defaulting Lender, M&T Bank shall not be required to fund any M&T Advance, unless M&T Bank is reasonably satisfied that it will have no Fronting Exposure after giving effect to such M&T Advance (after giving effect to Section 2.18.1(d) and any Cash Collateral provided by the Defaulting Lender and/or any Loan Party).

2.18.4   Termination of Commitments of Defaulting Lender. The Borrowers may terminate the unused amount of the undrawn amount of the Floor Plan Commitment and/or the Delayed Draw Facility Commitment of any Defaulting Lender upon not less than ten (10) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.18.1(b) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, M&T Bank as the provider of the M&T Advances, or any Lender may have against such Defaulting Lender.

Section 2.19.   Co-Borrower Provisions.

2.19.1   Borrower Representative. To facilitate administration of the Loans, the Borrower Representative (a) is designated and appointed by each of the other Borrowers as its representative and agent on its behalf (the “Borrower Representative”) and (ii) accepts such appointment as the Borrower Representative, in each case and with full power and authority to issue, execute, deliver and acknowledge as appropriate, Term/Mortgage Committed Loan Notices, Floor Plan Committed Loan Notices, requests pursuant to a Floor Plan Automated System and other borrowing requests, interest rate elections, notices of various events and occurrences required by this Agreement, and certificates including Compliance Certificates, and to give instructions with respect to the disbursement of the proceeds of the Loans, give and receive all other notices and consents hereunder or under any of the other Credit Documents and take all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Credit Documents. The Administrative Agent and each Lender are irrevocably authorized to regard any notice or other communication pursuant to any Credit Document from the Borrower Representative as a notice or communication from all Borrowers or, as the context may require, the applicable Borrowers referred to in such notice or other communication. Each warranty, covenant, agreement and undertaking made on behalf of any Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower. This power-of-attorney is coupled with an interest and cannot be revoked, modified or amended without the prior written consent of the Required Lenders. Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.19.2	Joint and Several Liability of Co-Borrowers.

(a)              Non-[*****] Floor Plan Borrowers. Each Non-[*****] Floor Plan Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Floor Plan Committed Loans and related Obligations under and in connection with the Floor Plan Facility now or hereafter owed to the Administrative Agent, M&T Bank, and the Lenders, in each case, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

(b)              [*****] Borrowers. Each [*****] Floor Plan Borrower shall be jointly and severally liable as a primary obligor, and not merely as surety, for any and all Floor Plan Committed Loans (other than Floor Plan Committed Loans constituting Non-[*****] Obligations) and related [*****] Obligations in connection with such Floor Plan Committed Loans now or hereafter owed to the Administrative Agent and the Lenders, in each case, whether voluntary or involuntary and however arising, whether direct or acquired by any Lender by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

(c)              Benefit to Each Floor Plan Borrower. Each Floor Plan Borrower represents and warrants to and covenants with the Lenders that (i) the Floor Plan Borrowers are engaged in operations that require financing on a joint basis and, accordingly, each Floor Plan Borrower will materially benefit, directly or indirectly, from the extension of the Floor Plan Committed Loans by the Lenders; (ii) the Floor Plan Committed Loans have been offered to the Floor Plan Borrowers on the basis set forth in this Agreement and would not be available to the Floor Plan Borrowers on an individual basis on the terms and conditions stated herein; (iii) the benefits received by each Floor Plan Borrower are reasonably equivalent to the obligations undertaken by each Borrower, (iv) the delivery of funds to any Floor Plan Borrower in connection with the Floor Plan Committed Loans under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Non-[*****] Floor Plan Borrowers and (v) the delivery of funds to any [*****] Borrower in connection with the Floor Plan Committed Loans under this Agreement shall constitute valuable consideration and reasonably equivalent value to all [*****] Borrowers.

2.19.3        Postponement of Subrogation. To the fullest extent permitted under applicable Law, until all of the Obligations are paid in full (other than contingent indemnification obligations), each Borrower waives any right of subrogation, reimbursement, indemnity and recourse to security for any of the Obligations.

2.19.4        Waivers. To the fullest extent permitted under applicable Law, each Borrower unconditionally waives: (a) any requirement that the Administrative Agent or the Required Lenders first make demand upon, or seek to enforce or exhaust remedies against any (i) other Borrower or any other Loan Party; (ii) the Collateral or other property of any Borrower or any other Loan Party; or (iii)  other Person, before demanding payment from or seeking to enforce the Obligations against such Borrower; (b) any requirement of applicable Law that might operate to limit any Borrower’s liability under, or the enforcement of, the Obligations; (c) diligence, presentment, protest, demand for performance, notice of acceptance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of extension, renewal, alteration or amendment, notice of acceptance of the Credit Documents, notice of default under any of the Credit Documents and all other notices whatsoever, except for notices specifically required pursuant to other provisions of the Credit Documents; (d) any obligation of the Administrative Agent or any Lender to provide any Borrower any information, including any information concerning any other Borrower or any other Loan Party or any Collateral, except for information specifically required to be provided pursuant to other provisions of the Credit Documents; and (e) any other claim or defense that otherwise would be available based on principles of suretyship or guarantee or otherwise governing secondary obligations.

2.19.5	Cross-Guaranty.

(a)              Each Non-[*****] Borrower has entered into the Guaranty Agreement to guarantee to the Credit Parties the payment in full of all of the Obligations owed by each of the other Borrowers and the due performance by each of the other Borrowers of its respective duties and covenants made in favor of the Credit Parties in this Agreement and in the other Credit Documents, all on the terms and conditions set forth in the Guaranty Agreement. Each Non-[*****] Borrower agrees that neither its Guarantee under the Guaranty Agreement nor the Credit Parties’ liens and rights in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree, nor by any modification, release or other alteration of any of the rights of the Credit Parties with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or the Lenders with respect to any of the Obligations, nor by any other agreements or arrangements whatever with the other Borrowers or with any other Person, each Non-[*****] Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. Except as may be expressly stated in this Agreement to the contrary, the liability of each Non-[*****] Borrower hereunder is direct and unconditional as to all of the Obligations and may be enforced without requiring the Credit Parties first to resort to any other right, remedy or security. For the avoidance of doubt no limitation set forth herein with respect to the [*****] Borrowers shall in any way alter, impair, limit, or discharge any liability or obligation on the part of any of the Non-[*****] Borrowers.

(b)              Each [*****] Borrower has entered into the [*****] Guaranty Agreement to guarantee to the Credit Parties the payment in full of all of the [*****] Obligations owed by each of the other [*****] Borrowers and the due performance by each of the other [*****] Borrowers of its respective duties and covenants made in favor of the Credit Parties in this Agreement and in the other Credit Documents, all on the terms and conditions set forth in the [*****] Guaranty Agreement. Each [*****] Borrower agrees that neither its Guarantee under the [*****] Guaranty Agreement nor the Credit Parties’ liens and rights in any of the Collateral shall be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which the parties hereto may hereafter agree, nor by any modification, release or other alteration of any of the rights of the Credit Parties with respect to any of the Collateral, nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Administrative Agent or the Lenders with respect to any of the [*****] Obligations, nor by any other agreements or arrangements whatever with the other [*****] Borrowers or with any other Borrowers or with any other Person, each [*****] Borrower hereby waiving all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectively as if it had expressly agreed thereto in advance. Except as may be expressly stated in this Agreement to the contrary, the liability of each [*****] Borrower hereunder is direct and unconditional as to all of the [*****] Obligations and may be enforced without requiring the Credit Parties first to resort to any other right, remedy or security.

2.19.6        Obligations Among Loan Parties. WITHOUT LIMITATION TO EACH BORROWER’S NON-JOINT AND SEVERAL OBLIGATIONS UNDER THE CREDIT DOCUMENTS, EACH FLOOR PLAN BORROWER SHALL BE JOINTLY AND SEVERALLY LIABLE TO THE ADMINISTRATIVE AGENT AND THE OTHER CREDIT PARTIES, IN EACH CASE, SOLELY TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 2.19.2 AND, IN EACH SUCH CASE, WITHOUT REGARD TO ANY ALLOCATION OF LOSSES AND LIABILITIES PURSUANT TO THIS SUBSECTION OR OTHERWISE AND, IN CONNECTION THEREWITH, EACH FLOOR PLAN BORROWER HAS EXPRESSLY ASSUMED THE RISK THAT SUCH FLOOR PLAN BORROWER’S ACTUAL LIABILITY MAY EXCEED SUCH FLOOR PLAN BORROWER’S PRO RATA SHARE AND THAT OVERPAYMENTS MAY NOT ACTUALLY BE REIMBURSED OR INDEMNIFIED. Subject to the foregoing, the Borrowers agree that the provisions of this subsection are intended to provide for an allocation of the Obligations among Floor Plan Borrowers. Accordingly, (a) as among the [*****] Floor Plan Borrowers, if any [*****] Floor Plan Borrower (the “Overpaying [*****] Floor Plan Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, Floor Plan Committed Loans (other than Floor Plan Committed Loans constituting Non-[*****] Obligations) and related [*****] Obligations in connection with such Floor Plan Committed Loans, in each case, in excess of the Borrower Pro Rata Share for the Overpaying [*****] Floor Plan Borrower, the other [*****] Floor Plan Borrowers will pay the amount of such excess to the Overpaying [*****] Floor Plan Borrower and will indemnify the Overpaying [*****] Floor Plan Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment and (b) as among the Non- [*****] Floor Plan Borrowers, if any Non-[*****] Floor Plan Borrower (the “Overpaying Non-[*****] Floor Plan Borrower”) pays (whether directly or by application of Collateral), or is otherwise held liable for, Floor Plan Committed Loans and related Obligations in connection with Floor Plan Committed Loans, in each case, in excess of the Borrower Pro Rata Share for the Overpaying Non-[*****] Floor Plan Borrower, the other Non-[*****] Floor Plan Borrowers will pay the amount of such excess to the Overpaying Non-[*****] Floor Plan Borrower and will indemnify the Overpaying Non-[*****] Floor Plan Borrower for, from and against any claims, damages, loss or liability arising from or related to such overpayment. The value to each Floor Plan Borrower of the rights and claims against the other applicable Floor Plan Borrowers provided above under this Section 2.19.6 is intended, to the extent permitted under applicable Law, to prevent any Floor Plan Borrower from being rendered “insolvent” solely by virtue of the joint and several liability it may be subject to under Section 2.19.2. The rights and obligations among Borrowers pursuant to this subsection shall survive the payment and performance of the Obligations.

2.19.7   Obligations of Borrower Representative. Notwithstanding anything else provided herein, all Obligations due under Sections 2.03.4, 2.06, 2.12 (other than Section 2.12.5), 2.20, 4.01.2, 4.01.3, 4.04.2, 4.04.3, and 10.08 of this Agreement, as well as any other provision of the Credit Documents requiring payment of any Obligations that are not attributable solely to the [*****] Borrowers or the Floor Plan Committed Loans borrowed by the [*****] Borrowers, shall be deemed the obligation of the Borrower Representative and shall not constitute a [*****] Obligation. For the avoidance of doubt, any such amounts owed by the Borrower Representative contemplated in this Section 2.19.7 shall constitute a Non-[*****] Obligation under this Agreement. The signature of Automile Holdings or of any other undersigned Borrower (or any Borrower which joins into this Agreement pursuant to a Joinder Agreement) which is duly appointed and acting in the capacity as Borrower Representative from time to time pursuant this Agreement shall be sufficient to bind, and shall be enforceable against, such Borrower in its capacity as Borrower Representative in addition to its capacity as Borrower.

Section 2.20.   Swap Obligations; Keepwell. Notwithstanding anything to the contrary contained in this Agreement or any of the other Credit Documents, the Swap Obligations of any Loan Party that is not an Eligible Contract Participant shall not include any Excluded Swap Liabilities. Each Qualified ECP Guarantor hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in respect of the Swap Obligations; provided, however, that (i) notwithstanding the foregoing, to the extent [*****] Parent, any [*****] Borrower or any other Loan Party that is prohibited under any Franchise Agreement, Framework Agreement or similar agreement with [*****] (giving effect to any applicable waivers and consents) from providing credit support for the Obligations of a Person that is not a [*****] Borrower, in each case, otherwise constitutes a Qualified ECP Guarantor, then such Qualified ECP Guarantor shall not be required under this Section 2.20 to provide funds or any other support to any Loan Party that is not a [*****] Borrower and (ii) each Qualified ECP Guarantor shall only be liable under this Section 2.20 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.20, or otherwise under the Credit Documents, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Loan Party, to the extent that it is an Eligible Contract Participant, under this Section 2.20 shall remain in full force and effect until the termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations). Each Loan Party , to the extent that such Loan Party is an Eligible Contract Participant, intends that this Section 2.20 constitute, and this Section 2.20 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

Section 2.21.     Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)        a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers makes the following representations and warranties to the Credit Parties as of the Closing Date and, to the extent required under Sections 4.04 or 4.02, as of the date of each Borrowing:

Section 3.01.   Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02.   Subsidiaries; Addresses; Equity Interests. As of the Closing Date, the authorized Capital Stock and the issued and outstanding Capital Stock of the respective Loan Parties consists of those shares of common stock or other interests described on Schedule 3.02 attached hereto. As of the Closing Date, GPB Prime has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.02, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the percentages specified on Part (a) of Schedule 3.02 free and clear of all Liens (except for Permitted Encumbrances). As of the Closing Date, the addresses set forth in Schedule 3.02 are each Loan Party’s place of business and each Loan Party is formed or incorporated only in the state shown for it on Schedule 3.02 hereto.

Section 3.03.   Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; except, in the case of clause (b)(i) or (c), to the extent such contravention, conflict or violation would not reasonably be expected to have Material Adverse Effect.

Section 3.04.   Governmental Authorization; Other Consents. No registration with, or consent or approval of, or other action by, any federal, state or other Governmental Authority is or will be required in connection with the execution, delivery and performance of this Agreement or any other Credit Document, the execution and delivery of the Notes or repayment of the Borrowings hereunder.

Section 3.05.   Binding Effect. This Agreement and each of the Credit Documents have been duly executed and delivered by each Loan Party which is a party thereto and constitute legal, valid and binding obligations of each Loan Party party thereto enforceable in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting creditors’ rights generally and general principles of equity.

Section 3.06.   Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that, except as specifically disclosed in Schedule 3.06, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, (a) there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby and (b) no Loan Party or Subsidiary is in violation of any order, writ, injunction or decree of any Governmental Authority, the violation of which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 3.07.   No Material Adverse Effect; Books and Records; Financial Projections.

3.7.1     [Reserved].

3.7.2     [Reserved].

3.7.3     No Material Adverse Effect. Since December 31, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

3.7.4     Books and Records. The books of account and other financial records of the Borrowers and their Subsidiaries as in effect on the Closing Date are correct and complete in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business and accounting practices in all material respects.

3.7.5     [Reserved].

3.7.6     Financial Projections. On or prior to the Original Closing Date, the Borrowers have delivered to the Credit Parties financial projections of the Borrowers and their Subsidiaries for the period commencing January 1, 2016 and ending December 31, 2021. Such projections were prepared in good faith on the basis of assumptions believed by management of the Borrower Representative to be reasonable at the time of preparation of such financial projections (it being understood that any such projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and that no assurance can be given that any particular projections will be realized, that actual results may differ and that such differences may be material).

Section 3.08.          Margin Regulations; Investment Company Act. No Borrower and no Subsidiary of a Borrower engages or intends to engage principally, or as one of its important activities, in the business of incurring Indebtedness, or extending credit to others, for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the Federal Reserve Board). No part of the proceeds of any Loan has been, or will be, used for any purpose that violates Regulation U issued by the Federal Reserve Board. No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.09.          Full Disclosure. Neither this Agreement nor any Credit Document, nor any certificate, written statement, agreement or other document furnished to the Credit Parties by the Loan Parties, contains any misstatement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, in light of the circumstances under which they were made, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such document or other written information was originally delivered and prior to the Closing Date); it being understood that for purposes of this Section 3.09, such documents and other written information shall not include any projected financial statements, other projections, pro forma financial information, financial estimates, forecasts and forward-looking information or information of a general economic or general industry nature.

Section 3.10.          Taxes. The Borrowers and their Subsidiaries have filed all material Federal, state and other Tax returns required to be filed, and have paid, or have made adequate provision for payment of, all material Federal, state and other Taxes levied or imposed upon them or their properties, income or assets that are otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently taken and for which adequate reserves or other appropriate provisions have been provided in accordance with GAAP. There is no proposed tax assessment against Parent Holdings Guarantor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 3.11.          Consents and Approvals. No consent, approval, exemption, order or authorization of, or a registration or filing with any Governmental Authority or any other Person is required by any Law or any agreement (other than the Credit Documents) in connection with the execution, delivery and carrying out of this Agreement and the Credit Documents to which any Loan Party is a party, in each case, except those (a) consents, approvals, exemptions, orders, authorizations, registrations and filings that have been duly obtained, taken, given or made (except to the extent expressly not required to be obtained, taken, given or made pursuant to the terms of the Credit Documents) or (b) consents, approvals, exemptions, orders, authorizations, registrations or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.          [Reserved].

Section 3.13.          Compliance with Laws. Each of the Loan Parties and their respective Subsidiaries are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.14.          ERISA Compliance.

3.14.1        Plans and Contributions. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state laws, except as would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 40l(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 50l(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service or, in the case of a Pension Plan that is maintained pursuant to the adoption of a master or prototype or volume submitter document, the sponsor of such master or prototype or volume submitter document has obtained from the Internal Revenue Service a favorable opinion letter stating that the form of such master or prototype or volume submitter document is acceptable for the establishment of a tax-qualified plan under Section 40l(a) of the Code, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of the Borrowers, there has been no occurrence that would prevent or cause the loss of any applicable tax-qualified status set forth in the immediately preceding sentence, except as would not reasonably be expected to result in a Material Adverse Effect.

3.14.2       Pending Claims. There are no pending or, to the best knowledge of the Borrowers, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

3.14.3       ERISA Events. Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred. Except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties are not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event. Except as would not reasonably be expected to result in a Material Adverse Effect, (a) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (b) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Loan Parties nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (c) neither the Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (d) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (e) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

3.14.4       No Other ERISA Obligations. Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (a) on the Closing Date, those listed on Schedule 3.14 hereto and (b) after the Closing Date, Pension Plans not otherwise prohibited by this Agreement.

Section 3.15.        Ownership of Real Property; Liens. Each of the Borrowers and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, subject in each case, to Permitted Encumbrances. The real property of the Borrowers and their Subsidiaries is subject to no Liens other than Permitted Encumbrances.

Section 3.16.        Location of Vehicles and Books and Records. As of the Closing Date, the locations (and addresses) set forth in Schedule 3.16 are all the locations at which each of the Loan Parties and its Subsidiaries keep the Motor Vehicles held as Inventory, except for such Motor Vehicles that are, in the ordinary course of business, (a) in transit between locations, (b) in transit for “dealer trades”, (c) being test driven by potential customers, (d) being used as a Demonstrator or Service Loaner on the terms and conditions set forth herein or (e) being repaired at a repair shop, and, in each such instance described in clauses (a) through (e) the respective Loan Parties maintain records with the location of the Motor Vehicle and, where applicable, the name of, and such other relevant information as is standard in the industry with respect to, the dealer involved in such a dealer trade (or the customer test driving such Motor Vehicle).

Section 3.17.        Insurance. The properties of the Borrowers and their Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in each case, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in the same or similar businesses as the Borrowers and their Subsidiaries (after giving effect to any insurance with a Captive Insurance Subsidiary or any self-insurance, in each case, to the extent reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries).

Section 3.18.        Labor and Employment Matters. Each Loan Party and each Subsidiary of a Loan Party is in compliance with all employee benefit plans, employment agreements, collective bargaining agreements and labor contracts and all related Laws applicable thereto, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. There are no outstanding grievances, arbitration awards or appeals relating to any of the foregoing plans, agreements or contracts, or, to the knowledge of the Borrowers, threatened strikes, picketing, hand-billing or other work stoppages or slowdowns at facilities of any Loan Party or any Subsidiary of a Loan Party which could reasonably be expected to have a Material Adverse Effect. All payments due or to become due from any Loan Party or the Subsidiary of the Loan Party on account of obligations in respect of employee health and welfare insurance which could reasonably be expected to have a Material Adverse Effect if not paid have been paid.

Section 3.19.        Taxpayer Identification Numbers. As of the Closing Date, the taxpayer identification numbers for each of the Loan Parties are set forth on Schedule 3.19 attached hereto.

Section 3.20.        Solvency. After giving pro forma effect to the Closing Date Transactions, (i) the Loan Parties, taken as a whole, are Solvent and (ii) GPB Prime, on an individual basis, is Solvent.

Section 3.21.        Material Contracts. Other than with respect to the Franchise Agreements and Framework Agreements set forth on Schedule 3.24, as of the Closing Date, there are no Material Contracts relating to the business operations of GPB Prime and its Subsidiaries.

Section 3.22.        Patents, Trademarks, Copyrights, Licenses, Etc. The Loan Parties and their Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflict would not reasonably be expected to result in a Material Adverse Effect. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Borrowers or any Subsidiary infringes upon any rights held by any other Person in a manner that would reasonably be expected to result in a Material Adverse Effect.

Section 3.23.        Liens. Except as otherwise contemplated hereby or under any other Credit Document, and subject to limitations set forth herein and in the Security Documents (including, without limitation, the definition of “Excluded Property” and Sections 4.01, 4.04, and 5.15 hereof), the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents, are effective to create legal, valid, perfected and enforceable first priority Liens (subject to Permitted Encumbrances) in the Collateral (excluding, for the avoidance of doubt, any Excluded Property) described therein in favor of the Administrative Agent for the benefit of the Secured Parties and the Liens created thereunder are entitled to all applicable rights and benefits provided by applicable Law. Notwithstanding anything herein or in any other Credit Document to the contrary, no Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such perfection, priority or enforceability is not required pursuant to the terms hereof or of any Security Document or (B) on the Closing Date and until required pursuant to Sections 5.15 or 5.19, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.04, or in the case of Mortgages, until such Mortgages are recorded in the applicable land records.

Section 3.24.        Franchise Agreements and Framework Agreements. As of the Closing Date, none of the Loan Parties nor any Subsidiary of a Loan Party is a party to any dealer Franchise Agreements, or any Framework Agreements, other than those listed in Schedule 3.24, which schedule shows the Manufacturer and the Loan Party which is a party to each such agreement, the date such agreement was entered into and the expiration date (if any) of each such agreement. As of the Closing Date, each of the Franchise Agreements and Framework Agreements is currently in full force and effect and no Loan Party has received any notice of termination with respect to any such agreements.

Section 3.25.        Environmental Compliance. The Borrowers and each of their Subsidiaries have complied in all respects with all Environmental Laws except where the failure to comply could not be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries have received written notice of any failure to so comply except where the failure to comply could not be expected to have a Material Adverse Effect. Neither the Borrowers nor any of their Subsidiaries manages any Hazardous Materials in a manner that violates any regulations promulgated pursuant to Environmental Laws except for any such violation that could not be expected to have a Material Adverse Effect.

Section 3.26.        [Reserved].

Section 3.27.        Floor Plan Borrower Engaged in Business of Selling Motor Vehicles. None of the Floor Plan Borrowers is engaged in any business other than the business of (a) selling Motor Vehicles and component parts of Motor Vehicles and servicing Motor Vehicles, (b) acquiring, owning, operating and selling Franchises and (c) activities related, complementary or incidental to, or a reasonable extension, development or expansion of, any of the foregoing.

Section 3.28.        Anti-Corruption; Anti-Terrorism. No Loan Party is a Sanctioned Person. No Loan Party (a) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in either case in violation of any Anti-Terrorism Law; (b) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) engages in any dealings or transactions prohibited by any Anti-Terrorism Law. No Borrower, nor any of their respective Subsidiaries, nor, to the knowledge of any Borrower and their respective Subsidiaries, any director, officer or employee thereof, is a Sanctioned Person. Each Borrower and its Subsidiaries have conducted their businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977.

Section 3.29.   EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01.   Original Closing Date Conditions and Conditions to Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its initial Loans, including the making of Floor Plan Committed Loans, Term Loans and Mortgage Loans at Closing, are subject to the satisfaction (or waiver) on or before the Original Closing Date of the following conditions precedent:

4.1.1     Closing Submissions. The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals), unless otherwise specified, each properly executed by a Responsible Officer of the applicable signing Loan Party, each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(a)       executed counterparts of (i) this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative, (ii) the Security Agreement, the Pledge Agreement, the Escrow Agreement, the Guaranty Agreement and the [*****] Guaranty Agreement, in each case under this clause (ii), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative, (iii) the Mortgages and related documents in recordable form encumbering the Real Estate Collateral in sufficient number for distribution to the Administrative Agent and to the title insurance agent (with original executed Mortgages and related documents to be delivered to the title insurance agent) issuing the title insurance policies required at Closing pursuant to this Agreement.

(b)       (i) Floor Plan Notes executed by the Floor Plan Borrowers in favor of each Lender requesting a Floor Plan Note, (ii) Mortgage Loan Notes executed by the applicable Borrowers in favor of each Lender requesting a Mortgage Loan Note, (iii) Term Loan Notes executed by the applicable Borrowers in favor of each Lender requesting a Term Loan Note; and (iii) Delayed Draw Notes executed by the applicable Borrowers in favor of each Lender requesting a Delayed Draw Note;

(c)       (i) a Floor Plan Committed Loan Notice requesting the Floor Plan Loans to be funded on the Closing Date, (ii) a Mortgage/Term Loan Notice requesting the Closing Date Mortgage Loans, (iii) a Mortgage/Term Loan Notice requesting the Closing Date Term Loans, and (iv) a Mortgage/Term Loan Notice requesting the Delayed Draw Term Loans requested to be funded on the Original Closing Date, in each case executed by the applicable Borrowers requesting such respective Loans;

(d)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party;

(e)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the respective jurisdictions specified in Schedule 4.01.1(d), which includes each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect,

(f)           an opinion of each of Ropes & Gray LLP and Nutter McClennan & Fish, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender dated as of the Original Closing Date in approved forms;

(g)          opinions of local counsel to AMR RE Holdings in Maine, Massachusetts, New Hampshire and Vermont, addressed to the Administrative Agent and each Lender, with respect to the perfection and enforceability of the applicable Mortgages in such state and such other customary related opinions that the Administrative Agent may reasonably request;

(h)          a certificate of a Responsible Officer of the Borrower Representative either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(i)           a certificate signed by a Responsible Officer of the Borrower Representative certifying (i) that the conditions specified in Sections 4.02.1 and 4.02.2 have been satisfied, (ii) that there has been no event or circumstance since the date of the audited financial statements for Automile Holdings and its Affiliates and Saco Auto Holdings, LLC and its Affiliates for the Fiscal Year ending December 31, 2015 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (iii) as to the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(j)           a certificate signed by the chief financial officer, treasurer or chief accounting officer of the Borrower Representative, certifying that (i) the Loan Parties, taken as a whole, are Solvent and (ii) Parent Holdings Guarantor, on an individual basis, is Solvent, in each case of the foregoing clauses (i) and (ii), on a pro forma basis after giving effect to the Original Closing Date Transactions;

(k)          a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower Representative, prepared in respect of the Test Period ended on December 31, 2016; provided that for purposes of such Compliance Certificate, all financial covenants under Section 6.15 shall be calculated based on the combined financial results reflected (i) with respect to the Total Leverage Ratio under Section 6.15, in the respective internally prepared balance sheets of Automile Holdings and its Affiliates, Saco Auto Holdings, LLC and its Affiliate and each of the Acquired Dealers, in each case, as of the last day of the Fiscal Quarter ending on December 31, 2016 and (ii) with respect to the Total Leverage Ratio, Fixed Charge Coverage Ratio and Fixed Charge Coverage Ratio (All Cash Dividends) under Section 6.15, in the respective internally prepared statements of income or operations and cash flows of Automile Holdings and its Affiliates, Saco Auto Holdings, LLC and its Affiliate and each of the Acquired Dealers, in each case, for the Fiscal Quarter ending on December 31, 2016 multiplied by four (4), in each case, after giving pro forma effect to the Original Closing Date Transactions and any related adjustments permitted under this Agreement;

(l)        a duly completed certification of a Responsible Officer of the Borrower Representative, dated as of the Closing Date, certifying as to (i) New Vehicles, Used Vehicles, Service Loaner Vehicles, and Auction Vehicles supporting the request for the initial borrowing under the Floor Plan Facility as of February 22, 2017, (ii) identifying the Motor Vehicle inventories of each of the Floor Plan Borrowers as of February 22, 2017 and (iii) to the extent not included in the certification under the foregoing clause (ii), identifying the inventories of the Acquired Dealers that were acquired in connection with the Original Closing Date Transaction;

(m)      a certificate of a Responsible Officer of each applicable Floor Plan Borrower attaching a copy of each form of Franchise Agreement or Framework Agreement for each Manufacturer with which such Floor Plan Borrower has a Franchise, except and to the extent such form of Franchise Agreement or Framework Agreement contains confidentiality restrictions which specifically prohibits such disclosure;

(n)       a certificate of a Responsible Officer of the Borrower Representative certifying that no consents or waivers are required pursuant to any Franchise Agreement or Framework Agreement that have not been obtained that would enable the applicable Manufacturer to terminate such Franchise Agreement or Framework Agreement, as applicable (other than pursuant to any Franchise Agreement or Framework Agreement of Saco Auto Holdings – FM, LLC in connection with its Mazda Franchise) and, to the extent obtained, attaching copies of any such duly executed consents and waivers;

(o)      evidence that all insurance required to be maintained pursuant to the Credit Documents has been obtained and is in effect;

(p)       unaudited (i) consolidated balance sheets for Automile Holdings and its Affiliates as of September 30, 2016, and the related consolidated statements of income or operations for the Fiscal Quarter ended on such date and (ii) Saco Auto Holdings, LLC and its Affiliate as of September 30, 2016, and the related consolidated statements of income or operations for the Fiscal Quarter ended on such date, in each case, prepared by management of the applicable Loan Parties and its Affiliates;

(q)       forecasts (including assumptions) prepared by the management of the Loan Parties of consolidated balance sheets, income statements and cash flow statements for Parent Holdings Guarantor and its Subsidiaries for each of the first five Fiscal Years ending after the Original Closing Date;

(r)       delivery to the Administrative Agent of all certificates evidencing any pledged Equity Interests (if any) pursuant to the Pledge Agreement, accompanied in each case by duly executed stock or unit powers (or other appropriate transfer documents) in blank affixed thereto;

(s)       delivery to the Escrow Agent of all Certificates evidencing the Restricted Equity Interests;

(t)        UCC-1 financing statements for filing in all places required by applicable Law to perfect the Liens of the Administrative Agent for the benefit of the Secured Parties under the Security Documents as a perfected Lien as to items of Collateral in which a security interest may be perfected by the filing of a UCC-1 financing statement;

(u)       [reserved];

(v)       customary evidence that the Existing Credit Facilities have been, or concurrently with the Closing Date are being, terminated, and that all loans and obligations thereunder have been paid in full or are being paid in full with funds advanced under the initial Borrowing, and any and all Liens thereunder shall have been terminated prior to the Closing Date or shall terminate substantially concurrently therewith;

(w)      UCC search results with respect to the Loan Parties showing only Liens acceptable to the Administrative Agent (or receipt of signed lien releases, termination statements, payoff letters and other documents as the Administrative Agent deems appropriate, evidencing the termination of or reasonably satisfactory arrangements for the termination of, any other Liens of any secured party in any of the assets of the Loan Parties);

(x)       a certificate signed by a Responsible Officer of the Borrower Representative certifying as to the identity of all Restricted Subsidiaries (and that such Subsidiaries meet the requirements to be Restricted Subsidiaries), Unrestricted Subsidiaries (and that such Subsidiaries meet the requirements to be Unrestricted Subsidiaries) and Excluded Subsidiaries, in each case, determined as of the Closing Date on a pro forma basis after giving effect to the Original Closing Date Transactions;

(y)       with respect to the Real Property listed on Schedule 4.01.1(x), (i) the documents and instruments required pursuant to Section 5.15.3 and (ii) completion and satisfactory review of Real Estate Appraisals provided pursuant to Section 5.15.3 on all such Real Estate Collateral evidencing a minimum aggregate appraised fair market value of not less than $197,000,000 and evidencing a loan to value ratio of not less than 85% with respect to the Closing Date Mortgage Loans;

(z)       all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and Anti-Terrorism Laws, including the USA Patriot Act, as reasonably requested by Administrative Agent and by any of the Lenders; and

(aa)     a completed and executed Collateral Information Certificate by Parent Holdings Guarantor for itself and for each Loan Party.

4.1.2     Fees. Any fees required to be paid on or before the Closing Date to the Administrative Agent or the Arranger shall have been paid by, or on behalf of, the Borrower Representative.

4.1.3     Credit Party Expenses. The Borrower Representative shall have paid, or caused to be paid, all Credit Party Expenses (including, in the case of attorneys’ fees, directly to counsel to the Administrative Agent, if requested by the Administrative Agent), to the extent invoiced at least one (1) Business Day prior to the Original Closing Date.

Without limiting the generality of the provisions of Section 9.02.4 of this Agreement, for purposes of determining compliance with the conditions specified in this Section 4.01.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Original Closing Date specifying its objections thereto.

Section 4.02.      Conditions to Borrowings except Floor Plan Borrowings under Drafts. The obligation of each Lender to honor any request for a Borrowing (other than a Floor Plan Committed Loan Notice requesting only a conversion of Loans of one Type to the other Type or a continuation of LIBOR Rate Loans, a Term/Mortgage Committed Loan Notice requesting only a conversion of Loans of one Type to the other Type or a continuation of LIBOR Rate Loans or a request for Borrowing under a Draft) is subject to the satisfaction of the following conditions precedent:

4.2.1      Representations and Warranties. The representations and warranties of the Loan Parties contained in Article 3 of this Agreement or in any other Credit Document shall be true and correct in all material respects on and as of the date of any such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02.1, the representations and warranties contained in Section 3.07.1 and 3.07.2 shall be deemed to refer to the most recent statements furnished pursuant to Sections 5.08.1 and 5.08.2, respectively.

4.2.2       Absence of Defaults and Events of Default. With respect to (a) any request for Term Loans or Mortgage Loans, no continuing Default or Event of Default shall exist, or would result from, such Borrowing or from application of the proceeds thereof and (b) any request for Floor Plan Committed Loans, (i) no continuing Event of Default under Sections 7.01.1, 7.01.4(a), (b), and (c) (in each case under Section 7.01.4, solely to the extent the repayment, repurchase, defeasance or redemption of such Indebtedness has been demanded by the holders thereof), 7.01.5, 7.01.6, 7.01.7, 7.01.8, 7.01.9, 7.01.11, 7.01.12, 7.01.13 or 7.01.14 shall exist, or would result from, such Borrowing or from application of the proceeds thereof and (ii) after giving effect to such Borrowing and the application of proceeds thereof, no other Event of Default shall be occurring and continuing for more than 60 consecutive calendar days (measured as to each Event of Default individually).

4.2.3      Floor Plan Loan Notice. With respect to Floor Plan Committed Borrowings (other than any such Floor Plan Borrowings pursuant to a Floor Plan Automated System), the Administrative Agent and, if applicable, M&T Bank, shall have received a Floor Plan Committed Loan Notice in originals or electronic copy.

4.2.4      Floor Plan Committed Borrowings/Vehicles from Another Dealer. With respect to any Floor Plan Committed Borrowing relating to any New Vehicles, Used Vehicles, Service Loaner Vehicles or Auction Vehicles which are obtained by a Floor Plan Borrower from another dealer (including pursuant to a swap or Acquisition), a copy of the Manufacturer invoice (or substitute reasonably acceptable to the Administrative Agent) and bill of sale duly executed by the parties to the transaction or other documentation, in each case, reasonably acceptable to the Administrative Agent evidencing the acquisition cost of such Motor Vehicles to such Floor Plan Borrower or, in the case of a Motor Vehicle swap with another Franchise or in the case of an Acquisition, appropriate evidence of acquisition cost.

4.2.5      Delayed Draw Loans. With respect to Delayed Draw Loans, (a) all requirements set forth in Section 2.04 hereof (including, but not limited to, each applicable requirement set forth in the Delayed Draw Disbursement Procedures) to the extent applicable to the relevant Delayed Draw Borrowing shall have been satisfied and evidence thereof provided to the Administrative Agent, (b) the Administrative Agent and, if applicable, M&T Bank shall have received a Term/Mortgage Committed Loan Notice to the extent required under Section 2.04.2 in original or electronic copy, (c) the Administrative Agent shall have received Delayed Draw Notes executed by the applicable Borrowers in favor of each applicable Lender requesting a Delayed Draw Note in originals or electronic copy (followed promptly by originals) and (d) to the extent that such Delayed Draw Loans are Delayed Draw Mortgage Loans, the Administrative Agent shall have received all documents in originals or electronic copy (followed promptly by originals) and other items, in each case, required under Section 5.15.3 with respect to any additional Real Property which shall become Real Estate Collateral.

Each request for a Borrowing of the Loans (other than a Floor Plan Committed Loan Notice requesting only a conversion of Loans of one Type to the other Type or a continuation of LIBOR Rate Loans, a Term/Mortgage Committed Loan Notice requesting only a conversion of Loans of one Type to the other Type or a continuation of LIBOR Rate Loans or a request for Borrowing under a Draft) shall be deemed automatically to be a representation and warranty of the Borrowers that the conditions specified in this Section 4.02 applicable to such Borrowing have been satisfied on and as of the date of the request.

Section 4.03.      Conditions to Floor Plan Borrowings under Drafts. The obligation of each Lender to honor any request for a Floor Plan Committed Borrowing under a Draft is subject solely to satisfaction of the conditions precedent set forth in the applicable Drafting Agreement (or such conditions precedent shall have been waived)

Section 4.04.      Conditions to Closing under this Agreement. The effectiveness of this Agreement, including the amendment and restatement of the Existing Credit Agreement, are subject to the satisfaction (or waiver) on or before the Closing Date of the following conditions precedent:

4.4.1      Closing Submissions. The Administrative Agent’s receipt of the following, each of which shall be originals or electronic copies (followed promptly by originals), unless otherwise specified, each properly executed by a Responsible Officer of the applicable signing Loan Party (which Responsible Officer will be the President of each Loan Party other than GPB Prime), each dated either the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)      executed counterparts of (i) this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative, (ii) counterparts and amendments to the Security Agreement, the Pledge Agreement, and the Guaranty Agreement, in each case under this clause (ii), sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower Representative; and (iii) Management Services Subordination Agreements executed by GPB Prime, the Administrative Agent, and the Borrowers sufficient in number for distribution to the Administrative Agent and the Borrower Representative;

(b)      a copy of the Purchase Agreement, including all amendments thereto, and all related documents, evidencing closing thereunder contemporaneously herewith, including evidence that all conditions precedent to closing thereunder (including receipt of all consents and approvals by Manufacturers and Governmental Authorities) have been satisfied (unless otherwise waived by the Administrative Agent), together with a certificate of the President of the Borrower Representative that such copies of documents are true, accurate, and complete in all material respects and that the acquisition transaction contemplated by the Purchase Agreement has closed contemporaneously with the Closing hereunder in accordance with the terms of the Purchase Agreement;

(c)      such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Credit Documents to which such Loan Party is a party, together with copies of all Organizational Documents of each Loan Party (or a certification that no changes have occurred to the Organizational Documents delivered as a condition precedent to the Existing Credit Agreement);

(d)      such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its formation and in the applicable jurisdiction or jurisdictions where it owns or operates a dealership or where it owns Real Estate Collateral, which respective jurisdictions are listed on Schedule 4.01.1(d);

(e)      an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender in an approved form;

(f)      a certificate of the President of the Borrower Representative either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Credit Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(g)      a certificate signed by the President of the Borrower Representative certifying (i) that the conditions specified in Sections 4.04.1 have been satisfied, (ii) no Default or Event of Default exists, (iii) that there has been no event or circumstance since December 31, 2016 that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iv) as to the absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect;

(h)      a certificate signed by the president, chief financial officer, treasurer or chief accounting officer of the Borrower Representative, certifying that (i) the Loan Parties, taken as a whole, are Solvent and (ii) GPB Prime, on an individual basis, is Solvent, in each case of the foregoing clauses (i) and (ii), on a pro forma basis after giving effect to the Closing Date Transactions;

(i)      a duly completed Compliance Certificate signed by the President of the Borrower Representative, including, for the purposes of the Compliance Certificate submitted for purposes of this Section 4.04.1(i), (i) a calculation of the Total Leverage Ratio as set forth in Section 6.15.1 of this Agreement which includes a calculation of Consolidated EBITDA based upon annualized year-to-date numbers through the most recently ended fiscal month prior to the Closing Date and (ii) calculations of the Fixed Charge Coverage Ratio and Fixed Charge Coverage Ratio (All Cash Dividends) as set forth in Sections 6.15.2 and 6.15.3 (respectively) of this Agreement, based upon the actual results for the year-to-date period ending on the last day of the most recently ended fiscal month prior to the Closing Date, and in each case, after giving pro forma effect to the Closing Date Transactions, and any related adjustments permitted under this Agreement;

(j)      a certificate of the President of the Borrower Representative certifying that all consents and/or waivers required pursuant to the Franchise Agreements and Framework Agreements in connection with giving full effect to the Purchase Transactions have been obtained, together with the following with respect to each such agreement: (i) an executed amended sales and service agreement or (ii) other written communication from the respective Manufacturer confirming its approval of the change in the majority shareholder that is acceptable to the Administrative Agent;

(k)      financial statements as of the last day of the most recently ended fiscal month prior to the Closing Date for the Loan Parties and their Affiliates;

(l)       delivery to the Administrative Agent of all original certificates evidencing Equity Interests in AMR RE Holdings and Parent Holdings Guarantor pledged by GPB Prime pursuant to the Pledge Agreement, giving effect to the Closing Date Transactions, accompanied in each case by duly executed stock or unit powers (or other appropriate transfer documents) in blank affixed thereto;

(m)     UCC-1 all asset financing statement against GPB Prime as Debtor for filing in the jurisdiction of organization of GPB Prime;

(n)      UCC search results from the UCC financing statement records of the respective jurisdiction of formation with respect to GPB Prime and the other Loan Parties (if available for the respective jurisdiction, such search reports limited to updates in the case of the Loan Parties from reports delivered to the Administrative Agent on or prior to the Original Closing Date) showing only Liens acceptable to the Administrative Agent (or receipt of signed lien releases, termination statements, payoff letters and other documents as the Administrative Agent deems appropriate, evidencing the termination of or reasonably satisfactory arrangements for the termination of, any other Liens of any secured party in any of the assets of the GPB Prime);

 (o)      Receipt and satisfactory review of the Management Services Agreements and subordination agreements (including the Management Services Subordination Agreements) to be in effect after Closing;

(p)      all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, and Anti-Terrorism Laws, including the USA Patriot Act, as reasonably requested by Administrative Agent and by any of the Lenders; and

(q)      a completed and executed Collateral Information Certificate by GPB Prime for itself.

4.4.2      Fees. Any fees required to be paid on or before the Closing Date to the Administrative Agent or the Arranger shall have been paid by, or on behalf of, the Borrower Representative.

4.4.3      Credit Party Expenses. The Borrower Representative shall have paid, or caused to be paid, all Credit Party Expenses (including, in the case of attorneys’ fees, directly to counsel to the Administrative Agent, if requested by the Administrative Agent), to the extent invoiced at least one (1) Business Day prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.02.4 of this Agreement, for purposes of determining compliance with the conditions specified in this Section 4.04.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted and to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections thereto. The Administrative Agent and the Lenders acknowledge and agree that the conditions precedent contained in this Section 4.01 were satisfied prior to, on, or about the Closing Date or within a reasonable time thereafter, unless the same were waived or made the subject of a post closing undertaking or agreement pursuant to Section 5.19 (including Schedule 5.19) of the Existing Credit Agreement, and any remaining items from such Schedule 5.19 shall be listed on Schedule 5.19 hereto.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party agrees that until the payment and satisfaction in full of all Obligations (other than contingent indemnification obligations), it will comply with and cause the other Loan Parties to comply with the covenants set forth in this Article 5.

Section 5.01.      Payment of Obligations. GPB Prime shall pay and discharge and cause each of its Subsidiaries to pay and discharge, when due, (a) all Federal, state income or property Taxes and all other Taxes imposed upon GPB Prime or such Subsidiaries, as the case may be, and (b) all lawful claims for labor, materials and supplies, in the case of each of clauses (a) and (b), except to the extent (i) the failure to pay or discharge such Taxes or claims would not reasonably be expected to have a Material Adverse Effect or (ii) GPB Prime or such Subsidiary, as the case may be, is contesting such Taxes or claims in good faith and by appropriate actions diligently taken and GPB Prime or such Subsidiary has set aside such reserves or other appropriate provisions therefor as may be required by GAAP.

Section 5.02.      Insurance. The Borrowers and each of their Subsidiaries that is a Loan Party shall obtain and maintain and shall cause their respective Subsidiaries to obtain and maintain such insurance coverage as is reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries (giving effect to any insurance with a Captive Insurance Subsidiary or any self-insurance, in each case, to the extent reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries). Without limitation to the foregoing, the Borrowers and the other Loan Parties that are Subsidiaries shall each maintain fire and extended coverage casualty insurance covering the Collateral and their respective assets with insurance companies and in amounts, in each case, that are reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries and sufficient to prevent any co-insurance liability (which amount shall be the full insurable value of the assets and properties insured unless the Administrative Agent in writing agrees to a lesser amount) (giving effect to any insurance with a Captive Insurance Subsidiary or any self-insurance, in each case, to the extent reasonable, customary and prudent for Persons engaged in the same or similar businesses as the Borrowers and their Subsidiaries), naming the Administrative Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear (or in the case of each casualty insurance policy, containing a lender loss payable clause or endorsement and mortgagee clause or endorsement (as applicable) that names the Administrative Agent, for the benefit of the Secured Parties, as the lender loss payee and mortgagee (as applicable) thereunder). Such Loan Parties shall submit to the Administrative Agent copies of the casualty insurance policies and paid receipts evidencing payment of the premiums to the extent due and payable on the same. The applicable Borrowers shall use commercially reasonable efforts to cause such casualty insurance policies to be endorsed so as to make them non-cancellable unless thirty (30) days’ prior notice of cancellation is provided to the Administrative Agent. Upon the formation of a Captive Insurance Subsidiary, and from time to time upon the Administrative Agent’s reasonable request (unless included in the financial statements provided under Section 5.08.1 and 5.08.2), the Borrower Representative shall provide the Administrative Agent with all information and documents relating to the formation and existence of such Captive Insurance Subsidiary, the capitalization of such Captive Insurance Subsidiary and compliance by the Captive Insurance Subsidiary with applicable insurance regulations, in each case, to the extent reasonably requested by the Administrative Agent.

Section 5.03.      [Reserved].

Section 5.04.      Notice of Litigation and Proceedings. GPB Prime and each other Loan Party shall give prompt notice to the Administrative Agent of any action, suit, citation, violation, direction, notice or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting such Loan Party, or the assets or properties thereof, of which it obtains knowledge, which could reasonably be expected to have a Material Adverse Effect.

Section 5.05.      Notice of Change of Business Location or of Jurisdiction of Organization; Notice of Name Change. The Borrower Representative shall notify the Administrative Agent (a) within fifteen (15) days (or such later date agreed to by the Administrative Agent) after any change in the location of any Loan Party’s chief executive office or principal place of business, any Loan Party’s legal name, or of the jurisdiction in which any Loan Party is organized, (b) within five (5) Business Days (or such later date agreed to by the Administrative Agent) after establishing any new place of business or (c) not later than five (5) Business Days (or such later date agreed to by the Administrative Agent) prior to moving any material portion of the Collateral to a new location not previously identified to the Administrative Agent (except for Collateral which (i) is out for repair, (ii) is in transit in the ordinary course of business, (iii) is temporarily in the possession of any Manufacturer (to the extent consistent with industry practices), (iv) is in the possession of (or in transit to) any Credit Party or any of its respective agents, representatives or designees, (v) is at (or in transit to) a location required by Law or any Governmental Authority (provided that to the extent not prohibited by Law, the Borrower Representative shall, within five (5) Business Days after any Collateral is moved to such location in the circumstances described in this clause (v), to notify Administrative Agent of such location), (vi) is in the possession of an employee in the ordinary course of business, (vii) constitutes a Demonstrator or a Service Loaner Vehicle, (viii) is located at (x) a location previously identified to the Administrative Agent and that is owned by a Loan Party or (y) a third party leased location in respect of which the applicable Loan Party shall have complied with Section 5.06 or (ix) is not otherwise subject to an exception under the foregoing clauses (i) through (viii) and the Fair Market Value of such Collateral under this clause (ix) does not exceed $1,000,000 in the aggregate at any time (each location subject to any of the foregoing exceptions (i) through (ix), in each case, to the extent applicable with respect to the applicable item of Collateral, a “Permitted Collateral Location”).

Section 5.06.      Landlord Waivers. Each Loan Party will use commercially reasonable efforts to obtain and deliver to the Administrative Agent a customary landlord or bailee access agreement with respect to each location (other than any Permitted Collateral Location) not owned by a Loan Party where Collateral is located (in each case, within thirty (30) Business Days (or such later date agreed to by the Administrative Agent) of Collateral becoming located at such location), in form and substance reasonably acceptable to the Administrative Agent, pursuant to which the owner of such location shall (I) subordinate on customary terms any rights which it may have, or thereafter may obtain, in any of the Collateral located at such location to the rights and Liens of the Credit Parties and (II) allow the Administrative Agent reasonable access to the Collateral in order to remove the Collateral from such location during the occurrence and continuance of an Event of Default; provided that commercially reasonably efforts under this sentence shall in no event require payment of any consent fees or other amounts to such landlords or bailees, as applicable, or any adverse lease amendments.

Section 5.07.      Notice of Events Affecting Collateral. Each Borrower and each of the other Loan Parties shall promptly report to the Administrative Agent all matters affecting the enforceability or collectability of any of the Collateral, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.08.      Reporting Requirements. The Borrower Representative, on behalf of the Loan Parties, shall submit the following items to the Administrative Agent (for further distribution by the Administrative Agent to the Lenders):

5.8.1      Monthly Internally-Prepared Financial Statements. Within thirty (30) calendar days (or, solely in the case of the consolidated statements of cash flows of GPB Prime and its Subsidiaries for each of the first twelve (12) fiscal months ending after the Closing Date, forty five (45) calendar days) after the end of each fiscal month (commencing with the first fiscal month ended after the Closing Date), the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent an internally prepared consolidated and consolidating balance sheet of GPB Prime and its Subsidiaries as of the end of such fiscal month, together with a consolidated and consolidating statement of income, a consolidated statement of cash flows and a consolidated statement of retained earnings (provided that delivery of a consolidated statement of retained earnings shall be required solely for the last fiscal month in each Fiscal Quarter) of GPB Prime and its Subsidiaries for such fiscal month and, commencing with the fiscal month ending February 28, 2018, stating in comparative form the respective consolidated figures for the corresponding fiscal month of the previous Fiscal Year, all prepared in accordance with GAAP and certified by a Responsible Officer of GPB Prime (subject to year-end adjustments and the absence of footnotes).

5.8.2      Annual Financial Statements. (a) Within one hundred twenty (120) calendar days after the end of the First 2017 Audit Period (as defined below), the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent a consolidated balance sheet of Parent Holdings Guarantor and its Subsidiaries, as of the end of the First 2017 Audit Period, together with a consolidated statement of income, statement of cash flows and statement of retained earnings, in each case, of Parent Holdings Guarantor and its Subsidiaries, for the First 2017 Audit Period, all prepared in accordance with GAAP and accompanied by an audit opinion thereon issued by O’Connor & Drew P.C. or another independent regionally or nationally recognized certified public accounting firm selected by Parent Holdings Guarantor and reasonably acceptable to the Administrative Agent (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit). As used in this section, “First 2017 Audit Period” shall mean the period from January 1, 2017 through the Closing Date or the nearest month-end thereto.

(b)      Within one hundred twenty (120) calendar days after the end of the Second 2017 Audit Period (as defined below), the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent a consolidated balance sheet of GPB Prime and its Subsidiaries, as of the end of the Second 2017 Audit Period, together with a consolidated statement of income, statement of cash flows and statement of retained earnings, in each case, of GPB Prime and its Subsidiaries for the Second 2017 Audit Period, all prepared in accordance with GAAP and accompanied by an audit opinion thereon issued by Crowe Horwath LLP or another independent regionally or nationally recognized certified public accounting firm selected by GPB Prime and reasonably acceptable to the Administrative Agent (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit). As used in this section, “Second 2017 Audit Period” shall mean the period from and after the First 2017 Audit Period through and including December 31, 2017.

(c)      Within one hundred twenty (120) calendar days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2018), the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent a consolidated balance sheet of GPB Prime and its Subsidiaries as of the end of such Fiscal Year, together with a consolidated statement of income, statement of cash flows and statement of retained earnings, in each case, of GPB Prime and its Subsidiaries for such Fiscal Year and, (commencing with the Fiscal Year ending December 31, 2019) stating in comparative form the respective consolidated figures for the previous Fiscal Year, all prepared in accordance with GAAP and accompanied by an audit opinion thereon issued by Crowe Horwath LLP or another independent regionally or nationally recognized certified public accounting firm selected by GPB Prime and reasonably acceptable to the Administrative Agent (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit).

(d)      In addition, concurrently with delivery of the financial statements referenced above under subsections “(a) – “(c)” of this Section 5.08.2, the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent (commencing with the Fiscal Year ending December 31, 2017) an internally prepared consolidating balance sheet of GPB Prime and its Subsidiaries as of the end of such Fiscal Year, together with a consolidating statement of income, statement of cash flows and statement of retained earnings, in each case, of GPB Prime and its Subsidiaries for such Fiscal Year, and (i) (commencing with the Fiscal Year ending December 31, 2019) stating in comparative form the respective consolidating figures for the previous Fiscal Year, and (ii) all prepared in accordance with GAAP, reconciled with the respective audited financial statement for the same Fiscal Year, and certified by a Responsible Officer of GPB Prime.

5.8.3      Management Letters. Promptly upon receipt thereof, the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent copies of any reports submitted to any Loan Party or any Subsidiary by independent certified public accountants in connection with the examination of the financial statements of GPB Prime and its Subsidiaries made by such accountants.

5.8.4      Compliance Certificate. The Borrower Representative shall submit a Compliance Certificate to the Administrative Agent (commencing with the first Fiscal Quarter ending after the Closing Date) within thirty (30) calendar days after the end of each Fiscal Quarter for the first three (3) Fiscal Quarters of each Fiscal Year (or within 45 calendar days after the first Fiscal Quarter ending after the Closing Date, if it is not the last Fiscal Quarter of the Fiscal Year) and within one hundred twenty (120) calendar days after the end of the last Fiscal Quarter of each Fiscal Year, in each case, attaching calculations of all applicable financial covenants under Section 6.15 for the Test Period ending as of such Fiscal Quarter; provided that the December 31, 2017 Compliance Certificate will be based upon a combination of the First 2017 Audit Period and Second 2017 Audit Period with any non-audit adjustments satisfactory to the Administrative Agent.

5.8.5      Reports to Other Creditors. Promptly after the furnishing thereof, the Borrower Representative on behalf of all Loan Parties shall submit to the Administrative Agent copies of any material statement or report or notices of default furnished to any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan, or credit or similar agreement with respect to Indebtedness in excess of the Threshold Amount and not otherwise required to be furnished to the Administrative Agent pursuant to any other provisions of this Agreement.

5.8.6      Management Changes. The Borrower Representative on behalf of all Loan Parties shall promptly notify the Administrative Agent of any changes in the personnel holding the positions of Chairperson, President, Chief Executive Officer or Chief Financial Officer of any of the Loan Parties.

5.8.7      Projections. The Borrower Representative on behalf of all Loan Parties shall deliver to the Administrative Agent within sixty (60) days of the commencement of each Fiscal Year an annual operating budget for the consolidated operations of GPB Prime and its Subsidiaries for such Fiscal Year, including projected key consolidated balance sheet line items as of the last day of such Fiscal Year, together with projected consolidated statements of income and cash flows of GPB Prime and its Subsidiaries for such Fiscal Year, as well as a statement of the key assumptions relating to the preparation of such projections.

5.8.8      Notice of Defaults and Events of Default. The Borrower Representative on behalf of all Loan Parties shall promptly give written notice to the Administrative Agent of the occurrence of any event, occurrence or condition (which is known to an executive officer of any Loan Party) which constitutes an Event of Default or a Default or which could be reasonably expected to have a Material Adverse Effect.

5.8.9      ERISA Event. The Borrower Representative on behalf of all Loan Parties shall promptly give written notice to the Administrative Agent of the occurrence of any ERISA Event with respect to any Loan Party or any Subsidiary.

5.8.10      SEC Filings. Promptly upon receipt or transmission thereof, (a) all material correspondence sent to GPB Prime or any of its Subsidiaries by the SEC in relation to the affairs of GPB Prime or any of its Subsidiaries, (b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by or on behalf of any Loan Party or any Subsidiary with any securities exchange or with the SEC or any governmental authority succeeding to any of its functions and (c) with respect to any Indebtedness for borrowed money above the Threshold Amount, all financial statements, proxy statements, material reports and material notices sent or made available generally by GPB Prime or any of its Subsidiaries to its other respective lenders or bondholders (or any trustee or other representative of any of the foregoing) and any material and non-routine notices or other material and non-routine correspondence from such lenders or bondholders (or trustee or other representative of such Persons). Any information or document described in clauses (a) and (b) of this Subsection 5.08.10 that is filed with the SEC via the EDGAR filing system (or any successor system) shall be deemed to be delivered upon the receipt by the Administrative Agent of notice (including any notice received via e-mail) from the Borrower Representative that such information or document has been filed and is available on EDGAR provided, further, however, that no such notice need be delivered in connection with the regularly filed annual reports of GPB Prime (or any direct or indirect parent entity thereof) and its Subsidiaries on Form 10-K or Quarterly Reports of GPB Prime (or any direct or indirect parent entity thereof) and its Subsidiaries on Form 10-Q.

5.8.11      Franchise Agreements; Vehicle Records. The Borrower Representative shall promptly notify the Administrative Agent (a) of any Disposition or proposed Disposition by the Floor Plan Borrowers or any Subsidiary of any Franchise Agreement, or of any other Disposition outside the ordinary course of business in excess of One Million Dollars ($1,000,000), and (b) of (i) any Franchise Agreement entered into after the Original Closing Date (and provide a copy of such Franchise Agreement) which deviates in any material respect from the Franchise Agreements for the applicable Manufacturer delivered on or prior to the Original Closing Date, (ii) any Framework Agreement (and provide a copy of such Framework Agreement) entered into after the Original Closing Date (including the subject matter and term of such Framework Agreement), (iii) the termination or expiration of any Franchise Agreement, including the expiration of a Franchise Agreement which has expired as described in Section 7.01.12 and has not been renewed within 30 days, (iv) any material amendment or other modification (and provide a copy of such amendment or modification) of any Framework Agreement and (v) any change in the relationship between any Floor Plan Borrower and any Manufacturer (including the written threat of termination of a Franchise Agreement or Framework Agreement) to the extent such change could reasonably be expected to result in a Material Adverse Effect.

5.8.12      Reportable Anti-Terrorism Compliance Event. The Borrower Representative shall promptly notify the Administrative Agent if any Loan Party has knowledge of the occurrence of a Reportable Anti-Terrorism Compliance Event.

5.8.13      General Information. In addition to the items set forth in subsections 5.08.1 through 5.08.12 above, the Borrower Representative agrees to submit, and cause the other Loan Parties to submit, to the Administrative Agent such other information respecting the financial condition or operations of the Loan Parties as the Administrative Agent may reasonably request from time to time.

Notwithstanding the foregoing, the obligations in Sections 5.08.1 and 5.08.2 may be satisfied with respect to financial information of GPB Prime and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent entity of GPB Prime or, in each case, any successor thereof or (B) the Form 10-K or 10-Q, as applicable, filed with the SEC, of any direct or indirect parent entity of GPB Prime or, in each case, any successor thereof; provided that with respect to each of clauses (A) and (B), (i) such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to any direct or indirect parent entity of GPB Prime or, in each case, any successor thereof, on the one hand, and the information relating to GPB Prime and its Subsidiaries on a stand-alone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.08.2, such materials are accompanied by a report and opinion of O’Connor & Drew P.C. or Crowe Horwath LLP (as applicable in accordance with Section 5.08.2 above) or another independent regionally or nationally recognized certified public accounting firm selected by GPB Prime and reasonably acceptable to the Administrative Agent (which shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of the audit).

Section 5.09.      Preservation of Existence, Etc. Each Loan Party shall (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (in each case, except as otherwise permitted under Sections 6.04 or 6.05); (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect; and (d) if applicable, preserve and maintain, in accordance with its standard policies and procedures, all Manufacturer statements of origin, certificates of origin, certificates of title or ownership, in the case of an Auction Vehicle, a bill of sale in addition to proof of clear title, and other customary vehicle title documentation (collectively, the “Vehicle Title Documentation”) necessary or desirable in the normal conduct of its business and maintain records evidencing which Motor Vehicles are being used as Demonstrators, Service Loaner Vehicles, and Auction Vehicles.

Section 5.10.      Maintenance of Assets and Properties. Each Loan Party shall (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.11.      Compliance with Laws; Anti-Terrorism; Anti-Corruption. Each of the Loan Parties and the Subsidiaries shall comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, and obtain or maintain all permits, franchises and other governmental authorizations and approvals necessary for the ownership, acquisition and disposition of its properties and the conduct of its business, except in such instances in which (i) such Requirement of Law or order, writ, injunction, decree, authorization or approval is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply with such Requirement of Law, order, writ, injunction, decree, authorization or approval, could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, the Loan Parties shall be in compliance with applicable legal requirements of the Anti-Terrorism Laws, the USA Patriot Act, and the Bank Secrecy Act. Each Loan Party and Subsidiary shall conduct its businesses in material compliance with the United States Foreign Corrupt Practices Act of 1977.

Section 5.12.      Books and Records. The Borrowers and each of the other Loan Parties shall maintain proper books of record and account, in which full, true and correct in all material respects entries in conformity with GAAP consistently applied shall be made of all material financial transactions and material matters involving the assets and business of the Borrowers or such other Loan Party, as the case may be, including, if applicable, books and records specifying the year, make, model, cost, price, location and vehicle identification number of each Motor Vehicle owned by the Loan Parties.

Section 5.13.      Inspection Rights. Each of the Borrowers and each of the other Loan Parties shall permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its respective properties, to perform audits of Motor Vehicles constituting Collateral in a manner reasonably satisfactory to the Administrative Agent, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours, as often as may be reasonably desired, and, except during the occurrence and continuance of an Event of Default during which no advance notice shall be required, upon not less than two days’ advance notice to the Loan Parties; provided that the Borrowers shall not be required to reimburse the Administrative Agent for any costs, fees and expenses incurred by the Administrative Agent in connection with the first six (6) of such Inventory and Collateral inspections per Fiscal Year and, for additional Inventory and Collateral inspections in any such Fiscal Year, shall only be required to reimburse the Administrative Agent to the extent such Inventory and Collateral inspection is required by the policies of the Administrative Agent; provided, further, that notwithstanding the foregoing proviso, Inventory and Collateral inspections conducted upon the occurrence and during the continuance of an Event of Default shall be at the sole cost of the Borrowers and shall be permitted without prior notice to the Borrowers.

Section 5.14.      Environmental Matters and Indemnification. Each of the Loan Parties shall comply with all Environmental Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The Loan Parties shall investigate any circumstances which give the Loan Parties reason to believe or suspect the Contamination of any of their Real Property which could reasonably be expected to have a Material Adverse Effect (as reasonably determined by such Loan Party). The applicable Loan Party shall promptly perform any remediation required under applicable Laws of such Contamination which could reasonably be expected to have a Material Adverse Effect; provided, however, that such Loan Party shall not be required to undertake any such remediation to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.15.      Additional Subsidiaries.

5.15.1      Domestic Subsidiaries. If any Domestic Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Original Closing Date and constitutes a Restricted Subsidiary, (a) the Borrower Representative shall notify the Administrative Agent in writing within ten (10) Business Days (or such longer period as the Administrative Agent may agree) in the case of any such Domestic Subsidiary that owns, operates or holds a Franchise and twenty (20) Business Days (or such longer period as the Administrative Agent may agree) in the case of any other such Domestic Subsidiary, in each case, after the date on which such Domestic Subsidiary is formed or acquired, (b) within thirty (30) calendar days after the Administrative Agent’s request therefor, the Borrower Representative shall (i) unless such Domestic Subsidiary becomes a Borrower pursuant to Section 5.17, cause such Domestic Subsidiary to duly execute and deliver either (x) a joinder agreement to become a guarantor of the [*****] Obligations under, and subject to the terms and conditions of, the [*****] Guaranty Agreement (together with all schedules and information thereto appropriately completed with respect to such Subsidiary) or (y) a joinder agreement to become a guarantor of the Obligations under, and subject to the terms and conditions of, the Guaranty Agreement (together with all schedules and information thereto appropriately completed with respect to such Subsidiary) (provided that the Borrower Representative shall determine in its sole discretion which of the foregoing joinder agreements such Domestic Subsidiary shall deliver under this clause (i); provided, further, that if such Domestic Subsidiary is not a Franchise or does not own or operate a Franchise (and is not otherwise restricted from doing so under any Franchise Agreement, Framework Agreement or other similar agreement between any Manufacturer and any Subsidiary) it shall deliver the joinder agreement under sub-clause (y) above), (ii) cause such Domestic Subsidiary to deliver a joinder agreement to the Security Agreement providing for the creation of Liens on the Collateral owned by such Domestic Subsidiary as security for the [*****] Obligations or Obligations, as applicable (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iii) cause such Domestic Subsidiary to deliver a joinder agreement to the Pledge Agreement providing for the pledge of any Equity Interests held by such Subsidiary pursuant to the Pledge Agreement (except to the extent that Equity Interests constitute Excluded Property) (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (iv) cause such Domestic Subsidiary to deliver a joinder agreement to the Escrow Agreement providing for, to the extent not constituting Excluded Property, the pledge of the proceeds of any Equity Interests constituting Excluded Property held by such Domestic Subsidiary of a Franchise or any indirect owner thereof (other than GPB Prime) pursuant to the Escrow Agreement (together with all schedules and information thereto appropriately completed with respect to such Subsidiary), (v) deliver, or cause to delivered, any and all certificates representing Equity Interests held by such Domestic Subsidiary that are required to be delivered pursuant to the Security Documents (and, except with respect to certificates delivered pursuant to a Escrow Agreement, accompanied by undated stock powers or other appropriate instrument of transfer executed in blank), (vi) take such other actions as may be reasonably required by the Administrative Agent such that all of the Equity Interests (except to the extent that such Equity Interests constitute Excluded Property) issued by any such Domestic Subsidiary shall be pledged as security for the [*****] Obligations or the Obligations, as applicable, pursuant to such Credit Documents in form and substance reasonable satisfactory to the Administrative Agent, as may be required under applicable Laws to effectuate a fully enforceable first priority pledge of such Equity Interests and (vii) deliver or cause to be delivered to the Administrative Agent UCC financing statements naming such Domestic Subsidiary as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party,” in form and substance sufficient in the reasonable opinion of the Administrative Agent and its counsel for filing in each applicable UCC filing office in which filing is necessary or advisable to perfect the Administrative Agent’s Liens in the Collateral granted by such Domestic Subsidiary under the Security Documents, (c) within thirty (30) calendar days after the Administrative Agent’s request therefor, the Borrower Representative shall provide evidence reasonably satisfactory to the Administrative Agent that all Taxes, filing fees and recording fees related to the perfection of the Liens on the Collateral owned by such Domestic Subsidiary have been paid (subject to Section 5.15.3 below) and (d) if requested by the Administrative Agent in its reasonable discretion, the Borrower Representative shall deliver, or cause to be delivered, an opinion of counsel reasonably satisfactory to the Administrative Agent as to customary matters in connection with the joinder of such Domestic Subsidiary to the Credit Documents.

5.15.2      Requirements for All Additional Subsidiaries. With respect to any Subsidiary (other than an Excluded Subsidiary) formed or acquired after the Original Closing Date that constitutes a Restricted Subsidiary, the Borrower Representative shall deliver or cause to be delivered to the Administrative Agent within thirty (30) calendar days after the Administrative Agent’s request therefor, (i) a complete copy of the Organization Documents of such Subsidiary, together with a certificate of status or good standing (to the extent such certificates are customarily issued by the jurisdiction of formation of such Subsidiary), (ii) any and all certificates representing Equity Interests that do not constitute Excluded Property issued by any such Subsidiary that are required to be delivered pursuant to the Security Documents, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank (or if any shares of Capital Stock are uncertificated, confirmation and evidence reasonably satisfactory to the Administrative Agent that its Lien in such uncertificated Capital Stock has been granted to, and perfected by, the Administrative Agent for the benefit of the Secured Parties, in accordance with the Security Documents) and (iii) any and all promissory notes or other instruments evidencing any loans, advances or other debt owed by such Subsidiary to another Loan Party, in each case, with an original principal amount in excess of $500,000.

 5.15.3      Requirements for After-Acquired Real Property. With respect to (i) the fee-owned Real Property listed on Schedule 4.01.1(x), (ii) any fee-owned Real Property acquired by an applicable Borrower after the Original Closing Date with the proceeds of a Delayed Draw Mortgage Loan, a Facility Increase with respect to the Mortgage Facility or an Additional Mortgage Loan and (iii) any fee-owned Real Property constituting substitute Collateral pursuant to a Permitted Real Estate Sale (the Real Property described in clauses (i), (ii) and (iii), subject to any permitted Dispositions of such Real Property under this Agreement, collectively, the “Real Estate Collateral”), the applicable Borrower shall provide to the Administrative Agent each of the following, in form and substance reasonably acceptable to the Administrative Agent, on the Original Closing Date (in the case of Real Estate Collateral described in clause (i) above), on the date the applicable Mortgage Loan is made (in the case of Real Estate Collateral described in clause (ii) above), or on the date the applicable substitution is made (in the case of Real Estate Collateral described in clause (iii) above) (or, in each case, such longer period as the Administrative Agent may agree): (a) title insurance commitments (subject to Permitted Encumbrances) in favor of the Administrative Agent, together with current ALTA surveys, for the applicable Real Estate Collateral, (b) Phase I environmental reports for the applicable Real Estate Collateral, (c) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under Flood Laws, about special flood hazard area status and flood disaster assistance duly executed by each Loan Party, to the extent applicable, and (z) if any building on an improved Real Property encumbered by any Mortgage is located in a Special Flood Hazard Area, a flood insurance policy on terms reasonably satisfactory to the Administrative Agent and each Lender as determined at least 10 Business Days prior to the filing of any such Mortgage, (d) a customary Mortgage and any other related Credit Documents required hereunder, (e) a Real Estate Appraisal opining as to the fair market value of the subject Real Estate Collateral and (f) such other customary reports or certifications as related to such Real Estate Collateral as the Administrative Agent may reasonably request (in each case, unless the provision of such report or certificate is inconsistent with any other provision specifically provided for under this Agreement); provided, however, that there shall be no obligation to deliver to the Administrative Agent any report referenced under clauses (b) or (f) above whose disclosure to the Administrative Agent would require the consent of a Person other than the Loan Parties or one of their Subsidiaries, where, despite the commercially reasonable efforts of the applicable Borrower to obtain such consent, such consent cannot be obtained.

Section 5.16.      Further Assurances. Each Loan Party shall execute, acknowledge, deliver, and record or file such further instruments, including, without limitation, further security agreements, financing statements, and continuation statements, and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement, including, without limitation, (i) causing any additions, substitutions, replacements, or equipment related to the Motor Vehicles financed under the Floor Plan Facility to be covered by and subject to the Liens created in the Credit Documents to which any Floor Plan Borrower is a party; and (ii) with respect to any Motor Vehicles which are, or are required to be, subject to Liens under the Credit Documents, execute, acknowledge, endorse, deliver, procure, and record or file any document or instrument, including, without limitation, any financing statement or, if an Event of Default has occurred and is continuing, any Vehicle Title Documentation, deemed advisable by the Administrative Agent to protect the Liens granted in the Security Documents against the rights or interests of third Persons. Notwithstanding anything to the contrary in the Credit Documents, the Loan Parties shall not be required to provide mortgages with respect to any leasehold interest in any Real Property.

Section 5.17.      Joinder of Additional Borrowers. Any Subsidiary of GPB Prime that is not a Borrower under this Agreement may, but shall not be required to, in its sole discretion from time to time execute and deliver to the Administrative Agent a Joinder Agreement (together with all schedules thereto) to become a Borrower under this Agreement; provided that such Joinder Agreement shall specify (a) whether such Subsidiary shall join this Agreement as a Floor Plan Borrower and (b) whether such Subsidiary shall join this Agreement as a [*****] Borrower or as a Non-[*****] Borrower. Such Subsidiary shall thereafter have all of the rights, benefits and obligations of a [*****] Borrower or Non- [*****] Borrower, as applicable, party to this Agreement.

Section 5.18.      Interest Rate Protection. The Borrower Representative shall, within one hundred eighty (180) days after the Original Closing Date, enter into, and thereafter maintain at all times, Swap Agreements with one or more Swap Providers to the extent necessary to provide that at least fifty percent (50)% of the aggregate original principal amount of the Term Loans and Mortgage Loans is subject to either a fixed rate of interest or interest rate protection, which Swap Agreements shall be on an ISDA standard form and have terms and conditions reasonably satisfactory to the Administrative Agent.

Section 5.19.      Post-Closing Deliverables. Notwithstanding the conditions precedent set forth in Section 4.01, the Loan Parties have informed the Administrative Agent and the Lenders that certain items required to be delivered as conditions precedent to the effectiveness of this Agreement will not be delivered as of the Original Closing Date. As an accommodation to the Loan Parties, the Administrative Agent and the Lenders have agreed to make the Loans available under this Agreement notwithstanding that such conditions have not been satisfied. In consideration of such accommodation, each applicable Loan Party hereby agrees to take each of the actions described on Schedule 5.19 attached hereto, in each case, in the manner and by the dates set forth thereon, or such later dates as may be agreed to by Administrative Agent.

Section 5.20.      Dispositions of Restricted Equity Interests. The Borrower Representative shall provide the Administrative Agent with five (5) Business Days advance written notice of any proposed Disposition of the Restricted Equity Interests, which notice shall be accompanied by the definitive documentation for the proposed Disposition. Provided that the proposed Disposition is permitted by the terms of Section 6.05(h) of this Agreement, the Administrative Agent shall join in joint Release Instructions with the applicable Certificate Holders and cause the delivery of such Release Instructions to the Escrow Agent.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Loan Parties agrees that until payment in full of all Obligations (other than contingent indemnification obligations), it will not do, and it will not permit any of the other Loan Parties to do, any of the following:

Section 6.01.      Liens. No Borrower and no other Loan Party shall create, incur, assume or suffer to exist any Lien upon any of its properties (real or personal), assets or revenues, whether now owned or hereafter acquired, other than Permitted Encumbrances.

Section 6.02.      Investments and Loans. No Borrower and no other Loan Party nor any Subsidiary shall make any Investments in any Persons, except:

(a)      Permitted Acquisitions;

(b)      Investments in cash and Cash Equivalents;

(c)      advances to its employees in the ordinary course of business for travel, entertainment, relocation and general ordinary course of business purposes;

(d)      extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(e)      Investments by the Loan Parties in their respective Subsidiaries outstanding on the date hereof and set forth on Schedule 6.02;

(f)      Investments (i) by any Loan Party or any Subsidiary in any Loan Party and (ii) by any non-Loan Party Subsidiary in another non-Loan Party Subsidiary;

(g)      Investments (i) by a Loan Party in any non-Loan Party Subsidiary and (ii) by any Loan Party or any Subsidiary in a Person that does not constitute a Subsidiary, in an aggregate principal amount at any time outstanding under this clause (g) not to exceed Fifteen Million Dollars ($15,000,000);

(h)      any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made in accordance with Section 6.05 or any other disposition of assets not constituting a Disposition;

(i)      any Investment acquired by GPB Prime or any Subsidiary (i) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by GPB Prime or any Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by GPB Prime or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors or customers that were incurred in the ordinary course of business or consistent with industry practice of GPB Prime or any Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(j)      (i) guarantees of Indebtedness permitted under Section 6.03, performance guarantees and Contingent Obligations incurred in the ordinary course of business or consistent with industry practice and (ii) the creation of Liens on the assets of GPB Prime or any Subsidiary in compliance with Section 6.01;

(k)      Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of GPB Prime or any direct or indirect parent company thereof;

(l)      any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Sections 6.04, 6.05, 6.07 or 6.09;

(m)     any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance by the applicable Captive Insurance Subsidiary, which Investment is either made in the ordinary course of business, is consistent with industry practice of such Captive Insurance Subsidiary, is made by reason of applicable Law or is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(n)      any other Investments at any time outstanding under this clause (n) not to exceed an aggregate principal amount of Five Million Dollars ($5,000,000).

The entry of a Loan Party or any Subsidiary into a Swap Agreement or other hedging arrangement shall not be deemed to be an Investment for purposes of this Section 6.02; provided that such Swap Agreement or other hedging arrangement is (or was) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or Subsidiary, and not for purposes of speculation or taking a “market view.

Section 6.03.      Indebtedness. No Loan Party nor any Subsidiary shall create, incur, assume or suffer to exist any Indebtedness, except:

(a)      the Obligations;

(b)      Indebtedness outstanding on the Closing Date and listed on Schedule 6.03(b) attached hereto and any Permitted Refinancing thereof;

(c)      Indebtedness secured by Liens permitted under clause (n) of the definition of “Permitted Encumbrances” (provided that, without limiting the aggregate amount that may be incurred under this clause (c), all such lines of credit consisting of purchase money financing of Service Loaner Vehicles and Demonstrators outstanding on the Closing Date are listed on Schedule 6.03(c) attached hereto);

(d)      obligations (contingent or otherwise) of any Loan Party or Subsidiary existing or arising under any Swap Agreements or other hedging arrangement; provided that such obligations are (or were) entered into in connection with the Obligations or in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Loan Party or Subsidiary, or changes in the value of securities issued by such Loan Party or Subsidiary, and not for purposes of speculation or taking a “market view;”

(e)      foreign exchange hedging transactions entered into in the ordinary course of business to manage the foreign currency risks of the Loan Parties and their Subsidiaries;

(f)      Indebtedness under leases constituting Capitalized Lease Obligations and purchase money obligations for fixed assets; provided that the aggregate principal amount of all of such Indebtedness at any time outstanding under this clause (f) shall not exceed fifteen million Dollars ($15,000,000), and any Permitted Refinancing thereof;

(g)      Indebtedness of any Person that becomes a Subsidiary or, in the case of an acquisition by a then-existing Subsidiary of the assets of another Person that does not constitute a Subsidiary (including any acquisition by means of a merger with or into such Subsidiary), Indebtedness assumed by the applicable Subsidiary acquiring such assets, in each case, in connection with an acquisition permitted hereunder after the Closing Date and excluding any Vehicle Financing Indebtedness (provided, that (i) such Indebtedness was in existence (but not incurred or created in connection with an acquisition) on the date of such acquisition, (ii) neither GPB Prime nor any Subsidiaries (other than a Person so acquired or, solely to the extent it acquires assets subject to Indebtedness permitted under this clause (g), Parent Holdings or the applicable Subsidiary) have any obligation with respect to such Indebtedness, (iii) such Indebtedness is unsecured or is secured only by Liens permitted pursuant to clause (f) of the definition of “Permitted Encumbrances”) and any Permitted Refinancing thereof;

(h)      Indebtedness of GPB Prime to a Subsidiary or of a Subsidiary to GPB Prime or another Subsidiary, in each case, to the extent such Indebtedness constitutes a Permitted Investment; provided that any Indebtedness for borrowed money incurred by a Loan Party under this clause (h) and owing to a non-Loan Party Subsidiary is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent (it being agreed that the subordination terms set forth in the Form of Intercompany Note attached hereto as Exhibit K are reasonably acceptable to the Administrative Agent);

(i)      Indebtedness incurred by a Loan Party or Subsidiary in connection with any Permitted Investment in an aggregate principal amount outstanding under this clause (i) at any time not to exceed Ten Million Dollars ($10,000,000), and any Permitted Refinancing thereof;

(j)      [reserved];

(k)      the incurrence of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with industry practice;

(l)      the incurrence of any guarantee by any Loan Party or any Subsidiary of Indebtedness or other obligations of any Loan Party or any Subsidiary so long as the incurrence of such Indebtedness or other obligations incurred by such Loan Party or such Subsidiary is permitted by this Agreement;

(m)     the incurrence of (a) Indebtedness owed to banks and other financial institutions incurred in the ordinary course of business or consistent with industry practice in connection with ordinary banking arrangements to manage cash balances of GPB Prime and any of its Subsidiaries and (b) Indebtedness in respect of Cash Management Products;

(n)      the incurrence of Indebtedness by GPB Prime or any of its Subsidiaries undertaken in connection with cash management (including netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and related or similar services or activities) with respect to GPB Prime and any of its Subsidiaries or any joint venture in the ordinary course of business or consistent with industry practice, including with respect to financial accommodations of the type described in the definition of Cash Management Products;

(o)      guarantees incurred in the ordinary course of business or consistent with industry practice in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub- licensees and distribution partners; and

(p)      any other Indebtedness in an aggregate principal amount at any time outstanding under this clause (q) not to exceed Five Million Dollars ($5,000,000), and any Permitted Refinancing thereof.

Section 6.04.      Fundamental Changes; Amendments to Organization Documents. No Borrower and no other Loan Party nor any Subsidiary shall merge, liquidate, consolidate with or into another Person (whether in one transaction or in a series of transactions), except that, so long as immediately after giving effect to such transaction or series of transactions, there exists no Event of Default:

(a)      any Subsidiary may merge, liquidate or consolidate with or into a Borrower, provided that a Borrower is the continuing or surviving Person;

(b)      any Subsidiary that is not a Borrower may merge, liquidate or consolidate with or into any other Subsidiary that is not a Borrower, provided that in any such transaction between any Subsidiary that is a Subsidiary Guarantor and an entity that is not a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor;

(c)      any Subsidiary of GPB Prime may sell or transfer all, or substantially all, of its assets (upon voluntary liquidation or otherwise) to any Loan Party (other than GPB Prime or Parent Holdings Guarantor);

(d)      any Subsidiary of GPB Prime may merge or consolidate with or into another Person that is not a Subsidiary of GPB Prime if (i) a wholly-owned Subsidiary of GPB Prime is the surviving Person (provided that if the Subsidiary of GPB Prime that merges or consolidates with or into such Person was (x) a Subsidiary Guarantor immediately prior thereto, then the surviving Person shall be a Subsidiary Guarantor or (y) a Borrower immediately prior thereto, then the surviving Person shall be a Borrower) and (ii) immediately prior to and after giving effect to such merger or consolidation, there exists no Event of Default;

(e)      any Subsidiary may liquidate or change its legal form if the Borrower Representative determines in good faith that such action is in the best interests of the Borrowers and the Subsidiaries and is not materially disadvantageous to the Lenders; provided that if such liquidated Subsidiary (i) is a Subsidiary Guarantor immediately prior thereto, then the Person who receives the assets of such liquidated Subsidiary shall be a Subsidiary Guarantor or (ii) is a Borrower immediately prior thereto, then the Person who receives the assets of such liquidated Subsidiary shall be a Borrower;

(f)      any Borrower or Subsidiary may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person in order to effect a Permitted Investment; provided that solely in the case of a merger or consolidation involving a Loan Party, no Event of Default exists or would result therefrom; provided, further, that the continuing or surviving Person will be (a) a Borrower or (b) a Subsidiary, and will have complied with the applicable requirements of Section 5.15; and

(g)      any Borrower or any Subsidiary may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person, the purpose of which is to effect a Disposition permitted pursuant to Section 6.05.

While any Event of Default has occurred and is continuing, no Borrower and no other Loan Party or Subsidiary of a Borrower or other Loan Party shall amend its Organization Documents in a manner that could reasonably be expect to have a Material Adverse Effect.

Section 6.05.     Dispositions. GPB Prime and its Subsidiaries shall not make any Dispositions, except:

(a)      Dispositions of (i) assets in the ordinary course of business and (ii) Motor Vehicles (subject, in the case of Motor Vehicles in respect of which a Floor Plan Committed Loan remains outstanding, to the required pay-down of the Floor Plan Facility);

(b)      Dispositions of property that is obsolete, worn out or no longer used in or useful to such Loan Party’s or such Subsidiary’s business, whether now owned or hereafter acquired;

(c)      Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of similar replacement property;

(d)      the sale of residual ownership rights in vehicles (other than Motor Vehicles which are Inventory) and equipment upon the termination of operating leases;

(e)      Permitted Real Estate Sales;

(f)      [reserved];

(g)      Dispositions of chattel paper, Accounts arising from the wholesale of parts and accessories, and retail sales contracts, in each case in arms-length transactions for fair value in the ordinary course of business of the Floor Plan Borrowers;

(h)      Dispositions not otherwise permitted under this Section 6.05; provided, that (i) no Event of Default has occurred and is continuing at the time of such Disposition or would result therefrom, (ii) the Borrowers are in pro forma compliance with the financial covenants set forth in Section 6.15 after giving effect to such Disposition, (iii) such Disposition is for Fair Market Value and (iv) the Net Available Proceeds of such Disposition are applied or reinvested in accordance with Section 2.03.4(b);

(i)      [reserved];

(j)      Dispositions of improvements made to leased real property to landlords pursuant to customary terms of leases entered into in the ordinary course of business;

(k)      Dispositions permitted under Section 6.01, 6.02, 6.04 or 6.07;

(l)      (i) the lease, assignment or sublease, license or sublicense of any real property or personal property (x) in the ordinary course of business or consistent with industry practice or (y) by a Loan Party or Subsidiary to a Loan Party or Subsidiary and (ii) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement;

(m)      Dispositions in connection with Casualty Events; provided, that the Net Available Proceeds of such Disposition are applied or reinvested in accordance with Section 2.03.4(b);

(n)      the unwinding of any Swap Agreements or other hedging arrangements;

(o)      the lapse or abandonment of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Borrower Representative, are not material to the conduct of the business of the Borrowers and their Subsidiaries taken as a whole;

(p)      Dispositions of property to a Loan Party or a wholly-owned Subsidiary of GPB Prime; provided, that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;

(q)      Dispositions listed on Schedule 6.05;

(r)      the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice; and

(s)      the issuance of directors’ qualifying shares and shares of Capital Stock of Foreign Subsidiaries issued to foreign nationals as required by applicable Law.

Section 6.06.      [Reserved].

Section 6.07.      Restricted Payments. GPB Prime and its Subsidiaries may not declare or make, directly or indirectly, any Restricted Payments, except that:

(a)      any (i) Subsidiary may make Restricted Payments to GPB Prime or any other Subsidiary and (ii) a non-wholly-owned Subsidiary may make Restricted Payments on or in respect of any class or series of securities issued by such Subsidiary, so long as each applicable Loan Party or Subsidiary that holds such Equity Interests in such class or series of securities receives at least its pro rata share of such Restricted Payment in accordance with its Equity Interests in such class or series of securities or such other amount to which it entitled pursuant to the terms of such Equity Interest; subject, in each case to pro forma compliance with the financial covenants set forth in Section 6.15 hereof as of the most recently ended Test Period prior to and after giving effect to such Restricted Payments;

(b)      the Loan Parties and the Subsidiaries may declare and make non-cash dividend payments or other non-cash distributions payable solely in their Capital Stock;

(c)      the Loan Parties and the Subsidiaries may declare and make Tax Distributions;

(d)      [reserved];

(e)      [reserved];

(f)      [reserved];

(g)      so long as no Event of Default shall have occurred and be continuing or would result therefrom, GPB Prime and its Subsidiaries are in pro forma compliance with the financial covenants set forth in Section 6.15 as of the most recently ended Fiscal Quarter prior to and upon giving effect to such Restricted Payments, the Loan Parties and the Subsidiaries may declare and make other Restricted Payments.

Restricted Payments consisting of cash dividends and distributions (other than Tax Distributions) shall not be paid more frequently than quarterly at the end of a Fiscal Quarter and following delivery of the Compliance Certificate for such Fiscal Quarter demonstrating the absence of any Default or Event of Default and including full compliance with all financial covenants set forth in Section 6.15 hereof, and calculation and payment of any mandatory Excess Cash Flow prepayment if required pursuant to Section 2.03.4(a) hereof. For the avoidance of doubt, (x) all Restricted Payments consisting of cash dividends and distributions shall be generated from current income and included in the calculations of the Fixed Charge Coverage Ratio and Fixed Charge Coverage Ratio (All Cash Dividends) set forth in Sections 6.15.2 and 6.15.3 hereof, respectively, (y) no Restricted Payments consisting of cash dividends and distributions shall be paid from the proceeds of Indebtedness or from the Disposition of assets of any Loan Party outside the ordinary course of business, including but not limited to Permitted Real Estate Sales, and (z) no Restricted Payments consisting of cash dividends and distributions, other than Tax Distributions, shall be paid prior to delivery of a Compliance Certificate (including financial covenant calculations) and, if payable pursuant to Section 2.03(4)(a) above (including payments required based upon the Total Leverage Ratio threshold), payment of mandatory Excess Cash Flow payments. Notwithstanding anything to the contrary set forth in this Section 6.07, the Specified Closing Distribution shall be permitted, subject to satisfaction of the terms and conditions set forth in the definition of “Closing Date Transactions,” the conditions precedent set forth in Section 4.04 hereof, and any other terms and conditions which specifically reference the Specified Closing Distribution.

Section 6.08.      Change in Nature of Business. GPB Prime and its Subsidiaries shall not engage in any material line of business substantially different from (a) those lines of business conducted by it on the Closing Date or (b) any business substantially related, complementary or incidental to, or a reasonable development or expansion of, the lines of business conducted by GPB Prime and its then-existing Subsidiaries on the Closing Date.

Section 6.09.      Transactions with Affiliates. GPB Prime and its Subsidiaries shall not enter into any transaction of any kind with any Affiliate (other than with its Subsidiaries) involving payments or consideration in excess of $10,000,000 in the aggregate (for all such transactions entered into on or after the Closing Date by Parent Holdings Guarantor and its Subsidiaries), whether or not in the ordinary course of business, other than on terms, taken as a whole, not materially less favorable to such Loan Party or Subsidiary as would be obtainable at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the foregoing restrictions shall not apply to:

(a)      the consummation of the Original Closing Date Transactions and the Closing Date Transactions;

(b)      loans and other transactions by the Borrowers and the Subsidiaries to the extent permitted under Article 6;

(c)      employment and severance arrangements between the Borrowers and the Subsidiaries and their respective officers and employees in the ordinary course of business;

(d)      the payment of reasonable out of pocket expenses to, and indemnities provided on behalf of, directors, officers and employees of (i) GPB Prime and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of GPB Prime and its Subsidiaries, and (ii) Parent Holdings Guarantor and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operations of Parents Holdings Guarantor and its Subsidiaries, provided that, the aggregate amount of such payments and indemnities shall not exceed $1,000,000 in aggregate amount.

(e)      Restricted Payments permitted under Section 6.07;

(f)      transactions between or among GPB Prime and one or more Subsidiaries or between or among Subsidiaries (or, for the avoidance of doubt, any entity that becomes a Subsidiary as a result of such transaction); provided that, with respect to payments of management fees and other payments under the Management Services Agreement, such fees and payments shall be subject to the limitations set forth herein and in the Management Services Subordination Agreements;

(g)      any merger, consolidation or amalgamation of Parent Holdings Guarantor and its direct parent company provided such parent company is a Loan Party (and, for the avoidance of doubt has provided and/or joined into all Credit Documents, including Security Documents, as were provided by Parent Holdings Guarantor); provided further that such merger, consolidation or amalgamation of Parent Holdings Guarantor is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;

(h)      any merger, consolidation or amalgamation of GPB Prime and its direct parent companies provided each such applicable such parent company is a Loan Party (and, for the avoidance of doubt has provided and/or joined into all Credit Documents, including Security Documents, as were provided by GPB Prime); provided further that such merger, consolidation or amalgamation of GPB Prime is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose.

Section 6.10.      Burdensome Agreements; Negative Pledges. No Borrowers and no other Loan Party shall (a) enter into or grant any negative pledges or agreements restricting its ability to pledge its assets or to grant Liens against its assets to secure the Obligations or (b) enter into any Contractual Obligation that limits the ability of such Loan Party: (i) to make Restricted Payments to a Loan Party or to otherwise transfer property to a Loan Party, or (ii) to guarantee the Obligations as provided hereunder and subject to the limits provided herein; provided, that the foregoing restrictions shall not apply to:

(i)      the extent that any capital lease or purchase money facility of any of the Loan Parties prohibits the granting of Liens against the equipment or asset that is being leased or financed, as applicable, pursuant to such capital lease or purchase money facility;

(ii)      restrictions in Franchise Agreements or Framework Agreements (or any consents provided thereunder) and, for the avoidance of doubt, no Loan Party shall be prohibited by this Section 6.10 from complying with minimum capitalization, working capital, net worth or financial ratios imposed by or pursuant to any Franchise Agreement or Framework Agreement;

(iii)      customary restrictions on assignments, subletting or other transfers contained in the documents governing leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property subject to such lease, license or other agreement, and provided that the provisions of this clause (iii) shall not be deemed a waiver of or constitute the implied consent of the Credit Parties to any agreements or transactions which are either prohibited by the terms of the Credit Documents or which by the terms of any of the Credit Documents require the prior consent of any or all of the Credit Parties);

(iv)      restrictions existing under or by reason of applicable Law;

(v)       restrictions binding upon any Person, or relating to Indebtedness or Equity Interests of a Person, which is merged into or acquired by a Loan Party, or assets acquired from a Person, in each case, on or after the date of this Agreement and to the extent constituting a Permitted Investment, which restrictions (A) were not created in anticipation of such acquisition and (B) do not apply to any other Loan Party or the assets of any other Loan Party;

(vi)      restrictions arising in connection with any Disposition permitted by Section 6.05, so long as such restrictions relate solely to the assets subject thereto;

(vii)     customary provisions in joint venture agreements, and other similar agreements, in connection with a Captive Insurance Subsidiary permitted under this Agreement and entered into in the ordinary course of business;

(viii)     customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate solely to the assets subject thereto;

(ix)       restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to clause (h) of the definition of “Permitted Encumbrances” to the extent that such restrictions apply solely to the assets securing such Indebtedness;

(x)       restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or consistent with industry practice or arising in connection with any Permitted Encumbrances;

(xi)       customary provisions restricting assignment of any agreement;

(xii)      encumbrances or restrictions in effect on the Closing Date, including pursuant to the Credit Documents and any Swap Agreements, Swap Obligations and the related documentation;

(xiii)      contracts or agreements for the sale or disposition of assets, including any restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of any of the Capital Stock or assets of such Subsidiary;

(xiv)      any other agreement or instrument governing any Indebtedness permitted to be incurred or issued pursuant to Section 6.03 entered into after the Original Closing Date that contains encumbrances and restrictions that either (i) are no more restrictive in any material respect, taken as a whole, with respect to GPB Prime or any of its Subsidiaries than (A) the restrictions contained in the Credit Documents or (B) those encumbrances and other restrictions that are in effect on the Closing Date with respect to GPB Prime or such Subsidiary pursuant to agreements in effect on the Closing Date, (ii) are not materially more disadvantageous, taken as a whole, to the Lenders than is customary in comparable financings for similarly situated issuers or (iii) will not materially impair the Borrowers’ ability to make payments on the Obligations when due, in each case in the good faith judgment of the Borrower Representative; and

(xv)       any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiv) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such encumbrance and/or such other restriction than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.11.     Use of Proceeds. No Borrower shall use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry “margin stock” (within the meaning of Regulation U of the Federal Reserve Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

Section 6.12.     Acquisitions. No Loan Party nor any Subsidiary shall consummate any Acquisition, unless:

(a)      the Person to be (or whose assets are to be) acquired does not oppose such Acquisition and the material line or lines of business of the Person to be acquired either (i) is not substantially different from the lines of business conducted by GPB Prime and its Subsidiaries on the Closing Date or (ii) is substantially related, complementary or incidental to, or a reasonable development or expansion of, the lines of business conducted by GPB Prime and its Subsidiaries;

(b)      no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c)      the Borrower Representative shall have given not less than thirty (30) days’ prior written notice to the Administrative Agent (or such later notice as agreed to by the Administrative Agent) identifying the applicable Acquisition and providing a general overview of such Acquisition based on information known to the Loan Parties at such time (provided that such notice need not identify specific terms of such Acquisition and it is agreed and understood that the terms of such Acquisition, whether or not identified to the Agent, may be thereafter revised or altered without any need to update the Administrative Agent);

(d)      for Acquisitions with a Cost of Acquisition in excess of $5,000,000, the Borrower Representative shall have furnished to the Administrative Agent historical financial statements of such target Person as of the end of the most recently completed Fiscal Year and interim Fiscal Month of such target Person (in each case, solely to the extent (i) such financial statements are available and (ii) the furnishing of such financial statements to the Administrative Agent would not violate any confidentiality restrictions applicable thereto);

(e)      GPB Prime and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.15 as of the most recently ended Test Period, after giving effect to such Acquisition, as evidenced by a pro forma Compliance Certificate;

(f)      if, after the consummation of such Acquisition, the Person acquired is a Restricted Subsidiary, the applicable Loan Party or Subsidiary shall have complied with the provisions of Section 5.15 and the applicable provisions of the Security Documents (in each case, within the applicable time period for compliance); and

(g)      the Cost of Acquisition for such Acquisition, together with the Cost of Acquisition for all other Acquisitions in the same Fiscal Year, is not greater than the aggregate amount of sixty Million Dollars ($60,000,000), with unused amounts in any Fiscal Year being carried over to each succeeding Fiscal Year (inclusive of amounts carried over from prior Fiscal Years).

Section 6.13.     Equal Collateral; Perfection of Deposit Accounts. No Loan Party will (a) grant to any Person any Lien on any Excluded Property unless the Administrative Agent (for the benefit of the Secured Parties) has a Lien on such property, in each case, other than Liens permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (m), (n), (o) (solely with respect to a Permitted Refinancing of Liens incurred under clauses (f) or (h) of the definition of “Permitted Encumbrances”), (p), (q) and (r) of the definition of “Permitted Encumbrances” or (b) permit any Person (other than the Administrative Agent (on behalf of the Secured Parties) to obtain any Control Agreement over any deposit account of a Loan Party (other than to perfect a Lien permitted under clause (r) of the definition of “Permitted Encumbrances”), in each case under this Section 6.13, except to the extent otherwise agreed to by the Administrative Agent in its reasonable discretion.

Section 6.14.     Tax Consolidation. No Borrower shall file or consent to, or permit, the filing of any consolidated income Tax return on behalf of it with any Person (other than a consolidated return of GPB Prime (or any permitted successor under this Agreement) and its Subsidiaries).

Section 6.15.     Financial Covenants.

6.15.1      Total Leverage Ratio. Tested as of the last day of each Test Period (beginning with the Test Period ending on the last day of the first Fiscal Quarter ending after the Original Closing Date), the Borrowers shall not permit the Total Leverage Ratio to exceed 3.00:1.00; provided that the Total Leverage Ratio under this Section 6.15.1 for purposes of the Test Period (a) ending on March 31, 2017, shall be calculated based on the financial results reflected in (i) the consolidated balance sheet of Parent Holdings Guarantor and its Subsidiaries as of March 31, 2017 and (ii) the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the two consecutive Fiscal Quarter period ending on March 31, 2017 multiplied by two (2) and (b) ending on June 30, 2017, shall be calculated based on the financial results reflected in (i) the consolidated balance sheet of Parent Holdings Guarantor and its Subsidiaries as of June 30, 2017 and (ii) the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the three consecutive Fiscal Quarter period ending on June 30, 2017 multiplied by four thirds (4/3), in each case, for the avoidance of doubt, subject to any adjustments permitted under this Agreement.

6.15.2      Minimum Fixed Charge Coverage Ratio. Tested as of the last day of each Test Period (beginning with the Test Period ending on the last day of the first Fiscal Quarter ending after the Original Closing Date), the Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.20:1.00; provided that the Fixed Charge Coverage Ratio under this Section 6.15.2 for purposes of the Test Period (a) ending on March 31, 2017, shall be calculated based on the financial results reflected in the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the two consecutive Fiscal Quarter period ending on March 31, 2017 multiplied by two (2) and (b) ending on June 30, 2017, shall be calculated based on the financial results reflected in the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the three consecutive Fiscal Quarter period ending on June 30, 2017 multiplied by four thirds (4/3), in each case, for the avoidance of doubt, subject to any adjustments permitted under this Agreement.

6.15.3      Minimum Fixed Charge Coverage Ratio (All Cash Dividends). Tested as of the last day of each Test Period (beginning with the Test Period ending on the last day of the first Fiscal Quarter ending after the Original Closing Date), the Borrowers shall not permit the Fixed Charge Coverage Ratio (All Cash Dividends) to be less than 1.05:1.00; provided that the Fixed Charge Coverage Ratio (All Cash Dividends) under this Section 6.15.3 for purposes of the Test Period (a) ending on March 31, 2017, shall be calculated based on the financial results reflected in the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the two consecutive Fiscal Quarter period ending on March 31, 2017 multiplied by two (2) and (b) ending on June 30, 2017, shall be calculated based on the financial results reflected in the statements of income and cash flows of Parent Holdings Guarantor and its Subsidiaries for the three consecutive Fiscal Quarter period ending on June 30, 2017 multiplied by four thirds (4/3), in each case, for the avoidance of doubt, subject to any adjustments permitted under this Agreement.

Section 6.16.      Payment of Management Fees. The Loan Parties shall not pay any management fees, other than quarterly management fees payable to GPB Prime or one or more designated Affiliates of GPB Prime once each Fiscal Quarter, in an aggregate amount not to exceed two percent (2%) of invested capital in the aggregate in any Fiscal Year. Management fees may not be paid in cash upon the occurrence and during the continuance of a Default or an Event of Default, or if, immediately after giving effect to the payment of any such management fees, a Default or an Event of Default would result. Payment of management fees shall also be subject to the terms and conditions set forth in the Management Services Subordination Agreements. For the avoidance of doubt, in the event that such fees are paid or intended to be paid to a designated Affiliate of GPB Prime, then, together with GPB Prime, each such Affiliate of GPB Prime shall be or have become a party to the Management Services Subordination Agreements (by execution thereof at Closing, or by joinder thereto) prior to any receipt of such management fees by any such Affiliate.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01.      Events of Default. The occurrence of any of the following events or conditions shall constitute an Event of Default.

7.1.1      Failure to Pay. The failure of the Loan Parties to pay (a) all or any amount or installment of principal due upon the Loans (whether scheduled, by acceleration, or as otherwise required by the terms of the Credit Documents), or (b) any interest or fees upon any Loan within three (3) days after the due date thereof, or (c) any other amount payable hereunder or under any Credit Document within five (5) days after the due date thereof.

7.1.2      Violation of Covenants. The failure of any Loan Party to (a) perform, observe, and comply with any covenant, agreement, or condition and contained in Sections 5.04, 5.08.8, 5.13, 5.19 or Article 6 of this Agreement (but subject, in the case of the financial covenants set forth in Section 6.15, to the terms and conditions set forth in Section 7.02 below) or (b) perform, observe, and comply with any covenant, agreement, or condition (to the extent not specified above in Sections 7.01.1 or 7.01.2(a)) and contained in any Credit Document and such failure continues for a period of thirty (30) consecutive calendar days after receipt by such Borrower of written notice thereof from the Administrative Agent.

7.1.3      Representation or Warranty. Any representation or warranty made by the Borrowers or by any other Loan Party herein or in any Credit Document, any Collateral Information Certificate, or in any Compliance Certificate or other document or instrument required to be delivered under any Credit Document from time to time to any of the Credit Parties shall be false, incorrect, or misleading in any material respect when made or deemed made.

7.1.4      Cross-Default. Any Borrower or any other Loan Party (a) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or guarantee (other than Indebtedness hereunder) having an aggregate outstanding principal amount of more than the Threshold Amount, (b) fails to observe or perform any other agreement or condition relating to any such Indebtedness or guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Obligations or other hedging arrangements, termination events or equivalent events pursuant to the terms of such Swap Obligations or other hedging arrangements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or (c) any termination event or equivalent event occurs pursuant to the terms of any Indebtedness having an aggregate outstanding principal amount of more than the Threshold Amount and consisting of Swap Obligations or other hedging arrangements that could reasonably be expected to have a Material Adverse Effect or that occurs as a result of any default thereunder by a Loan Party, the effect of which event is to cause, or to permit the holder or holders of such Indebtedness to cause (without regard to any existing intercreditor arrangements), with the giving of notice if required, such Indebtedness to be demanded or to become due or to be redeemed (automatically or otherwise); provided that (A) such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 7.02 and (B) this clause 7.01.4(b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness.

7.1.5      Judgments. There is entered against the Loan Parties a final judgment for the payment of money aggregating for all Loan Parties in excess of the Threshold Amount (to the extent not paid or covered by insurance or indemnities as to which the insurer or indemnity has been notified of such judgment or order and the applicable insurance company or indemnity has not denied coverage thereof) and such judgment shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive calendar days;

7.1.6      Levy by Judgment Creditor. Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within thirty (30) calendar days after its issue or levy. Any writ of garnishment with respect to an amount in excess of the Threshold Amount is served on the Administrative Agent or any other Credit Party relating to any of the accounts of the Borrowers or of any of the other Loan Parties maintained with the Administrative Agent or with any other Credit Party.

7.1.7      Involuntary Insolvency Proceedings. The institution of involuntary Insolvency Proceedings against any Borrower or any other Loan Party and the failure of any such Insolvency Proceedings to be dismissed before the earliest to occur of (a) the date which is sixty (60) days after the institution of such Insolvency Proceedings and (b) the entry of any order for relief in the Insolvency Proceeding or any order adjudicating any Borrower or any other Loan Party insolvent.

7.1.8      Voluntary Insolvency Proceedings. The commencement by any Borrower or by any other Loan Party of Insolvency Proceedings.

7.1.9      Attempt To Terminate Or Limit Guaranties. The receipt by a Credit Party of notice from a Guarantor that such Guarantor is attempting to terminate or limit any portion of its obligations under the Guaranty Agreement or [*****] Guaranty Agreement, as applicable (other than in connection with (x) repayment in full of the Obligations (other than contingent indemnification obligations) and termination of the Commitments or (y) a permitted Disposition under this Agreement of such Guarantor).

7.1.10      ERISA. (i) An ERISA Event occurs with respect to a Pension Plan, Multiemployer Plan or Multiple Employer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan, Multiple Employer Plan or the PBGC in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

7.1.11      Invalidity of Credit Documents. (i) Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, satisfaction in full of all the Obligations (other than contingent indemnification obligations) or as a result of acts or omissions by the Administrative Agent or any Lender, ceases to be in full force and effect; or (ii) any Security Document shall for any reason cease to create a valid security interest in a material portion of the Collateral purported to be covered thereby or the security interest in a material portion of the Collateral shall for any reason cease to be a perfected security interest with the priority provided therefor in such Security Document subject only to Permitted Encumbrances, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code financing statements or continuation statements and except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage.

7.1.12      Franchise Agreements. Any material Franchise Agreement or Framework Agreement is revoked, terminated or suspended and a replacement for such Franchise Agreement or Framework Agreement is not entered into within 30 days of such termination, revocation or suspension (other than any Franchise Agreement or Framework Agreement of Saco Auto Holdings – FM, LLC in connection with its Mazda Franchise to the extent terminated within 12 months following the Original Closing Date); provided, however, that if after giving effect to any such revocation, termination or suspension of any Franchise Agreement or Framework Agreement, GPB Prime and its Subsidiaries shall be in compliance with, after giving pro forma effect to the exclusion of the portion of Consolidated EBITDA, fixed charges and Indebtedness attributable to such revoked, terminated or suspended operation, the financial covenants set forth in Section 6.15, such revocation, termination or suspension shall not, by itself, be considered an Event of Default under this Section 7.01.12.

7.1.13      Out of Balance. An audit performed by the Administrative Agent pursuant to the provisions of Section 5.13 reveals that the aggregate outstanding Floor Plan Committed Loans in respect of any New Vehicles, Used Vehicles, Service Loaner Vehicles or Auction Vehicles of any Floor Plan Borrower is Out of Balance under Section 2.01.11, and such Out of Balance condition either (i) could reasonably be expected to have a Material Adverse Effect or (ii) continues for thirty (30) calendar days following notice from the Administrative Agent to the Borrower Representative of such Out of Balance condition.

 7.1.14      Change of Control. The occurrence of a Change of Control.

Section 7.02.     Equity Cure. In the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Sections 6.15.1 through 6.15.3 of this Agreement, until the tenth (10th) calendar day after delivery of the related Compliance Certificate, GPB Prime shall have the right to issue Permitted Cure Securities (or cause Parent Holdings Guarantor to issue Permitted Cure Securities) for cash or otherwise receive cash contributions to the capital of GPB Prime (or Parent Holdings Guarantor, as the case may be) and, in each case, apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable Fiscal Quarter (the “Cure Right”); provided, that (a) such proceeds are actually received by GPB Prime (or Parent Holdings Guarantor, as the case may be) no later than ten (10) calendar days after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) (the “Cure Amount”) such Event of Default under Sections 6.15.1 through 6.15.3 for such period, (c) the Cure Right shall not be exercised more than four times during the term of the Credit Facilities and (d) in each period of four (4) Fiscal Quarters, there shall be at least two (2) consecutive Fiscal Quarters during which the Cure Right is not exercised. If, after giving effect to the foregoing pro forma adjustment (but not giving pro forma effect to any netting of cash on account of the Cure Amount (but, for the avoidance of doubt, giving effect to the repayment of Indebtedness using the proceeds of such Cure Amount), the Borrowers are in compliance with the financial covenants set forth in Sections 6.15.1 through 6.15.3, the Borrowers shall be deemed to have satisfied the requirements of such Sections as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Sections 6.15.1 through 6.15.3 that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section 7.02 may not be relied on for purposes of calculating any financial ratios other than as applicable to Sections 6.15.1 through 6.15.3 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

ARTICLE VIII

RIGHTS AND REMEDIES OF CREDIT PARTIES

ON THE OCCURRENCE OF AN EVENT OF DEFAULT

Upon the occurrence of an Event of Default and during the continuance thereof:

Section 8.01.      Credit Parties’ Specific Rights And Remedies. In addition to all other rights and remedies provided by applicable Laws and the terms of the Credit Documents, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may, on behalf of the Lenders and shall, at the direction of the Required Lenders (a) declare the Commitments of each Lender to advance proceeds of the Loans to be terminated, (b) accelerate and call immediately due and payable all or any part of the Obligations, (c) seek specific performance or injunctive relief to enforce performance of the undertakings, duties, and agreements provided in the Credit Documents, whether or not a remedy at Law exists or is adequate, (d) exercise any rights of a secured creditor under applicable Laws against the Collateral, including (i) the right to take possession of the Collateral without the use of judicial process or hearing of any kind, (ii) the right to require the Loan Parties to assemble the Collateral at such place as the Administrative Agent may specify, and (iii) the right to sell the Collateral, in whole or in part, at either private or public sale, and (e) seek the appointment of a keeper or receiver for any or all of the Loan Parties and/or the assets of any or all of the Loan Parties, in each case, subject to any applicable restrictions and limitations contained in any Franchise Agreement, Framework Agreement or similar agreement between a Subsidiary and a Manufacturer. For the avoidance of doubt, the availability and exercise of default remedies and rights under any Swap Agreements shall be governed by the default provisions of such Swap Agreement.

Section 8.02.   Automatic Acceleration. Upon the occurrence and during the continuance of an Event of Default as described in Sections 7.01.7 or 7.01.8 of this Agreement, the Commitments shall automatically terminate, the Obligations shall be automatically accelerated and due and payable without any notice, demand or action of any type on the part of the Credit Parties.

Section 8.03.   Consent to Appointment of Receiver. Each Borrower irrevocably consents to the appointment of a keeper or receiver upon the request of the Administrative Agent during any continuing Event of Default for it and for any or all of its business affairs, business operations, and assets, which keeper or receiver shall be authorized and deemed empowered to have and exercise the broadest powers permitted or available under applicable Laws to operate, manage, conserve, liquidate and sell any or all of its assets; provided, however, that such keeper or receiver shall have no authority without the prior written consent of the Required Lenders to release, discharge or otherwise negate any Liens securing the Obligations or to sell any assets of the Borrowers free and clear of any Liens securing the Obligations.

Section 8.04.   Remedies Cumulative. The rights and remedies provided in this Agreement and in the other Credit Documents or otherwise under applicable Laws shall be cumulative and the exercise of any particular right or remedy shall not preclude the exercise of any other rights or remedies in addition to, or as an alternative of, such right or remedy. The Loan Parties hereby acknowledge and agree that from and after any Event of Default, the Administrative Agent on behalf of the Secured Parties may seek one or more actions, claims and remedies hereunder or under any other Credit Document, and seek any such actions, claims and remedies concurrently, successively or in any manner the Administrative Agent or the Required Lenders (as applicable) may choose, and the Borrowers hereby expressly acknowledge and agree that in no event shall the election of the Law of New York as governing law, or agreement to jurisdiction and/or venue in the State of New York be interpreted (by the parties hereto or by any court in any jurisdiction, whether in the Governing State or elsewhere) to so restrict or prohibit any such actions by the Administrative Agent on behalf of the Secured Parties, the Loan Parties hereby waiving the requirements and protections of such laws to the maximum extent permitted by applicable Laws in order to give effect to this sentence.

Section 8.05.   Application of Funds. After the exercise of remedies (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

8.5.1     First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses, reimbursements, and other amounts (including Credit Party Expenses) payable to the Administrative Agent and to that part of the Obligations owed to any of the Credit Parties or to Affiliates of any of the Credit Parties for Cash Management Products, as described in item (c) in the definitions of [*****] Obligations and Non-[*****] Obligations, respectively.

8.5.2     Second, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Credit Party Expenses), ratably among the Lenders.

8.5.3     Third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and on other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them.

8.5.4     Fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, payment of or to Cash Collateralize any obligations under any Swap Agreements, and payment or reimbursement to the respective LC Bank on account of any unreimbursed drawings under, or to Cash Collateralize, the aggregate undrawn amount of, any Letters of Credit (subject, in the case of the Letters of Credit, to the maximum amount thereof set forth in the definition thereof), ratably among the Lenders, the respective Swap Providers, and the respective LC Banks in proportion to the respective amounts described in this clause Fourth held by them.

8.5.5      Last, the balance, if any, after all of the Obligations have been paid in full (other than contingent indemnification obligations), to the Borrowers or as otherwise required by applicable Laws.

Amounts used to Cash Collateralize the Swap Agreements pursuant to clause Fourth above shall be applied to payment obligations under the Swap Agreements as they occur. If any amounts remain on deposit as Cash Collateral after all Swap Agreements have been terminated, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under any Cash Management Agreement and Swap Agreements secured by the Credit Documents shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. Each Cash Management Bank or Swap Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article 9 hereof for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Liabilities with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01.   Appointment. Each of the Lenders hereby irrevocably designates and appoints M&T Bank as Administrative Agent under this Agreement and the other Credit Documents and each Lender authorizes M&T Bank as its respective Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Secured Parties and, except with respect to the first sentence of Section 9.04, the second sentence of Section 9.05 and Section 9.10, no Loan Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Laws. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02.   Exculpatory Provisions.

9.2.1     No Fiduciary, Discretionary or Implied Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)         Shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)         Shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law, or that may cause a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)         Shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

9.2.2     No Liability for Certain Actions. The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 10.01 or (b) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and non-appealable judgment.

9.2.3     Knowledge. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default or of any event, impairment, or change, circumstances or conditions (financial or otherwise) which has had a Material Adverse Effect, unless and until written notice describing such Default, Event of Default or Material Adverse Effect, is given to the Administrative Agent in writing by a Credit Party or by a Loan Party.

9.2.4     No Duty to Inquire. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.03.   Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it whether written or oral and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.04.   Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent, provided, however, that any such sub-agent receiving payments from the Loan Parties shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.05.   Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Credit Parties and to the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States who shall be a “U.S. person” and a “financial institution” within the meaning of Treasury Regulations Section 1.1441-1. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders (the “Resignation Effective Date”)), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and the provisions of Section 10.08 of this Agreement shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.06.   Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.07.   Administrative Agent May Hold Collateral For Lenders and Others. The Lenders and the Loan Parties acknowledge that any Security Documents relating to the Loans, the Obligations, or the Collateral, including all of such documents filed in the public records in order to evidence or perfect the Liens granted in the Credit Documents, may name only the Administrative Agent, as agent for the Lenders as the secured party, mortgagee, beneficiary, or as lienholder. The Lenders and the Loan Parties authorize the Administrative Agent to hold any or all of the Liens in and to the Collateral as the agent for the benefit of the Secured Parties, M&T Bank, the Swap Providers, or any of their respective Affiliates, as applicable under this Agreement. Such Swap Providers and Affiliates which are party hereto, by their acceptance of the benefits of this Agreement and/or any other Security Documents or Credit Documents, also hereby authorize the Administrative Agent to hold the Liens in and to the Collateral as their administrative agent.

Section 9.08.   The Administrative Agent In Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.09.   Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.08) allowed in such judicial proceeding; and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.08. Nothing contained herein shall be deemed to (a) permit the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or (b) authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10.   Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon the termination of all of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted under clause (h) of the definition of Permitted Encumbrance; and (c) to release any Guarantor from its obligations under its respective Guaranty if such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder. Upon the request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11.   No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, any other Credit Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other laws

Section 9.12.   No Other Duties, Etc. Notwithstanding anything to the contrary herein, no Arranger listed on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

ARTICLE X

MISCELLANEOUS

Section 10.01. Waivers and Amendments. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent to any departure by the Borrowers or by any other Loan Party or Subsidiary therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)         waive any condition set forth in Section 4.01.1 without the written consent of each Lender;

(b)         decrease the principal amount of any Loans; reduce the amount of any interest or fees, extend the final maturity of any of the Loans, or postpone the scheduled payment of any principal, interest or fees, without the written consent of each Lender directly and adversely affected thereby; provided that, notwithstanding the foregoing, any change amendment, waiver or modification to any financial ratio or any definition related thereto (solely in respect of the use of such defined terms in the applicable financial ratio) shall be permitted if consented to in writing by the Required Lenders; provided, further, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(c)         extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;

(d)       change Section 8.05 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e)         change any provision of this Section or reduce the amount of Commitments specified in the definition of “Required Lenders,” without the written consent of each Lender; or

(f)          release all or substantially all of the value of the Collateral (other than in connection with permitted asset sales or as otherwise specifically authorized by the terms of this Agreement or any other Credit Document) without the written consent of each Lender; and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by M&T Bank (or any successor to M&T Bank’s role as provider of M&T Advances) in addition to the Lenders required above, affect the rights or duties of M&T Bank (or such successor) under the M&T Advances pursuant to this Agreement; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iv) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitments of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.02.  Successors and Assigns.

10.2.1    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, other than as provided in Section 6.04, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.02.2; (b) by way of participation in accordance with the provisions of Section 10.03, or (c) by way of pledge or assignment of a security interest authorized by Section 10.04 (and any other attempted assignment, transfer or pledge by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.03 of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.2.2   Assignments by Lenders. Each Lender may assign to one or more Eligible Assignees all or any portion of such Lender’s interests, rights and obligations set forth in this Agreement or the other Credit Documents, including all or a portion of its Commitments and the Loans (including for purposes hereof, its participations in M&T Advances) provided that (a) an administrative fee in the amount of Five Thousand Dollars ($5,000.00) is paid to the Administrative Agent by either the assigning Lender or the Eligible Assignee in connection with the assignment (unless waived by the Administrative Agent), (b) if less than all of the assigning Lender’s Commitments and Loans is to be assigned, the amount of the Commitments and Loans so assigned shall be for an aggregate principal amount of not less than Five Million Dollars ($5,000,000.00), (c) except with respect to M&T Bank’s rights and obligations in the M&T Advances, each partial assignment by a Lender shall be made as an assignment of a proportionate amount of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and Commitments assigned, (d) the parties to each such assignment shall execute and deliver an Assignment And Assumption to the Administrative Agent, for its acceptance, and (e) such Assignment And Assumption does not require the filing of a registration statement with the Securities And Exchange Commission or require the Loans or the Notes to be qualified in conformance with the requirements imposed by any blue sky Laws or other Laws of any state. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment And Assumption, which effective date is at least five (5) Business Days after the execution thereof, (a) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment And Assumption, have the rights, duties, and obligations of a Lender hereunder, and (b) the assigning Lender thereunder shall, to the extent provided in such Assignment And Assumption, be released from its duties and obligations under this Agreement but shall continue to be entitled to all indemnification and reimbursement rights provided to the Lenders by the Borrowers pursuant to any of the Credit Documents with respect to facts, events, and circumstances occurring prior to the effective date of such assignment. By executing and delivering an Assignment And Assumption, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties to this Agreement the facts and matters as set forth in such Assignment And Assumption. Lenders may only assign their interests in the Commitments, the Loans, and Credit Documents to Eligible Assignees. Any assignment or transfer by a Lender of rights or obligations under the Credit Documents that does not comply with this Section shall be treated for purposes of the Credit Documents as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.03 of this Agreement. Except to the extent otherwise expressly agreed in writing by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or a release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

10.2.3   Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender pursuant to Section 10.02.2, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, M&T Bank as the provider of the M&T Advances and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in M&T Advances in accordance with its Applicable Percentages. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this Section, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

10.2.4    Register. The Administrative Agent, acting solely for this purpose as a limited fiduciary agent of the Borrowers, shall maintain a copy of each Assignment And Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans and Commitments and principal amounts (and stated interest) with respect to each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Credit Documents. The Register shall be available for inspection by the Borrowers or the Lenders at any reasonable time and from time to time upon reasonable prior notice.

10.2.5    Procedures for Implementing Lender Assignments. Upon the Administrative Agent’s receipt of an Assignment And Assumption executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such Assignment And Assumption and any necessary consents to such Assignment And Assumption, the Administrative Agent shall, if such Assignment And Assumption has been completed and is substantially in the form of Exhibit A (a) accept such Assignment And Assumption, (b) record the information contained therein in the Register, (c) give prompt notice thereof to the Borrowers, and (d) promptly deliver a copy of such Assignment And Assumption to the Borrowers. Within three (3) Business Days after receipt of notice, the Borrowers shall execute and deliver to the Administrative Agent, in exchange for the surrendered Notes, new Notes payable to such Eligible Assignee in amounts equal to the Commitments and Applicable Percentages assumed by it pursuant to such Assignment And Assumption and new Notes payable to the assigning Lender in an amount equal to the Commitments and Applicable Percentages retained by the assigning Lender. Such Notes shall be in the aggregate stated principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment And Assumption and shall otherwise be in substantially the form of the assigned Notes delivered to the assigning Lender. The surrendered Notes shall be canceled and returned to the Borrowers. The Borrowers expressly acknowledge that the cancellation of any Note or Notes and the replacement of any Note or Notes in accordance with this provision shall not constitute or be deemed to be a refinancing or a novation of any of the Obligations.

10.2.6    Cashless Settlements. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrowers, the Administrative Agent and such Lender.

Section 10.03. Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than to a Defaulting Lender, a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 2.13.5. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.05.2(a), 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.13.7 (it being understood that the documentation required under Section 2.10.7 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.02 of this Agreement; provided that such Participant (i) agrees to be subject to the provisions of Section 2.14 as if it were an assignee under Section 10.02 of this Agreement; and (ii) shall not be entitled to receive any greater payment under Sections 2.12 or 2.13, with respect to any participation, than its participating Lender would have been entitled to receive. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.14.2 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.09 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a limited non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of the Credit Documents notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 10.04.  Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05. Resignation of M&T Bank with Respect to M&T Advances. M&T Bank may resign as the provider of the M&T Advances upon forty five (45) calendar days’ prior written notice of its resignation as provider of the M&T Advances to the Administrative Agent, the Borrower Representative and the Lenders. After the resignation of M&T Bank as provider of the M&T Advances in accordance with this Section 10.05, M&T Bank shall remain a party hereto and shall continue to have all of its rights and obligations in such capacity under this Agreement and the other Credit Documents with respect to M&T Advances made by it prior to such resignation (including but not limited to (x) rights under this Article X (without regard to the last sentence of this Section 10.05), including Section 10.08, Sections 2.07(b), 2.12, 2.13.4, 2.13.5 and 2.13.11, and any other rights to indemnity payments or other amounts owed to M&T Bank as the provider of the M&T Advances, and (y) the right to require the Lenders to make Floor Plan Committed Loans to and fund risk participations in outstanding M&T Advances pursuant to Section 2.02 hereof, unless the successor provider of M&T Advances shall have reimbursed M&T Bank in full for all such outstanding M&T Advances), but shall not be required to make any additional M&T Advances. Upon receipt of any such notice of resignation, the Borrower Representative may appoint a successor Lender (which must constitute an Eligible Assignee) for purposes of providing the M&T Advances. Upon the effectiveness of any resignation of M&T Bank as the provider of the M&T Advances, the Lenders shall reimburse M&T Bank in full for all outstanding M&T Advances in an amount equal to such Lender’s Floor Plan Commitment Percentage of the M&T Advances then outstanding, unless the successor provider of M&T Advances shall have reimbursed M&T Bank in full for all such outstanding M&T Advances. The successful appointment of a successor Lender for providing M&T Advances shall not be a condition to the resignation by M&T Bank under this Section 10.05. Upon the successful appointment of a successor Lender for purposes of providing the M&T Advances, such Lender shall be deemed to constitute “M&T Bank” for all purposes hereunder with respect to the M&T Advances, as the context may require.

Section 10.06. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and each Arranger are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent and each Arranger, respectively, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent the Borrowers have deemed appropriate, and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b) (i) the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any of the Borrowers or any of their Affiliates, or any other Person and (ii) neither the Administrative Agent nor either Arranger has any obligation to any of the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent and each Arranger, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent and either Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.07.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender or any such Affiliate, to or for the credit or the account of any Borrower or any other Loan Party against any and all of the Obligations of the Borrowers or any Loan Party now or hereafter existing under this Agreement or any other Credit Document to such Lender or its respective Affiliates, irrespective of whether or not such Lender or any of its Affiliates shall have made any demand under this Agreement or any other Credit Document and although such Obligations of the Borrowers or any Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may otherwise have under applicable Laws. The Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08.  Expenses; Indemnity; Damage Waiver.

10.8.1   Costs and Expenses. The Borrower Representative promises to pay all Credit Party Expenses incurred from time to time. The agreement of the Borrower Representative set forth in this Section 10.08.1 shall not merge into any judgment entered in connection with this Agreement or any other Credit Documents but shall survive as a separate independent contractual agreement of the Borrower Representative.

10.8.2   Indemnification by the Borrower Representative. The Borrower Representative agrees to indemnify the Administrative Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee” and, collectively, the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all out-of-pocket losses, claims, damages, liabilities and reasonable and documented expenses (with respect to counsel fees, limited to the reasonable and documented fees, disbursements and other charges of one primary counsel to all Indemnitees (taken as a whole) (and (x) if necessary, of a single local counsel to all Indemnitees (taken as a whole) in each relevant material jurisdiction and (y) solely in the event of a conflict of interest, one additional primary legal counsel to each group of similarly situated affected Indemnitees (taken as a whole))) incurred by any Indemnitee in connection with any actual or threatened claim, litigation, investigation or proceeding in connection with, or as a result of, (a) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (b) any Loan or the use or proposed use of the proceeds therefrom, (c) any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, in each case, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from (i) any such Indemnitee’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment, (ii) any material breach by any such Indemnitee of its obligations under any Credit Document, as determined by a court of competent jurisdiction by final and non-appealable judgment or (iii) any dispute solely among Indemnitees that does not involve, result from or relate to, directly or indirectly, any act or omission by GPB Prime, its Subsidiaries or any of their Affiliates. The Borrower Representative shall not be liable for any punitive, exemplary, consequential or indirect damages or lost profits alleged in connection with, arising out of, or relating to, any Indemnified Liabilities (except that this sentence shall not limit the Borrower Representative’s indemnity obligations to the extent set forth in the immediately preceding sentence in respect of any losses, damages, liabilities, costs and expenses incurred or paid by the Indemnitees to an unaffiliated third party that are otherwise required to be paid pursuant to the immediately preceding sentence). The Borrower Representative shall not be liable for any settlement of any Indemnified Liabilities effected without its prior written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there is a judgment by a court of competent jurisdiction against an Indemnitee in any such Indemnified Liability, the Borrower Representative agrees to indemnify and hold harmless each Indemnitee to the extent set forth above. Notwithstanding the foregoing, each Indemnitee (and its Related Parties) shall be obligated to refund and/or return promptly any and all amounts paid by the Borrower Representative or on its behalf under this paragraph to such Indemnitee (or its Related Parties) for any such losses, claims, damages, liabilities and expenses to the extent such Indemnitee (or its Related Parties) is not entitled to payment of such amounts in accordance with the terms hereof. This Section 10.08.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.8.3    Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 10.08.1 or 10.08.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), M&T Bank as provider of the M&T Advances or any Related Party of any of the foregoing, each Lender severally promises to pay to the Administrative Agent (or any such sub-agent), M&T Bank in such capacity, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposure for all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to M&T Bank as provider of the M&T Advances solely in its capacity as such, only the holders of Floor Plan Committed Loans shall be required to pay such unpaid amounts, such payment to be made severally among them based on each of such Lenders’ respective Floor Plan Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or M&T Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or M&T Bank in connection with such capacity.

10.8.4    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, each Borrower and each Indemnitee agrees that it will not assert, and hereby waives, any claim against each other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof (other than, in the case of the Borrower Representative, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to Sections 2.05.2(a) or 10.08.2). No Indemnitee referred to in Section 10.08.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee).

10.8.5    Payments. All amounts due under Sections 10.08.01 and 10.08.2 shall be payable not later than fifteen (15) Business Days after receipt by the Borrower Representative of an invoice relating to such amounts and setting forth such expenses in reasonable detail.

10.8.6    Survival. Each party’s obligations under this Section 10.08 shall survive the termination of the Credit Documents and the payment of the Obligations hereunder.

Section 10.09.  Course of Conduct. No failure or delay by any Credit Party in exercising any right or power under any Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Credit Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless such waiver is made in accordance with Section 10.01 of this Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No waiver or indulgence by any of the Credit Parties shall constitute a future waiver of performance or exact performance by any of the Loan Parties. Without limiting the generality of the foregoing, the advance of proceeds of a Loan shall not be construed as a waiver of any Default or an Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time of such advance or issuance.

Section 10.10.  Notices; Effectiveness; Electronic Communication.

10.10.1  Notices Generally. Except as provided in Section 10.10.2 below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a)         if to any of the Borrowers or to any other Loan Party, to it, C/o of the Borrower Representative at 375 Providence Highway, Westwood, MA 02090, Attention of David Rosenberg, CEO (Facsimile No. (781) 688-1187), with a copy to GPB Capital at 1581 Franklin Avenue, Garden City, NY 11501, Attention of David Gentile, CEO (Facsimile No. (212) 235-2651);

(b)         if to GPB Capital, to it, at 1581 Franklin Avenue, Garden City, NY 11501, Attention of David Gentile, CEO (Facsimile No. (212) 235-2651);

(c)         if to the Administrative Agent, to Manufacturers and Traders Trust Company at M&T Bank Dealer Commercial Services, 72A Taunton Street, Suite 101, Plainville, MA 02762, Attention of John Federici, Group Vice President (Facsimile No. (508) 699-3586) and to M&T Debt Capital Markets Group, 25 S. Charles Street, 12th Floor, Baltimore, Maryland 21201, Attention of Robert Hauver, Managing Director (Facsimile No. (410) 244-4477);

(d)         if to Manufacturers and Traders Trust Company in its capacity as provider of the M&T Advances, to it at M&T Bank Dealer Commercial Services, 72A Taunton Street, Suite 101, Plainville, MA 02762, Attention of John Federici, Group Vice President (Facsimile No. (508) 699-3586);

(e)         if to a Lender, to it at its address (or facsimile number) set forth on its signature page hereto or on an Assignment And Assumption.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.10.2 below, shall be effective as provided in said Section 10.10.2.

10.10.2  Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or any of the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to  procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (a), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (a) and (b) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

10.10.3  Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

10.10.4  Platform. (a) Each of the Borrowers and each other Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform; and (b) the Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or to any other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.11. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agree to maintain the confidentiality of the Information in accordance with its customary procedures, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the Credit Facilities hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities hereunder; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments. For purposes of this Section, “Information” means all information received from GPB Prime or any of its Subsidiaries relating to GPB Prime or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Parent Holdings Guarantor or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.12.  Replacement of Lenders. If any Lender requests compensation under Sections 2.12  or 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrowers may at their sole expense and effort, upon notice to such Lender and the Administrative Agent:

(a)           require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.02), all of its interests, rights (other than its then-existing right to payments under Sections 2.12 and 2.13) and obligations under this Agreement (or, with respect to any Lender that is a Non-Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all of such Lender’s interests, rights and obligations with respect to such Class of Loans or Commitments) and the related Credit Documents to one or more Eligible Assignees that shall assume such obligations (any of which Eligible Assignees may be another Lender, if a Lender accepts such assignment), provided that:

(i)        the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.02.2(a);

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (or, with respect to any Lender that is a Non- Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all of such Lender’s interests, rights and obligations with respect to such Class of Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.05.2(a) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii)      such Lender being replaced pursuant to this Section 10.12 shall (i) execute and deliver an Assignment And Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans and participations in M&T Advances (or, with respect to any Lender that is a Non-Consenting Lender with respect to a consent, waiver or amendment relating to a particular Class of Loans or Commitments, all or a portion of such Lender’s interests, rights and obligations with respect to such Class of Loans (including participations in M&T Advances) or Commitments) and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment And Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(iv)      the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(v)       in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)      such assignment does not conflict with applicable Laws; and

(vii)     in the case of any assignment resulting from a Lender becoming a Non- Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, or

(b)           terminate any Commitments of such Lender, as the case may be, and in the case of a Lender, repay all Obligations of the Borrowers owing to such Lender relating to the applicable Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of Commitments of a Non-Consenting Lender, such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Credit Documents and such termination shall be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 10.13. Counterparts And Integration. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be just as effective as the delivery of a manually executed counterpart of this Agreement.

Section 10.14.  Electronic Execution. The words “execution”, “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. Without limitation to the foregoing, signature pages to the Credit Documents delivered by electronic communication (including facsimile, e-mail and internet or intranet websites) shall be as effective, valid and enforceable and binding upon the indicated signatories as manually delivered signatures.

Section 10.15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.16. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Credit Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Credit Documents is outstanding and unpaid and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13.4, 2.13.5, Article 9 and Section 10.08 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.17.  Time. Time is of the essence to this Agreement.

Section 10.18. Advertisement. The Administrative Agent shall be entitled to place a “tombstone” or comparable advertisement in various publications subject to the Borrower Representative’s approval of each publication and the contents of each such advertisement, which approval shall not be unreasonably withheld or delayed. The Borrowers further agree that the Administrative Agent may provide Gold Sheets and other similar bank trade publications with information related to the Credit Facilities that is customarily found in league table measurements.

Section 10.19. Acknowledgments. Each Borrower hereby acknowledges that (a) it and each of the other Loan Parties has been advised and represented by counsel in the negotiation, execution and delivery of each Credit Document, (b) no Credit Party has any fiduciary relationship with or duty to it or any other Loan Party arising out of or in connection with this Agreement and the relationship between the Credit Parties, on one hand, and the Borrowers and the other Loan Parties, on the other hand, in connection herewith is solely that of creditors and debtors, and (c) no joint venture exists among any of the Credit Parties and the Borrowers or any of the other Loan Parties.

Section 10.20.  Governing Law. This Agreement and the other Credit Documents and any claims, disputes or causes of action (whether in contract or tort) arising out of or related to this Agreement or any other Credit Document (except as to any other Credit Document, as expressly set forth therein) and the transaction contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the Governing State.

Section 10.21. Jurisdiction. SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING, OR ANY OTHER ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 10.22. Venue. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.21 OF THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT..

Section 10.23. Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.10. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.24. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.25. USA Patriot Act Notice. Each Credit Party that is subject to the USA Patriot Act hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and address of the Borrowers and other information that will allow such Credit Party to identify the Borrowers in accordance with the USA Patriot Act.

[Signatures begin on following page.]

Signature Page to Amended and Restated Credit Agreement:

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Credit Agreement to be duly executed as of the date first written above.

GPB PRIME:

GPB PRIME HOLDINGS, LLC,
a Delaware Limited liability Company

By:
David Gentile,
Manager

PARENT HOLDINGS GUARANTOR:

AUTOMILE PARENT HOLDINGS, LLC,
a Delaware limited liability company

By:	David Rosenberg,
President

[Signatures continue on following page.]

Signature Page to Amended and Restated Credit Agreement (continued):

BORROWERS:

AUTOMILE HOLDINGS, LLC, a Delaware limited liability company
AUTOMILE TY HOLDINGS, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - TY, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - TH, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - TO, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - LN, LLC, a Delaware limited liability company
LUPO LLC, a Delaware limited liability company
AMR AUTO HOLDINGS- MW, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - PA, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - AC, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - ACII, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - HN, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - MH, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - SB, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - HD, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - FA, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - VH, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - MM, LLC, a Delaware limited liability company

By:
David Rosenberg

[Signatures continue on following page.]

Signature Page to Amended and Restated Credit Agreement (continued):

BORROWERS (Continued):

AMR AUTO HOLDINGS - SN, LLC, a Delaware limited liability company
AMR AUTO HOLDINGS - BG, LLC, a Delaware limited liability company
AMR AUTO DISTRIBUTORS INC., a Massachusetts corporation
SACO AUTO HOLDINGS - FLMM, LLC, a Delaware limited liability company
SACO AUTO HOLDINGS - HN, LLC, a Delaware limited liability company
SACO AUTO HOLDINGS - VW, LLC, a Delaware limited liability company
SAWDRAN, LLC, a Delaware limited liability company
STARETZ, LLC, a Delaware limited liability company

By:
David Rosenberg

[Signatures continue on following page.]

Signature Page to Amended and Restated Credit Agreement (continued):

BORROWERS (Continued):

AMR REAL ESTATE HOLDINGS, LLC, a Delaware limited

By:	/s/ [ILLEGIBLE]
David Gentile,
Manager

[Signatures continue on following page.]

Signature Page to Amended and Restated Credit Agreement (continued):

ADMINISTRATIVE AGENT:

MANUFACTURERS AND TRADERS TRUST COMPANY,
a New York banking corporation in its capacity as Administrative Agent

By:
John Brissette,
Vice President

[Signatures continue on following page.]

Signatnre Page to Amended and Restated Credit Agreement (continued):

LENDERS:

MANUFACTURERS AND TRADERS TRUST COMPANY,
a New York banking corporation in its capacity as Lender

By:
John Brissette,

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

SUNTRUST BANK,

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

Address for Notices:

SunTrust Bank
Automotive Division
14401 Sweitzer Lane, 4th FIoor
Laurel MD 20723
Attention: [ILLEGIBLE]
Facsimile No. [ILLEGIBLE]

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

MERCEDES-BENZ FINANCIAL SERVICES USA LLC,
in its capacity as a Lender

By:
Name: Michele Nowak
Title: Credit Director, National Accounts

Address for Notices:

Mercedes-Benz Financial Services USA LLC
36455 Corporate Drive
Farmington Hills, MI 48331
Attention: Michele Nowak
Facsimile No. (877) 887-8604

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS -continued:

[*****] MOTOR CREDIT CORPORATION,
in its capacity as a Lender

By:	/s/ Thomas F. Miller
	Name:	Thomas F. Miller
	Title:	National Accounts Manager

Address for Notices:

6565 Headquarters Drive, W2-2A
Plano TX 75024

Attention: Thomas Miller
Facsimile No. (319) 221-5884

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

NYCB SPECIALTY FINANCE COMPANY, LLC, a wholly
owned subsidiary of New York Community Bank, in its capacity as a Lender

By:	/s/ Mark C. Mazmanian
Name: Mark C. Mazmanian
Title: Senior Vice President

Address for Notices:

16 Chestnut Street
Foxboro MA 02035
Attention: Mark C. Mazmanian, Senior Vice President
Facsimile No. (508) 543-1551

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

KEYBANK NATIONAL ASSOCIATION,
in its capacity as a Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: [ILLEGIBLE]

Address for Notices:

Key Bank N.A.
4910 Tiedeman Road
Mailcode: OH-01-51 -40 11
Brooklyn, OH 44144
Attention: Adam T. Stiffler
Facsimile No. (216) 370 -6251

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

TD BANK, N.A.,
in its capacity as a Lender

By:	/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director of Credit Management

Address for Notices:

27777 Inkster Road, Mail Stop MI1-012-23C
Farmington Hills, MI 483345
Attention: Judy C. Johnson
Facsimile No. (248) 427-6550

Signature Page to Amended and Restated Credit Agreement (continued):

LENDERS-continued:

VW CREDIT, INC.,
in its capacity as a Lender

By:	/s/ [ILLEGIBLE]
	Name:	[ILLEGIBLE]
	Title:	[ILLEGIBLE]

Address for Notices:

300 Tice Boulevard
Suite 177
WoodcliffLake NJ 07677
Attention: Dean Taylor
Facsimile No. (201) 782-9603

Exhibit D to

Amended and Restated Credit Agreement
Delayed Draw Disbursement Procedures

DELAYED DRAW DISBURSEMENT PROCEDURES

Advances of Delayed Draws Loans that are Mortgage Loans under Section 2.04 of the annexed Credit Agreement (“Agreement”) in connection with a Project (as defined herein) shall be made in accordance with the procedures set forth below.

Section 1.          Definitions. All terms defined in the Agreement shall have the same meanings in this Exhibit. The following additional terms shall have the following meanings.

“Completion” means: (a) as to particular referenced stages of construction of the Improvements, that construction has been finished and fully accomplished, subject only to minor and inconsequential omissions or items still to be finished and which will not hinder or impair further construction from progressing; and (b) as to the fully constructed Improvements, that the Improvements have been finished and completed to such an extent as to be ready to be occupied and used for their intended purpose, subject only to minor and inconsequential omissions or items still to be finished, not affecting occupation and use, and that all applicable occupancy and use permits and licenses required under applicable Laws for the occupancy and use of the Improvements for their intended purposes have been unconditionally issued.

“Completion Date” means the date set forth in an applicable Project Schedule as the date upon which a Project will achieve completion.

“Direct Costs” means those costs and expenses which the applicable Borrowers incur in connection with the subject Project for such items as labor, materials, equipment, fixtures, furnishings, and the like.

“Equity Contributions” means that portion of the Project Costs, if any, which in accordance with the applicable Project Budget is to be funded from the funds of the applicable Borrowers and not with the proceeds of Delayed Draw Loans.

“Estimated Remaining Cost Of Completion” means the Inspector’s estimate at any time of the total remaining amount of Project Costs necessary in order to obtain the Completion of the Project.

“Improvements” means collectively all of the improvements and site work, if any is required, which the applicable Borrowers will make to the applicable Real Property in connection with any Project in accordance with the Plans and Specifications for such Project, including new construction, rehabilitation and renovation work.

“Indirect Costs” means those costs and expenses which the applicable Borrowers actually incur in connection with a Project for such items as architect’s fees, engineer’s fees, attorney’s fees, approved management fees, approved development fees, permit fees, hazard insurance premiums, survey costs, and other costs and expenses which are reasonably determined by the Administrative Agent to be includable as indirect costs of the Project, but excluding any costs and expenses for such items as labor, materials, equipment, fixtures, furnishings, and the like.

“Inspector” means that Person designated by the Administrative Agent to inspect a Project for the Credit Parties from time to time as work progresses and as the Delayed Draw Mortgage Loans are advanced, for the purpose of determining for the benefit of the Secured Parties whether the applicable Borrowers have satisfactorily achieved Completion of the work which has been represented by the Borrowers to have so attained Completion, free from material defect or fault, and generally whether the applicable Borrowers are entitled to receive advances of Delayed Draw Mortgage Loans which the applicable Borrowers have requisitioned. The term “Inspector” also includes that Person designated by the Administrative Agent to review for the Credit Parties the Plans and Specifications, the Project Budget, the Project Schedule and all other matters relating to each Project.

“Local Jurisdiction” means the county or municipal jurisdiction within whose boundaries the applicable Real Property is situated and which has jurisdiction and authority over the Project to be constructed thereon as to matters of zoning, subdivision, growth management, building codes, public works, permits and approvals and the like.

“Major Project” means any Project with respect to which the applicable Borrowers request Delayed Draw Mortgage Loans which in aggregate amount for such Project exceed Five Million Dollars ($5,000,000.00).

“Major Subcontractor” means any mechanic, materialman or other subcontractor who supplies or is to supply labor or materials with an aggregate contract value of One Hundred Thousand Dollars ($100,000.00), or more, in connection with a Project.

“Minor Project” means any Project with respect to which the applicable Borrowers request Delayed Draw Mortgage Loans which in aggregate amount for such Project do not exceed Five Million Dollars ($5,000,000.00).

“Plans and Specifications” means architectural and engineering plans and specifications (including all amendments, substitutions, replacements and revisions thereof) for the construction of any proposed Improvements.

“Project” means the construction, rehabilitation, or renovation of Improvements upon a designated Real Property (but, for the avoidance of doubt, excluding the acquisition of Real Property) in accordance with the Plans and Specifications pertaining to such construction, rehabilitation, or renovation.

“Project Budget” means the budget in form and substance acceptable to the Administrative Agent setting forth the projected total costs of each Project allocated to Indirect Costs and Direct Costs, in detailed trade breakdown.

“Project Costs” means, collectively, Direct Costs and Indirect Costs as identified on the Project Budget.

“Project Schedule” means a schedule showing the date that construction of the applicable Project is to commence, the dates on which various stages of work on such Project are to be accomplished, and the Completion Date.

“Project Term” means the period from the date of commencement of construction, renovation or rehabilitation of a Project through the Completion Date.

“Real Property” means each parcel of real property and all rights, easements and benefits thereto upon which Improvements are to be made for each Project. The Administrative Agent for the benefit of the Secured Parties shall hold a perfected first priority mortgage Lien (subject to Permitted Encumbrances) against each of such parcels securing, inter alia, the Direct Disbursements being made for the construction of the Improvements thereon.

Section 2.          Submissions Required for All Projects. Prior to Borrowing any Delayed Draw Mortgage Loans the proceeds of which will be used to fund, in whole or in part, any Project with an expected cost (as reasonably determined by the Borrower Representative) of at least $2,500,000, the applicable Borrowers shall submit to the Administrative Agent: (a) copies of any contracts with the architects, general contractor, and Major Subcontractors for such Project; (b) if requested by the Administrative Agent, assignments for the benefit of the Secured Parties of the aforesaid contracts; (c) the Project Budget and Project Schedule for the Project; (d) the Plans and Specifications for the Project, provided that Plans and Specifications shall not be required for any Minor Projects that represent renovations to existing buildings and do not have any new construction; (e) evidence of the existence of builder’s risk and other appropriate insurance coverage for the Project; and (f) evidence of the availability of utilities, a copy of an approved site plan, and copies of any permits required for the construction of the Project.

Section 3.          Advance Procedures for Minor Projects. The Borrowers may requisition the Administrative Agent for advances of Delayed Draw Mortgage Loans to fund the construction of Minor Projects, which requests shall be made not more frequently than monthly and upon not less than five (5) Business Days advance written notice to the Administrative Agent. The Administrative Agent reserves the right to have the Plans and Specifications (if required), the Project Budget, the Project Schedule and the Project reviewed by an Inspector designated by the Administrative Agent at the Borrowers’ expense and to withhold the funding of Delayed Draw Mortgage Loans if such review is unfavorable in Administrative Agent’s reasonable judgment. The Administrative Agent further reserves the right to require the Borrowers to submit such invoices, vouchers, mechanics’ and materialmen’s waivers and releases pertaining to a Minor Project as the Administrative Agent may reasonably request.

Section 4.          Advance Procedures for Major Projects. The advance of Delayed Draw Mortgage Loans for Major Projects shall be subject to the following requirements and procedures.

Section 4.1.       Equity Contribution. Prior to the advance of any Delayed Draw Mortgage Loans for Project Costs for any Major Project, the applicable Borrowers shall have expended, or have made arrangements satisfactory to the Administrative Agent for the expenditure of the Equity Contribution, if any, to be funded by the applicable Borrowers.

Section 4.2.       Direct Costs. Advances for Direct Costs shall be made in an amount equal to (a) the percentage of Completion of the Major Project, by line item, as shown on the Project Budget, multiplied by (b) the Delayed Draw Mortgage Loans reserved for the Direct Costs of the Major Project on the Project Budget, by line item, provided, however, that the Estimated Remaining Cost of Completion of the Major Project with respect to Direct Costs shall not exceed the sum of the remaining, unadvanced amount of Delayed Draw Mortgage Loans which remains to be funded under the Project Budget for Direct Costs.

Section 4.3.       Indirect Costs. Advances for Indirect Costs for which Delayed Draw Mortgage Loans have been reserved in the Project Budget shall be made in amounts equal to the amount of Indirect Costs for a particular item or category of Indirect Costs which have been incurred in connection with the Major Project from the date construction commenced to the date specified in the requisition, and for which the applicable Borrowers have received invoices or requests for payment, less: (a)  those sums already advanced by the applicable Borrowers from separate funds for a particular item or category of Indirect Costs; and (b) those sums which the applicable Borrowers are to advance from separate funds for a particular item or category of Indirect Costs. The Estimated Remaining Cost of Completion with respect to Indirect Costs for which Delayed Draw Mortgage Loans have been reserved in the Project Budget shall never exceed the unadvanced amount of Delayed Draw Mortgage Loans reserved therefor.

Section 4.4.       Advance Procedure. Advances for Project Costs shall be made not more frequently than monthly (or such other intervals reasonably acceptable to the Administrative Agent) and upon not less than five (5) Business Days advance written notice. All requisitions for Direct Costs shall be made on A.I.A. Forms G702 and 703 combined with forms approved by the Administrative Agent, or alternative forms approved by the Administrative Agent, on which the applicable Borrowers and the Borrowers’ general contractor and architect shall certify the percentage of Completion of the Major Project then attained, by line item. All requisitions for Indirect Costs shall be made on forms approved by the Administrative Agent, specifying in reasonable detail the Indirect Cost for which an advance is requested and the amount so requested, and shall be accompanied by evidence acceptable to the Administrative Agent that the Indirect Cost for which the requisition is made has been incurred and is due and owing, or has been paid. Should the Inspector determine that the Estimated Remaining Cost of Completion with respect to Project Costs, for which Delayed Draw Mortgage Loans have been reserved in the Project Budget exceeds the amount of the Delayed Draw Mortgage Loans still available therefor, the applicable Borrowers shall immediately advance such excess amount from separate funds, and any Delayed Draw Mortgage Loans to be advanced in a particular requisition for Project Costs shall be reduced by such excess amount, all with the intent that the Estimated Remaining Cost of Completion with respect to the Project Costs shall not exceed the unadvanced Delayed Draw Mortgage Loans reserved in the Project Budget therefor. The Administrative Agent shall have the right to reasonably require that any requested advances be disbursed through the applicable title insurer and to condition any requested advance upon the submission of lien releases and waivers, bring-down endorsements to the applicable title insurance policies, and such other related submissions as may be reasonably required by the Administrative Agent.

Section 4.5.       Final Advance. Prior to the final advance of Delayed Draw Mortgage Loans for Direct Costs, the applicable Borrowers shall have delivered to the Administrative Agent, in addition to all other required items applicable to a disbursement hereunder: (a) all occupancy or approval certificates issued or issuable by the Local Jurisdiction; (b) a final, “as built” location survey, certified by the surveyor and acceptable to the Administrative Agent, showing the location of the Improvements on the Real Property; (c) an endorsement to the mortgagee’s title insurance policy (if available in the applicable jurisdiction) to the date of the final disbursement in an amount acceptable to the Administrative Agent, without survey exception or exception as to mechanics’ or materialmen’s liens, or any other exception objectionable to the Administrative Agent and not contained in the title insurance policy issued to the Administrative Agent for the benefit of the Secured Parties with respect to the Real Property; (d) a certification in writing on A.I.A. Form G-704, or on an alternative form approved by the Administrative Agent, by the applicable Borrowers and the general contractor and architect, if any, as to the Completion of the Improvements; (e) a certification by the Inspector of the Completion of the Improvements; (f) an affidavit of the Borrowers and the general contractor, listing the names of all mechanics and materialmen who have supplied labor or material to the Major Project and the payment thereof and, if not previously supplied, a release, in form and substance satisfactory to the Administrative Agent, by each mechanic or materialman listed in the affidavit, of such mechanic’s or materialman’s right to file a lien with respect to the Major Project; and (g) such other related submissions as may be reasonably required by the Administrative Agent or the Required Lenders.

Section 4.6.       Inspections by the Inspector. With respect to any Major Project, the Administrative Agent reserves the right to retain the services of such professional engineers, consultants and architects to serve as the Inspector as the Administrative Agent deems from time to time to be necessary and prudent to protect the Credit Parties’ interests (it being agreed that all reasonable and documented out-of-pocket fees, costs and expenses incurred by such Inspector in accordance with this Section 4.6 shall constitute “Credit Party Expenses” under the Agreement). The Administrative Agent may (i) have each Major Project inspected at any time or from time to time by the Inspector to assure that the construction of the Improvements is being performed in a reasonably sound and workmanlike manner and reasonably in accordance with the Plans and Specifications and (ii) have the Inspector certify as to the percentage of Completion of each Major Project and the Estimated Remaining Cost of Completion of such Major Project at any time prior to each applicable advance. The applicable Borrowers’ right to receive any advance of Delayed Draw Mortgage Loans in respect of a Major Project may be conditioned upon receipt by the Administrative Agent of the foregoing inspection reports and certifications.

Section 4.7.       Safeguards on Application of Funds. The Administrative Agent may require the Borrowers at any time or from time to time, as a condition of making advances or further advances of Delayed Draw Loans to: (a) specify the exact amount of each advance which is to be applied as payment to the various mechanics and materialmen and to supply bills, invoices, requisitions, or other requests for payment by such mechanics or materialmen to support the amounts so specified and (b) provide such additional information and submissions as may be reasonably required by the Administrative Agent or the Required Lenders.